   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                         REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

        THE GSI GROUP, INC.                      DAVID MANUFACTURING CO.
    (EXACT NAME OF REGISTRANT AS               (EXACT NAME OF REGISTRANT AS
     SPECIFIED IN ITS CHARTER)                  SPECIFIED IN ITS CHARTER)
                                                           IOWA
                                               (STATE OR OTHER JURISDICTION
              DELAWARE                      OF INCORPORATION OR ORGANIZATION)
    (STATE OR OTHER JURISDICTION
 OF INCORPORATION OR ORGANIZATION)
                                                           3523
                3523                                (PRIMARY STANDARD
         (PRIMARY STANDARD                    INDUSTRIAL CLASSIFICATION NO.)
   INDUSTRIAL CLASSIFICATION NO.)
                                                        42-0920500
             37-0856587                              (I.R.S. EMPLOYER
          (I.R.S. EMPLOYER                         IDENTIFICATION NO.)
        IDENTIFICATION NO.)
                                                  1600 12TH STREET N.E.
     1004 EAST ILLINOIS STREET                    MASON CITY, IOWA 50401
     ASSUMPTION, ILLINOIS 62510                       (515) 423-6182
           (217) 226-4421                   (ADDRESS, INCLUDING ZIP CODE, AND
 (ADDRESS, INCLUDING ZIP CODE, AND             TELEPHONE NUMBER, INCLUDING
    TELEPHONE NUMBER, INCLUDING                 AREA CODE, OF REGISTRANT'S
     AREA CODE, OF REGISTRANT'S                PRINCIPAL EXECUTIVE OFFICES)
    PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                 JOHN W. FUNK
                            CHIEF FINANCIAL OFFICER
                              THE GSI GROUP, INC.
                           1004 EAST ILLINOIS STREET
                          ASSUMPTION, ILLINOIS 62510
                                (217) 226-4421
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
                                PAUL W. THEISS
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                         CHICAGO, ILLINOIS 60603-3441
                                (312) 782-0600

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
       SECURITIES            TO BE     OFFERING PRICE   OFFERING   REGISTRATION
    TO BE REGISTERED       REGISTERED   PER UNIT(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
 10 1/4% Senior
  Subordinated Notes due
  2007 of The GSI Group,
  Inc. ................   $100,000,000      100%      $100,000,000  $30,303.03
-------------------------------------------------------------------------------
 Guarantee of 10 1/4%
  Subordinated Notes due
  2007 by David
  Manufacturing Co. ...   $100,000,000      (2)           (2)          None
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(n), no additional consideration will be paid for the Guarantee.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1997

PROSPECTUS

                              THE GSI GROUP, INC.

                               OFFER TO EXCHANGE
ALL 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007 WHICH HAVE BEEN REGISTERED UNDER
   THE SECURITIES ACT OF 1933 FOR ALL OUTSTANDING 10 1/4% SENIOR SUBORDINATED
           NOTES DUE 2007 ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)

  The Exchange Offer (as defined) and withdrawal rights will expire at 5:00
p.m., New York City time, on      , 1998 (as such date may be extended, the
"Expiration Date").

  The GSI Group, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus, as it may be amended and supplemented from time to time (this "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal," and together with the Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $100,000,000 principal amount of its 10 1/4% Senior Subordinated Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an identical principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2007 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") of the Company from the holders thereof in integral multiples of $1,000. See "The Exchange Offer."

  The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, otherwise such tenders are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions and to the terms and provisions of the Registration Rights Agreement, dated as of November 5, 1997 (the "Registration Rights Agreement"), among the Company, David Manufacturing Co. ("DMC") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co., Incorporated (the "Initial Purchasers"). See "The Exchange Offer" and "Registration Rights."

                                                        (continued on next page)

                                  -----------

  SEE "RISK FACTORS" ON PAGES 13 THROUGH 19 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.

                                  -----------

 THE  NOTES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE SECURITIES  AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1998

  An aggregate of $100 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on November 5, 1997 (the "Issue Date") without registration under the Securities Act, in reliance upon exemptions therefrom, pursuant to a Purchase Agreement, dated October 30, 1997 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act ("Rule 144A") and Regulation S under the Securities Act ("Regulation S"). The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes.

  The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of November 1, 1997 (the "Indenture"), between the Company and LaSalle National Bank, as trustee (in such capacity, the "Trustee"). As of the date of this Prospectus, there are $100,000,000 aggregate principal amount of Old Notes outstanding. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that
(i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any increase in the interest rate ("Additional Interest") thereon pursuant to certain circumstances under the Registration Rights Agreement and (iii) holders of New Notes will no longer be entitled to certain other rights under the Registration Rights Agreement.

  Interest on the New Notes is payable semiannually in arrears on each May 1 and November 1, commencing May 1, 1998. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last interest payment date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on November 1, 2007. See "Description of the New Notes--Maturity, Interest and Principal."

  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, on or prior to November 1, 2000, the Company may redeem up to 35% of the originally issued aggregate principal amount of the Notes, at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of an Equity Offering (as defined herein); provided, that not less than $65.0 million in aggregate principal amount of New Notes is outstanding immediately after giving effect to such redemption. Following the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the New Notes--Optional Redemption" and "--Change of Control."

  The New Notes will represent unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The New Notes also will be fully and unconditionally guaranteed (the "DMC Guarantee") on an unsecured senior subordinated basis by DMC, which is a wholly-owned subsidiary of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the offering of the Old Notes (the "Offering"), the application of the net proceeds therefrom and the DMC Acquisition (as defined herein), the Company would have had approximately $6.9 million of Senior Indebtedness outstanding. In addition, at September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company's subsidiaries would have had approximately $6.0 million of indebtedness to which holders of the Notes would have been effectively subordinated.

  The New Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired the Old Notes as a result of market-making or other trading activities), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided, that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Any holder of Old Notes who is not able to rely on the interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale of such Old Notes, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer-- Resales of New Notes."

  Each broker-dealer who receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes that represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent; Assistance." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

  In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

  The New Notes issued pursuant to this Exchange Offer will be issued in the form of a Global New Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Note representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Old Notes held in certificated form, if any, will be exchanged solely for Certificated New Notes (as defined herein). After the initial issuance of the Global New Note, Certificated New Notes will be issued in exchange for interests in the Global New Note only on the terms set forth in the Indenture. See "Description of the New Notes" and "Book-Entry, Delivery and Form."

  The Company will not receive any proceeds from this offering, but, pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses. No underwriter is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

                             AVAILABLE INFORMATION

  The Company and DMC have jointly filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes and the related DMC Guarantee. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

  The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Registration Statement, the Company will be subject to the reporting requirements of the Exchange Act and the interpretations issued thereunder by the staff of the Commission. The Registration Statement, such reports and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

  So long as any of the Old Notes are outstanding, the Company will file with the Commission, to the extent then permitted by the Commission, the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company was subject to such Sections, and the Company will promptly provide to the Trustee copies of such reports and documents; provided, however, that if the Company is for any reason unable to make such filings it will make available, upon request, to any holder of Old Notes or prospective purchaser of New Notes, the information specified in Rule 144(A)(d)(4) of the Securities Act.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such "forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," on pages 13 through 19 of this Prospectus and holders of Notes are urged to carefully consider such factors.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" refer to The GSI Group, Inc., a Delaware corporation, and its subsidiaries.

                                  THE COMPANY

INTRODUCTION

  The Company is a leading manufacturer and supplier of agricultural equipment and services worldwide. The Company believes that it is the largest global provider of both (i) grain storage bins and related drying and handling systems and (ii) swine feed storage, feed delivery, confinement and ventilation systems. The Company also is one of the largest global providers of poultry feed storage, feed delivery, watering, ventilation, nesting, egg-handling and hatching systems. The Company markets its agricultural products in approximately 75 countries through a network of over 1,600 independent dealers to grain, swine and poultry producers primarily under its GSI(R), AP(TM) and Cumberland(R) brand names. The Company's current market position in the industry reflects both the strong, long-term relationships the Company has developed with its customers as well as the quality and reliability of its products.

  Craig Sloan, the Chief Executive Officer of the Company, founded its current business in 1972. In 1995, the Company recruited additional management and in 1996, all of the capital stock of the Company was acquired by Mr. Sloan and certain other executives of the Company. The Company's new management-led ownership has implemented a growth strategy designed to position the Company as the premier worldwide manufacturer and supplier of high-quality, cost efficient grain, swine and poultry systems. In addition to capitalizing on domestic and international growth opportunities, the Company's new management has focused on profitability, production efficiencies and cost reductions commenced during 1995. As a result, the Company has experienced rapid growth in recent years. Net sales and operating income increased from $141.2 million and $4.0 million, respectively, in 1995 to $178.5 million and $14.1 million, respectively, in 1996, and were $172.0 million and $16.5 million, respectively, for the nine months ended September 30, 1997. Income from continuing operations (excluding the write-off of an affiliate receivable) plus interest expense (including amortization of debt issuance costs), depreciation and amortization ("EBITDA") increased from $7.9 million in 1995 to $17.6 million in 1996, and was $19.2 million for the nine months ended September 30, 1997. On a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, EBITDA would have been $26.9 million for the twelve months ended September 30, 1997.

  The primary users of the Company's grain storage, drying and handling products are farm operators or commercial businesses, such as the Archer-Daniels-Midland Company and Cargill, Inc., that operate feed mills, grain elevators, port storage facilities and commercial grain processing facilities. The Company believes that its grain storage, drying and handling equipment is superior to that of its principal competitors on the basis of strength, durability, reliability, design efficiency and breadth of product offering. The Company's feeding and ventilation systems are used primarily by growers that raise swine and poultry, typically on a contract basis for large integrators such as Murphy Family Farms, Perdue Farms Incorporated and Tyson Foods, Inc. Because swine and poultry growers are partially compensated by integrators based on the efficiency with which they convert feed to meat (the "feed-to-meat ratio"), they seek to purchase systems which minimize the feed-to-meat ratio. As a result of its proprietary designs, the Company believes that its swine and poultry systems are the most effective in the industry in serving this customer objective.

  The industry in which the Company operates is characterized both domestically and internationally by a few large companies, such as the Company, with broad product offerings and numerous small manufacturers of niche product lines. Domestically, the Company intends to build on its established presence in the grain, swine and poultry markets. Internationally, the Company intends to capitalize on growth opportunities arising from still-developing agricultural industries and favorable trends in the demand for grain, poultry and swine products. The Company believes that less functionally sophisticated and efficient grain storage systems used by facilities located outside the U.S. and Western Europe, which experience relatively high levels of grain spoilage and loss, are increasingly likely to be replaced by more modern systems. The Company also believes that the significant economic and population growth occurring in the Company's international markets will continue to result in consumers devoting larger portions of their income to improved and higher-protein diets, stimulating stronger demand for poultry and, to a lesser extent, pork. The Company believes that it is well-positioned to capture expected increases in worldwide demand for its products resulting from these industry trends because of its leading brand names, broad and diversified product lines, strong distribution network and high-quality products. See "Business--Industry Overview."

COMPANY STRENGTHS

  MARKET LEADER. The Company believes that it is the largest global provider of both (i) grain storage bins and related drying and handling systems and (ii) swine feed storage, feed delivery, confinement and ventilation systems. The Company also is one of the largest global providers of poultry feed storage, feed delivery, watering, ventilation, nesting, egg-handling and hatching systems. The Company intends to continue to build its market share by capitalizing on its strong reputation and the growth trends in worldwide demand for grain, swine and poultry production.

  PROVIDER OF FULLY-INTEGRATED SYSTEMS. The Company offers a broad range of products that permits customers to purchase all of their grain, swine and poultry production needs from one supplier. The Company believes that providing fully-integrated systems significantly lowers total production costs and enhances producer productivity by offering compatible products designed to promote synergies and achieve maximum operating results. Dealers who purchase fully-integrated systems also benefit from lower administrative and shipping costs and the ease of dealing with a single supplier. The Company intends to maintain its position as a provider of fully-integrated systems by continuing to offer the most complete line of products available within its markets and by developing and introducing new products. See "Business--Products."

  BRAND NAME RECOGNITION AND REPUTATION FOR QUALITY PRODUCTS AND SERVICE. Through its manufacturing expertise and experience, the Company has established recognition in its markets for the GSI(R), AP(TM) and Cumberland(R) brand names. The Company seeks to protect the reputation for high quality, reliability and specialized services that are associated with such brand names through extensive quality control and customer feedback programs. The Company believes that its reputation and recognized brand names, along with its extensive distribution network, will assist it in its efforts to further penetrate both the domestic and international markets in which the Company operates.

  EFFECTIVE AND ESTABLISHED DISTRIBUTION NETWORK. The Company believes that its development of a highly effective and established distribution network affords it significant competitive advantages. The Company's distribution network consists of over 1,600 independent dealers that market the Company's products in approximately 75 countries throughout the world. The breadth and scope of the Company's distribution network makes its products readily available in each of the Company's markets and lowers transportation costs for its customers. Dealers are carefully selected and trained to ensure high levels of customer service. In addition, the Company has experienced a very low turnover rate of its dealers since the Company's inception, which promotes consistency and stability to customers. See "Business--Product Distribution."

  LONG-TERM ALLIANCES WITH CUSTOMERS. The Company has a history of developing long-term alliances with customers who are market leaders in both the industries and the geographic markets they serve. The Company works closely with customers through all stages of product development in order to tailor products and systems to meet each customer's unique needs, making substitutions with competitor products more difficult. The

Company's commitment to product quality, dedication to customer service and responsiveness to changing customer needs have enabled the Company to develop and strengthen long-term alliances with its customers. The strength of the Company's customer relationships are demonstrated by the fact that over 45% of the Company's 1996 domestic net sales derived from grain equipment were made to customers who have purchased from the Company for at least 10 years. In addition, the Company has entered into long-term supply agreements with two of its largest customers, which arrangements the Company believes are unique in the industry.

  FLEXIBLE MANUFACTURING FACILITIES. The Company's facilities are designed to be easily reconfigured to adapt to demand changes for any or all of the Company's products. The Company's primary manufacturing facility, located in Assumption, Illinois, consists of approximately 675,000 square feet and operates on a 24-hour basis during peak production periods. The Company's facilities employ state-of-the-art machines that have enhanced production efficiency. The Company believes that its current facilities will accommodate planned production increases as the Company experiences sales growth and expands into new markets. See "Business--Facilities."

  COMPANY OPERATED AND OWNED BY EXPERIENCED MANAGEMENT TEAM. The Company is led by an experienced management team, the members of which have each worked in the agricultural products industry for an average of 16 years. Craig Sloan, a founder and the Chief Executive Officer of the Company, and each of the other members of the Company's senior management team have invested in the Company and together own all of its voting common stock. The Company believes that the agricultural expertise of its management team, coupled with the corporate culture promoted by a management-owned company, permit it to establish strong customer relationships and respond quickly to market opportunities. See "Management--Executive Officers and Directors" and "Ownership of Capital Stock."

BUSINESS STRATEGY

  The Company's objective is to capitalize on its strengths through the implementation of its business strategy, which includes the following principal elements:

  CAPITALIZE ON GROWTH OPPORTUNITIES IN INTERNATIONAL MARKETS. International sales increased from approximately $36.8 million in 1995 to approximately $55.5 million in 1996, and were approximately $43.5 million in the nine months ended September 30, 1997. The Company intends to continue to leverage its worldwide brand name recognition, leading market positions and international distribution network to capture the significant demand for its products that exists in the international marketplace. While the Company anticipates that sales will continue to be generated worldwide, the Company is targeting the Far East, Latin America and Eastern Europe, where it believes the greatest potential for significant growth exists. The Company believes that increasing the diversity of both its customer base and geographic coverage by expanding its international operations will mitigate the effect of future reductions in demand within any of its individual product lines, or within a particular geographic selling region.

  ENHANCE GROWTH THROUGH STRATEGIC ACQUISITIONS. The Company will continue to selectively seek acquisitions with complementary product lines that offer the opportunity to improve market penetration and profitability through integration with the Company's existing businesses. The Company believes that the markets in which it operates include single-product producers who may not be able to effectively compete against larger, integrated producers, such as the Company, but which might benefit from economies of scale resulting from a business combination with the Company. The Company recently acquired all of the capital stock of DMC, a leading manufacturer and supplier of grain drying and handling equipment, to complement the Company's grain equipment product line.

  CONTINUE DEVELOPMENT OF PROPRIETARY PRODUCT INNOVATIONS. The Company's research and development efforts focus on the development of new and technologically advanced products to respond to customer demands, changes in the marketplace and new technology. The Company employs a strategy of working closely with its customers and capitalizing on existing technology to improve existing products and develop new value-added products. The Company believes that it has an impressive record of new product development as is evidenced by its improved Easy Access doors and Series 2000 dryers for grain bins, its Performer Fan(TM) line of products for the swine industry, and its patented HI-LO(R) chicken feeders and Delta Series(TM) turkey feeders. The Company intends to continue to actively develop product improvements and innovations to more effectively serve its customers. See "Business--Products."

  CONTINUE PROFITABILITY ENHANCEMENTS. The Company plans to continue to actively manage its business to improve cash flows by containing costs, selectively expanding production and improving productivity. The Company's past success in enhancing profitability is evidenced by an EBITDA margin for 1996 of 9.9%, compared to 5.6% for 1995, and an EBITDA margin of 11.1% for the nine months ended September 30, 1997, compared to 10.3% for the corresponding period in 1996.

DMC ACQUISITION

  In furtherance of its business strategy, on November 5, 1997, the Company acquired all of the capital stock of DMC (the "DMC Acquisition") for approximately $19.3 million in cash.

  DMC is a leading manufacturer and supplier of grain drying and handling equipment. DMC manufactures equipment at its headquarters in Mason City, Iowa and maintains six company-owned distribution facilities in Iowa, Nebraska, Illinois, Arkansas, Indiana and South Dakota. DMC uses this distribution network to market products to approximately 1,500 domestic and international dealers. DMC recorded net sales and operating income of $26.0 million and $3.7 million, respectively, for the eleven months ended September 30, 1997. Approximately 52% of DMC's net sales during such period were derived from products manufactured by DMC, with the remaining portion derived from products, including augers, fans, heaters, floor supports and bucket elevators and conveyors, that were purchased from manufacturers other than the Company. International sales comprised approximately 13.5% of DMC's net sales for the eleven months ended September 30, 1997.

  The Company believes that the DMC Acquisition has expanded the breadth of the Company's grain equipment product line and will increase net sales and operating income. Because the Company manufactures many of the products sold but not manufactured by DMC, the Company supplies such products to DMC. The Company will continue to leverage DMC's distribution network to increase sales of the Company's swine equipment. In addition, the Company believes it can increase sales of DMC products through dealers in the Company's distribution network who currently handle products of competitors of DMC.

                               THE EXCHANGE OFFER

Securities Offered.............. Up to $100,000,000 principal amount of the
                                 Company's 10 1/4% Senior Subordinated Notes due 2007, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions, additional interest provisions and certain other registration rights relating to the Old Notes described below under "--Description of New Notes."

The Exchange Offer.............. The Company is offering, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement. As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. The Company will issue the New Notes to holders that validly tender Old Notes on or promptly after the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date................. 5:00 p.m., New York City time, on    , 1998,
                                 as the same may be extended. See "The
                                 Exchange Offer--Expiration Date; Extensions;
                                 Amendments."

Conditions of the Exchange
 Offer; Extensions; Amendments..
                                 The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions and to the terms and provisions of the Registration Rights Agreement. The Company expressly reserves the right, in its sole and absolute discretion,
                                 (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth under "The Exchange Offer--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. See "The Exchange Offer-- Expiration Date; Extensions; Amendments" and "The Exchange Offer--Conditions of the Exchange Offer."

Accrued Interest on the Old      Holders whose Old Notes are accepted for
 Notes.......................... exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last interest payment date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New
                                 Notes.

Procedures for Tendering Old
 Notes;
 Special Procedures for          Except as otherwise provided below, each
 Beneficial Owners.............. holder desiring to accept the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent (as defined herein) at the address set forth in "The Exchange Offer--The Exchange Agent;
                                 Assistance" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration
                                 Date or (iii) the holder must comply with the guaranteed delivery procedures described below. Any beneficial owner of the Old Notes
                                 (a "Beneficial Owner") whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and who wishes to tender Old Notes in the Exchange Offer should instruct such registered holder to promptly tender on such Beneficial Owner's behalf. If such Beneficial
                                 Owner wishes to tender on such Beneficial
                                 Owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Old
                                 Notes, make appropriate arrangements to
                                 either register ownership of the Old Notes in such Beneficial Owner's name or obtain a properly completed bond power from the registered holder. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the holder is not an "affiliate" of the Company as defined in Rule 405 of the Securities Act,
                                 (ii) the holder is not a broker-dealer that acquired Old Notes directly from the Company in order to resell them pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (iii) the holder will acquire the New Notes in the ordinary course of business and (iv) the holder is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New
                                 Notes. Any Old Notes not accepted for
                                 exchange for any reason will be returned, without expense to the tendering holder thereof, as promptly as practicable after the Expiration Date. See "The Exchange Offer--
                                 Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures.. Holders of Old Notes who wish to tender their
                                 Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date or
                                 (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer--Guaranteed Delivery
                                 Procedures."

Acceptance of Old Notes and
 Delivery of New Notes..........
                                 Upon satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer-- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights............... Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."

The Exchange Agent.............. LaSalle National Bank is the exchange agent
                                 (in such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer-- The Exchange Agent; Assistance."

Fees and Expenses............... All expenses incident to the Company's consummation of the Exchange Offer and
                                 compliance with the Registration Rights
                                 Agreement will be borne by the Company. The
                                 Company will also pay certain transfer taxes, if applicable, related to the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

Resales of New Notes............ The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act,
                                 (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired the Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Any holder of Old Notes who is not able to rely on the interpretations of the staff of the Commission set forth in the above-mentioned interpretive letters must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale of such Old Notes, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Resales of New Notes."

Federal Income Tax               The issuance of the New Notes to holders
 Consequences................... pursuant to the terms set forth in this
                                 Prospectus will not constitute an exchange for federal income tax purposes.
                                 Consequently, no gain or loss will be
                                 recognized by holders upon receipt of the New
                                 Notes. See "Certain Federal Income Tax
                                 Considerations."

Use of Proceeds................. There will be no proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to restrictions on transfer of such Old Notes contained in the legend thereon. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Restrictions on Resale" and "The Exchange Offer-- Consequences of Failure to Exchange."

                          DESCRIPTION OF THE NEW NOTES

  The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any Additional Interest pursuant to certain circumstances under the terms of the Registration Rights Agreement and (iii) holders of New Notes will not be entitled to certain other rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "The Exchange Offer-- Termination of Certain Rights," "The Exchange Offer--Procedures for Tendering Old Notes" and "Description of the New Notes."

Notes Offered................... Up to $100,000,000 principal amount of the
                                 Company's 10 1/4% Senior Subordinated Notes due 2007, which have been registered under the Securities Act.

Maturity Date................... November 1, 2007.

Interest........................ 10 1/4% calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates.......... Interest on the New Notes will be payable semi-annually in arrears on May 1 and Novem-ber 1 of each year, commencing May 1, 1998.

Optional Redemption............. The New Notes will be redeemable at the
                                 Company's option, in whole or in part, at any time on or after November 1, 2002, at the re-demption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to November 1, 2000, the Company may redeem up to 35% of the Notes, at a price of 110.25% of the principal amount thereof, to-gether with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of an Equity Offering, provided, that at least $65.0 million in principal amount of Notes is outstanding immediately after giving effect to such redemption. See "Description of the New Notes--Optional Re-demption."

Change of Control............... Following the occurrence of a Change of Con-
                                 trol, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount there-of, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes--Change of Control."

Ranking......................... The New Notes will represent unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Com-pany would have had approximately $6.9 mil-lion of Senior Indebtedness outstanding. In addition, at September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company's subsidiaries would have had approx-imately $6.0 million of indebtedness (includ-ing trade payables) to which holders of the New Notes would have been effectively subor-dinated.

New Note Guarantee.............. The New Notes will be fully and unconditionally guaranteed on an
                                 unsecured senior subordinated basis by
                                 DMC. See "Description of the New Notes--
                                 Note Guarantees."

Certain Covenants............... The Indenture pursuant to which the New
                                 Notes will be issued will contain certain covenants including, among others, covenants with respect to the following matters: (i) limitation on indebtedness;
                                 (ii) limitation on restricted payments;
                                 (iii) limitation on certain transactions with affiliates; (iv) disposition of proceeds of asset sales; (v) limitations on liens; (vi) limitation on other senior subordinated indebtedness; (vii) limitation of guarantees by restricted subsidiaries; and (viii) limitation on dividends and other payment restrictions affecting restricted subsidiaries. See "Description of the New Notes--Certain Covenants."

Registration Rights............. In the event that applicable law or
                                 Commission policy does not permit the
                                 Company to effect the Exchange Offer, or if certain holders of the Old Notes are not permitted to participate in, or do not receive the benefit of the Exchange Offer, the Registration Rights Agreement provides that the Company will use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep such Shelf Registration Statement effective until two years after the Issue Date or such shorter period ending when all the Old Notes have been sold thereunder or cease to be outstanding. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Registration Rights."

                                  RISK FACTORS

  See "Risk Factors" on pages 13 through 19 for a discussion of certain factors that should be considered by participants in the Exchange Offer.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

  The summary financial data should be read in conjunction with the Selected Consolidated Financial Data, Pro Forma Financial Data, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.

                                                                                                            TWELVE MONTHS
                                                                                                                ENDED
                                YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED SEPTEMBER 30,      SEPTEMBER 30,
                         -----------------------------------------   -------------------------------------- -------------
                                                        PRO FORMA                                PRO FORMA    PRO FORMA
                         1994(1)   1995(1)     1996      1996(2)        1996        1997          1997(2)      1997(2)
                         --------  --------  --------  -----------   ----------- -----------    ----------- -------------
                                                       (UNAUDITED)   (UNAUDITED) (UNAUDITED)    (UNAUDITED)  (UNAUDITED)
INCOME STATEMENT:
Net sales............... $130,852  $141,191  $178,537   $203,321      $137,479    $171,965       $188,290     $243,333
Cost of sales...........  106,037   115,004   135,696    155,427       104,489     129,967        142,874      184,728
                         --------  --------  --------   --------      --------    --------       --------     --------
Gross profit............   24,815    26,187    42,841     47,894        32,990      41,998         45,416       58,605
Selling, general and
 administrative
 expenses...............   19,497    22,176    28,787     32,125        21,417      25,461         27,712       36,595
                         --------  --------  --------   --------      --------    --------       --------     --------
Operating income........    5,318     4,011    14,054     15,769        11,573      16,537         17,704       22,010
Interest expense........   (1,934)   (2,894)   (3,590)   (10,959)       (2,524)     (3,712)        (8,127)     (10,854)
Write-off of affiliate
 receivable(3)..........      --     (3,423)      --         --            --          --             --           --
Other income (expense),
 net....................      461       548       517        517           239         299            299          576
                         --------  --------  --------   --------      --------    --------       --------     --------
Income (loss) from
 continuing operations..    3,845    (1,758)   10,981      5,327         9,288      13,124          9,876       11,732
Income (loss) from
 discontinued
 operations.............     (554)      280      (482)      (482)         (482)        --             --           --
Extraordinary gain
 (loss) on
 extinguishment of debt.     (279)      --        --       1,875(4)        --          --             --           --
Provision for income
 taxes(5)...............      --        --        --         727           --          --             521        1,169
                         --------  --------  --------   --------      --------    --------       --------     --------
Net income (loss)....... $  3,012  $ (1,478) $ 10,499   $  5,993      $  8,806    $ 13,124       $  9,355     $ 10,563
                         ========  ========  ========   ========      ========    ========       ========     ========
OTHER DATA:
Depreciation and
 amortization........... $  2,679  $  3,351  $  3,073   $  4,301      $  2,319    $  2,318       $  3,264     $  4,326
Capital expenditures.... $ 10,907  $  5,816  $  3,834   $  4,186      $  2,610    $  4,105       $  4,883     $  6,207
EBITDA(6)............... $  8,458  $  7,910  $ 17,644   $ 20,587      $ 14,131    $ 19,154       $ 21,267     $ 26,912
EBITDA margin...........      6.5%      5.6%      9.9%      10.1%         10.3%       11.1%          11.3%        11.1%
EBITDA to interest......     4.37      2.73      4.91       1.88          5.60        5.16           2.62         2.48
Total debt to EBITDA....     3.61      4.29      2.72        --            --          --             --          3.79
Earnings to fixed
 charges................     2.66x      (7)      3.73x      1.47x         4.27x       4.19x          2.16x        2.03x
                                                                  DECEMBER 31,                     SEPTEMBER 30, 1997
                                                       -------------------------------------    -------------------------
                                                                                                                 PRO
                                                          1994          1995        1996          ACTUAL      FORMA(2)
                                                       -----------   ----------- -----------    ----------- -------------
                                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Total assets.......................................     $ 60,205      $ 66,421    $ 67,572       $ 96,104     $137,555
Working capital....................................        3,984         8,085      15,252         33,855       55,803
Total debt.........................................       30,546        33,930      47,906         62,817      101,958
Total stockholders' equity (deficit)...............       14,365        12,887      (5,381)(8)      1,221       (3,831)

--------
(1) In December 1995, the Company signed an agreement to sell the working capital and fixed assets of its Heritage Vinyl Division. In January 1996, the sale was closed. The Company's 1994 financial statements were restated to reflect this discontinued operation. See Note 3 to Consolidated Financial Statements.

(2) Pro Forma to give effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition. See "Business--DMC Acquisition," "Use of Proceeds" and "Capitalization."
(3) The write-off of the affiliate receivable resulted from a significant customer, who is an affiliate of the Company, ceasing distribution operations and selling its only division in December 1995. The write-off of the affiliate receivable represents the portion of the remaining receivable due that was not collectible. See Note 11 to Consolidated Financial Statements.
(4) Adjusted to give effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company would have reported an extraordinary gain in connection with an early extinguishment of certain former stockholders' notes.
(5) The Company currently operates as a Subchapter "S" corporation and, accordingly, is not subject to federal income taxation for the periods for which financial information has been presented herein.
(6) EBITDA represents income from continuing operations (excluding the write-off of an affiliate receivable) plus interest expense (including amortization of debt issuance costs), depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.
(7) The ratio of earnings to fixed charges is expressed as the ratio of fixed charges plus pretax earnings to fixed charges. Fixed charges include interest on borrowings, amortization of deferred financing costs and the interest portion of rent expense. Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $1.8 million.
(8) Total stockholders' deficit at December 31, 1996 resulted from a management buyout of the Company's capital stock in June 1996. The Company purchased its capital stock from selling shareholders using cash and notes. In order to fund a portion of the cash payments made by the Company, the Company obtained a $4.0 million term loan. See "Certain Relationships and Related Transactions--Management Buyout" and Note 6 to Consolidated Financial Statements.

                                 RISK FACTORS

  Prospective investors should carefully consider, among other matters, the following in connection with a decision to tender their Old Notes in the Exchange Offer. The risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  The Company is highly leveraged. As of September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company would have had approximately $102.0 million (net of an unamortized discount of $769,000 on the Notes) of indebtedness outstanding. Subject to certain restrictions, exceptions and financial tests set forth in the Indenture and the New Credit Agreement (as defined herein), the Company also may incur additional indebtedness in the future. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company's ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited;
(iii) the Company will have increased vulnerability to adverse general economic and industry conditions; and (iv) the Company may be vulnerable to higher interest rates because borrowings under certain of its credit arrangements are at variable rates of interest. The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company's control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. See "Description of the New Credit Agreement" and "Description of the New Notes."

SUBORDINATION

  The payment of principal, premium, if any, and interest on the Notes will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, including indebtedness incurred under the New Credit Agreement. As of September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company would have had approximately $6.9 million of Senior Indebtedness outstanding ($4.1 million of which was in the form of performance bonds and guarantees) and the ability (subject to certain conditions) to incur an additional $40.0 million of Senior Indebtedness under the New Credit Agreement. The Notes also will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. As of September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company's subsidiaries would have had approximately $6.0 million of indebtedness to which holders of the Notes would have been effectively subordinated. Subject to certain restrictions, exceptions and financial tests set forth in the Indenture and the New Credit Agreement, the Company also may incur additional indebtedness in the future that ranks prior to claims of holders of the Notes. See "Description of the New Notes--Certain Covenants--Limitation on Indebtedness."

  The subordination provisions of the Indenture will provide that, upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding-up, insolvency, bankruptcy, receivership, liquidation, reorganization or other proceedings relating to the Company, whether voluntary or involuntary, holders of the Senior Indebtedness will be entitled to receive payment in full of all amounts due thereon before the holders of Notes will be entitled to receive any payment with respect to the Notes. In the event of any default in the payment in respect of certain Senior Indebtedness, no payment with respect to the Notes may be made by the Company unless and until such default has been cured or waived. See "Description of the New Notes-- Subordination."

  The DMC Guarantee will be subordinated to all future guarantees by DMC of Senior Indebtedness of the Company and any other Guarantor Senior Indebtedness
(as defined herein). As of September 30, 1997, DMC has $     million in
aggregate principal amount of Guarantor Senior Indebtedness outstanding, all of which ranked senior in right of payment to the DMC Guarantee.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

  The New Credit Agreement and the Indenture contain covenants that, among other things and subject to certain exceptions, restrict the ability of the Company to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain assets, create liens and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, under the New Credit Agreement, the Company is required to satisfy specified financial covenants, including maintenance of a minimum EBITDA, a fixed charge coverage ratio and ratio of total debt to EBITDA. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the New Credit Agreement. In the event of any such default, depending on the actions taken by the lenders under the New Credit Agreement, such lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be due and payable. A default under the New Credit Agreement or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the New Credit Agreement and any instruments governing the Company's other indebtedness. See "Description of the New Credit Agreement" and "Description of the New Notes."

AGRICULTURAL INDUSTRY; SEASONALITY

  The agricultural industry is cyclical and subject to fluctuation. The Company's sales of grain storage bins and drying and handling equipment have historically been affected by feed and grain prices, acreage planted, crop yields, demand, government policies, government subsidies, levels of export and other factors beyond the Company's control. Weather conditions also can adversely impact the agricultural industry and delay planned construction activity, resulting in fluctuating demand for the Company's grain equipment and delayed or lost revenues. Increases in feed and grain prices have in the past resulted in a decline in sales of feeding, watering and ventilation systems, although these same conditions have tended to improve sales of grain storage bins. The Company's sales of production equipment for swine and poultry producers have been affected by the level of construction activity by such producers, which is affected by feed prices and domestic and international demand for pork and poultry. Future declines in grain prices may result in decreased grain production and could have a material adverse effect on sales of the Company's grain storage, drying and handling products. Declines in domestic or international demand for swine or poultry could have a material adverse effect on the Company's sales of swine or poultry production equipment. In addition, general downturns in the farm sector could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Overview."

  Events beyond the control of the Company, such as an outbreak of disease in swine or poultry, may result in decreased production of swine and poultry in local markets or generally. For example, a recent outbreak of hog cholera has resulted in the destruction or scheduled destruction of approximately half of the swine population in The Netherlands and in Taiwan in an effort to contain the spread of the disease. Moreover, Belgium and Spain have ordered the selective destruction of swine for the same purpose. The public perception of health risks (such as salmonella food poisoning) associated with poultry and swine products may result in reduced consumption of these products. Crop diseases could affect grain production in local markets or generally. Any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

  Sales of agricultural equipment are seasonal, with farmers traditionally purchasing grain storage bins in the summer and fall in conjunction with the harvesting season, and swine and poultry producers purchasing equipment during prime construction periods in the spring, summer and fall. The Company's net sales and net income have historically been lower during the first and fourth fiscal quarters as compared to the second and third quarters. In 1996, the Company generated approximately 26% and 36% of its net sales and 32% and 52% of its operating income in the second and third fiscal quarters, respectively. Consequently, results for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The market for the Company's products is competitive. Domestically and internationally, the Company competes with a variety of manufacturers and suppliers that offer a limited number of the products offered by the Company. The Company believes that only one of its competitors, CTB International Corp., offers products across most of the Company's product lines. Recent trends towards consolidation in the agricultural industry have intensified competition. Competition is based on the price, value, reputation, quality and design of the products offered and the customer service provided by manufacturers and dealers of the products. Although the Company believes that it is competitive in all of these categories, there can be no assurance that the Company will remain competitive in general or in any particular area of its business. To the extent that the Company's competitors provide more innovative and/or higher quality products, better designed products, better pricing or offer better customer service through their distributors and dealers, the Company's ability to compete could be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Independent dealers who market, sell and install the Company's products may also market, sell and install competing product lines. There can be no assurance that dealers will continue to handle, or actively market, the Company's products. See "Business--Competition."

CONTROL BY PRINCIPAL STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST

  The Company's senior management team owns all of the outstanding voting stock of the Company. See "Ownership of Capital Stock." In addition, these individuals are parties to a voting agreement that requires a majority vote by the holders of the Company's voting stock to approve certain matters affecting the Company. See "Certain Relationships and Related Transactions--Management Buyout--Stockholder Agreements." As a result, these individuals have the ability to control all fundamental matters affecting the Company, including the merger of the Company, the sale of all or substantially all of the Company's assets and the future issuance of any securities of the Company.

  Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company's stockholders and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they become due, the interests of the Company's stockholders might conflict with those of the holders of the Notes. The Company's stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. Because the Company's senior management team is able to control the management policy of the Company, any such conflict of interest may be resolved in favor of the Company's stockholders to the detriment of the holders of the Notes.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon a number of key executive officers, particularly Craig Sloan, Chief Executive Officer, Jorge Andrade, President and Chief Operating Officer, and John W. Funk, Chief Financial Officer, Secretary, Treasurer and General Counsel, as well as the Presidents of certain of the Company's divisions. See "Management--Executive Officers and Directors." The Company has entered into employment agreements with Messrs. Sloan, Andrade and Funk each of whom are covered by key-man life insurance policies, the proceeds of which may be used to repurchase their shares of the Company's capital stock under certain circumstances. See "Management-- Employment Agreements" and "Certain Relationships and Related Transactions-- Management Buyout--Stockholder Agreements." There can be no assurance that the Company will be able to retain its key executive officers or that it will be able to attract or retain other skilled management personnel in the future. The loss of the services of any of the Company's key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

RAW MATERIALS PRICE VOLATILITY

  The principal raw materials used by the Company in the manufacture of its products, including steel, can be subject to significant price fluctuations. The Company has no long-term supply contracts for such raw materials. While the selling prices of the Company's products tend to increase or decrease over time with the cost of raw materials, such changes may not occur simultaneously or to the same degree. There can be no assurance that the Company will be able to pass any increases in raw material costs through to its customers in the form of price increases. Significant increases in the price of raw materials, if not offset by product price increases, could have a material adverse effect on the Company's profitability. See "Business--Raw Materials."

RISKS ASSOCIATED WITH ACQUISITIONS

  As part of its business strategy, the Company plans to make strategic acquisitions. In pursuing this acquisition strategy, the Company faces risks commonly encountered with growth through acquisitions. These risks include incurring significantly higher than anticipated capital expenditures and operating expenses, failing to assimilate the operations and personnel of acquired businesses, losing customers, entering markets in which the Company has no or limited experience, disrupting the Company's ongoing business and dissipating the Company's management resources. Realization of the anticipated benefits of a strategic acquisition may take several years or may not occur at all. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered with acquisitions. To the extent that the Company does not successfully avoid or overcome these risks or problems related to acquisitions, the Company's business, financial condition and results of operations could be adversely affected. Future acquisitions also may have a significant impact on the Company's financial position and results of operations, and could cause substantial fluctuations in the Company's quarterly and yearly results of operations. Although the Company will continue to evaluate potential acquisitions, there can be no assurances that the Company will be successful in effecting any acquisitions in the future. See "Business--Business Strategy" and "Business--DMC Acquisition."

INTERNATIONAL OPERATIONS; EXPOSURE TO FOREIGN CURRENCY RISK

  As part of its business strategy, the Company plans to pursue international opportunities for growth. International operations generally are subject to various risks that are not present in domestic operations, including restrictions on dividends, restrictions on repatriation of funds, unexpected changes in tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely impact the Company's international operations. As the Company expands its operations internationally, its exposure to such foreign risks will be amplified. There can be no assurance that one or more of the above-mentioned risks will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. See "Business--Business Strategy" and "Business-- Product Distribution."

  The Company currently manufactures or purchases substantially all of its products in the U.S. and derived approximately 31% of its net sales in 1996 from foreign countries. The production costs, profit margins and competitive position of the Company are affected by the strength of the U.S. dollar relative to the strength of the currencies in countries where its products are sold. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies because, for example, such fluctuations may negatively impact the purchasing power of the Company's foreign customers and make the Company's products less competitive compared to locally-produced products. In addition, the Company's results of operations and financial condition may also be negatively impacted by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars.

  The Company enters into foreign currency forward exchange contracts on a limited basis. Such contracts generally are entered into with respect to significant outstanding accounts receivable denominated in foreign currencies for which timing of the receipt of payment can be reasonably estimated. Such hedging activities are intended to reduce the risk that eventual net dollar inflows resulting from the sale of products to foreign customers will be adversely affected by changes in foreign currency exchange rates. Although the Company seeks to enter into foreign exchange contracts which generally offset gains and losses on the assets and liabilities being hedged, no assurances can be given that such hedging activities will not result in losses which will have an adverse effect on the Company's financial condition or results of operations.

GOVERNMENT REGULATION AND POLICY

  Domestic and foreign political developments and government regulations and policies, including, without limitation, import/export quotas, government subsidies and reserve programs, directly affect the agricultural industry in the United States and abroad and thereby indirectly affect the Company's business. Foreign trade embargoes and import quotas have in the past reduced U.S. exports of grain, swine and poultry, adversely affecting the Company's sales. The application or modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on the Company's business.

REGULATORY AND ENVIRONMENTAL MATTERS

  Like other manufacturers, the Company is subject to a broad range of federal, state, local and foreign laws and requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes, the remediation of contamination associated with releases of hazardous substances at the Company's facilities and offsite disposal locations, workplace safety and equal employment opportunities. Expenditures made by the Company to comply with such laws and requirements historically have not been material.

  Governmental authorities have the power to enforce compliance with such laws and regulations and violators may be subject to penalties, injunctions or both. Third parties may also have the right to enforce compliance with such laws and regulations. Like most other industrial concerns, the Company's manufacturing operations entail some risk of future noncompliance with environmental regulations and there can be no assurance that material costs or liabilities will not be incurred by the Company as a result thereof. It is also possible that other developments, such as additional or increasingly strict requirements of laws and regulations of these types and enforcement policies thereunder, could significantly increase the Company's costs of operations. See "Business--Regulatory and Environmental Matters."

PRODUCT LIABILITY RISK

  Products sold by the Company may expose it to potential liabilities for personal injury or property damage claims relating to the use of such products. Although product liability claims historically have not had a material adverse effect upon the Company, there can be no assurance that the Company will not be subject to or incur liability for such claims in the future. While the Company maintains third-party product liability insurance that it believes to be adequate, there can be no assurance that the Company will not experience claims in excess of its insurance coverage, or claims that ultimately are not covered by insurance. There can also be no assurance that such insurance will continue to be available on economically reasonable terms. A significant claim that is uninsured or partially insured could result in loss or deferral of revenues, diversion of resources or damage to the Company's reputation, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability and Legal Proceedings."

FRAUDULENT CONVEYANCE

  The Company believes that the indebtedness represented by the Notes, and DMC believes the indebtedness represented by the Guarantee, are being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company and DMC are solvent, will have sufficient capital for carrying on their businesses and will be able to pay their debts as they mature. Notwithstanding these beliefs, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that the Company or DMC did not receive fair consideration (or reasonably equivalent value) for incurring the Notes or the Guarantee, as the case may be, and at the time of the incurrence of such indebtedness, the Company or DMC were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or that the Company or DMC intended to hinder, delay or defraud their creditors, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the Notes or DMC's obligations under the Guarantee, the effect of which would be that the holders of the Notes may not be repaid in full, (ii) recover all or a portion of the payments made to holders of the Notes and/or (iii) subordinate the Company's or DMC's obligations to the holders of the Notes to other existing and future indebtedness of the Company or DMC, as the case may be, to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all of the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurances as to what standards a court would apply to determine whether the Company or DMC were solvent at the relevant time, or whether, whatever standard was applied, the Notes or the Guarantee would not be voided on another of the grounds set forth above.

ABSENCE OF PRIOR PUBLIC MARKET FOR NEW NOTES

  The New Notes will constitute a new class of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for a listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on the NASDAQ National Market or other quotation system. Merrill Lynch has advised the Company that it currently intends to make a market in the New Notes; however, Merrill Lynch is not obligated to do so, and any market-making with respect to the New Notes may be discontinued at any time without notice. As a result, there can be no assurance that an active trading market for the New Notes will develop. If a market were to develop, the New Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

RESTRICTIONS ON RESALE

  The Old Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A, Regulation S and certain other available exemptions under the Securities Act. As a result, the Old Notes may not be reoffered or resold by purchasers, except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration.

  Based on interpretations by the staff of the Commission, the Company believes that each holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired the Old Notes as a result of market-making or other trading activities) who duly exchanges Old Notes for New Notes in the Exchange Offer will receive notes that are freely transferable under the Securities Act, provided, that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any other person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission regarding resales of the New Notes and there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. Any holder of Old Notes who is not able to rely upon such staff interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale of such Old Notes, unless such sale is made pursuant to an exemption from such requirements. See "Prospectus Summary--The Exchange Offer."

CERTAIN MARKET CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

  To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Old Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Old Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Old Notes remaining at such time and the interest in maintaining a market in such Old Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. As a result, the market price for Old Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Old Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile. In addition, holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to restrictions on transfer of such Old Notes contained in the legend thereon. In general, the Old Notes may be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Restrictions on Resale" and "The Exchange Offer--Consequences of Failure to Exchange."

                              THE EXCHANGE OFFER

  The following discussion set forth or summarizes what the Company believes are the material terms of the Exchange Offer. This Summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT

  The Old Notes were sold by the Company to the Initial Purchasers on November 5, 1997 pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and Regulation S. The Company, DMC and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed to use its best efforts
(i) to file an exchange offer registration statement ("Exchange Offer Registration Statement") with the Commission under the Securities Act concerning the Exchange Offer within 90 days after the Issue Date, (ii) to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 150 days after the Issue Date, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer and (iv) to cause the Exchange Offer to be consummated 180 days after the Issue Date. Pursuant to such Registration Rights Agreement, the Company will endeavor to, within the applicable time periods, register under the Securities Act all of the New Notes pursuant to a registration statement under which the Company will offer each holder of Old Notes the opportunity to exchange any and all of the outstanding Old Notes held by such holder for New Notes in an aggregate principal amount equal to the aggregate principal amount of Old Notes tendered for exchange by such holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Rights Agreement. In such event, Old Notes not exchanged for New Notes in the Exchange Offer would remain outstanding and would continue to accrue interest, but would generally not retain any rights under the Registration Rights Agreement. Holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under the securities laws, including the Securities Act. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn in accordance with the procedures described under "--Withdrawal Rights" at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions that may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."

  Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter Of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

  As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about      , 1998, to all holders of
Old Notes known to the Company.

  Because the Exchange Offer is for any and all Old Notes, the number of Old Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Old Notes outstanding. Following the consummation of the Exchange Offer, holders who did not tender their Old Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. The Old Notes are currently eligible for sale pursuant to Rule 144A through the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") system. Because the Company anticipates that most holders of Old Notes will elect to exchange such Old Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "Risk Factors--Certain Market Consequences of Failure to Exchange Old Notes."

  The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof, (ii) the holders of New Notes will not be entitled to any Additional Interest under the terms of the Registration Rights Agreement and (iii) holders of New Notes will not be entitled to certain other rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER, AFTER READING CAREFULLY THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The Exchange Offer shall remain open for a period of not less than 30 days
after notice is mailed to holders. The Expiration Date shall be      , 1998 at
5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, by means of a press release or any other acceptable means, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company expressly reserves the right, in its sole and absolute discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule l4e-1 under the Exchange Act.

  Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

    (i) the due tendering of Old Notes in accordance with the Exchange Offer;

    (ii) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law, statute, rule, regulation or any applicable interpretation of the staff of the Commission;

    (iii) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

    (iv) each holder of Old Notes exchanged in the Exchange Offer shall have made certain customary representations, including representations that, among other things, (i) the holder is not an "affiliate" of the Company as defined in Rule 405 of the Securities Act, (ii) the holder is not a broker-dealer that acquired Old Notes directly from the Company in order to resell them pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (iii) the holder will acquire the New Notes in the ordinary course of business and (iv) that the holder is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes;

    (v) all governmental approvals have been obtained, which such approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby;

    (vi) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (b) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer;

    (vii) there shall have occurred (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (b) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (viii) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Notes or the New Notes.

  If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of holders to withdraw such Old Notes or (iii) waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule l4e-1 under the Exchange Act.

  The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

TERMINATION OF CERTAIN RIGHTS

  Holders of New Notes will not be and, upon consummation of the Exchange Offer, holders of Old Notes who were permitted to participate in the Exchange Offer will no longer be, entitled to (i) the right to receive Additional Interest under the Registration Rights Agreement or (ii) certain other rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, that holders of Old Notes who are not permitted to participate in the Exchange Offer or who do not receive fully tradeable New Notes pursuant to the Exchange Offer, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such holders of Old Notes and will be entitled to receive Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. See "Registration Rights." Notwithstanding anything to the contrary in the foregoing, Old Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms.

ACCRUED INTEREST ON THE OLD NOTES

  Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last interest payment date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 10 1/4% per annum, will cease to accrue on the day prior to the issuance of the New Notes.

PROCEDURES FOR TENDERING OLD NOTES

  The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth under "--The Exchange Agent; Assistance" prior to 5:00 p.m., New York City time on the Expiration Date. In addition, either (i) certificates of such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY OR DTC. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDER.

  Any Beneficial Owner whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name or obtain a properly completed bond power from the registered holder. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for the purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case, be delivered to and received by the Exchange Agent at its address set forth under "--The Exchange Agent; Assistance" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

  Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such signature must be guaranteed by an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case, signed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar. The term "Eligible Institution" as used herein means a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give notification of defects or irregularities with respect to tenders of Old Notes. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

  If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority so to act must be submitted with the Letter of Transmittal.

  By tendering, each registered holder will represent to the Company, among other things, that: (i) the holder is not an "affiliate" of the Company as defined in Rule 405 of the Securities Act, (ii) the holder is not a broker-dealer that acquired Old Notes directly from the Company in order to resell them pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (iii) the holder will acquire the New Notes in the ordinary course of business and (iv) the holder is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Any holder of Old Notes that is unable to make these representations to the Company will not be able to rely on the interpretations of the staff of the Commission described in "--Resales of New Notes" and therefore will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale of such Old Notes, unless such sale is made pursuant to an exemption from such requirements.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate or registration number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, at least within four (4) New York Stock Exchange trading days after the Expiration Date, the tendered Old Notes, a duly executed Letter of Transmittal (or a facsimile thereof) and any other required documents will be deposited by the Eligible Institution with the Exchange Agent and (iii) such properly completed and executed documents required by the Letter of Transmittal (or a facsimile thereof) and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within at least four (4) New York Stock Exchange trading days after the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

  In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

  Tenders of the Old Notes may be withdrawn by delivery of a written or facsimile transmission notice to the Exchange Agent, at its address set forth herein, at any time prior to 5:00 p.m., New York City time, on the Expiration Date after which tenders of Old Notes are irrevocable. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate or registration number or numbers and principal amount of such Old Notes, as applicable or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer and (v) include a statement that such holder is withdrawing its election to have such Old Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder as promptly as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

  LaSalle National Bank has been appointed the Exchange Agent for the Exchange Offer. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

          By Hand, Registered or Certified Mail or Overnight Courier:

                             LaSalle National Bank
                           135 South LaSalle Street
                                   Room 1825
                               Chicago, IL 60603
                           Attention: Diane Swanson

                                 By Facsimile:

                                 312-904-2236
                           Attention: Diane Swanson
                           Confirm by Telephone 312-
                                   904-2936

  DELIVERY OF DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF DOCUMENTS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH DOCUMENTS.

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. However, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF NEW NOTES

  Upon consummation of the Exchange Offer, holders of Old Notes who were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will generally not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired the Old Securities as a result of market-making or other trading activities), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided, that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Any holder wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that (i) it is not an "affiliate" of the Company as defined in Rule 405 of the Securities Act, (ii) it is not a broker-dealer that acquired Old Notes directly from the Company in order to resell them pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (iii) it will acquire the New Notes in the ordinary course of business and (iv) it is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Any holder of Old Notes that is unable to make these representations to the Company will not be able to rely on the interpretations of the staff of the Commission described above and therefore will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale of such Old Notes unless such sale is made pursuant to an exemption from such requirements.

  Each broker-dealer who receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and, because it may be deemed a statutory underwriter, must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes that represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions and time limitations set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--The Exchange Agent; Assistance." A Participating Broker-Dealer who delivers this Prospectus to purchasers in connection with resales of New Notes will be subject to certain of the civil liabilities under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to The Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who are permitted to participate in the Exchange Offer and who do not tender their Old Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder that does not exchange such holder's Old Notes for New Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Note may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) pursuant to an effective registration statement under the Securities Act,
(iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a Qualified Institutional Buyer (as defined in the Securities Act) in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S, (v) to an institutional "accredited investor" (as defined in the Securities Act) in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction, or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act.

MISCELLANEOUS

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Company may in the future seek to acquire untendered Old Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the exchange of the Old Notes for New Notes pursuant to the Exchange Offer.

  The net proceeds to the Company from the Offering were approximately $96.1 million, after deducting the Initial Purchasers' discount and other expenses related to the Offering. The Company used the net proceeds of the Offering as follows: (i) approximately $58.0 million to repay certain notes and other indebtedness described below; (ii) approximately $19.3 million to consummate the DMC Acquisition, (iii) $7.0 million to pay a dividend to holders of the Company's capital stock, (iv) approximately $1.5 million to purchase an 84,000-square-foot facility for the assembly of the Company's products in Mt. Olive, North Carolina, and (v) approximately $10.3 million for general corporate purposes. Prior to the application of the net proceeds from the Offering as described above, such funds were invested in short-term, investment grade securities.

  The notes and other indebtedness that were repaid with a portion of the net proceeds to the Company from the Offering consisted of the following: (i) $35.8 million outstanding as of September 30, 1997 under the credit agreement, dated as of April 26, 1995, as amended (the "Bank Credit Facility"), between the Company and LaSalle National Bank (the "Bank"), including $32.8 million under the revolver, which bore interest at a variable rate based on the prime rate or LIBOR (7.6% at September 30, 1997), and was scheduled to mature on May 31, 1999, and $3.0 million under a term note, which bore interest at a variable rate based on the prime rate (8.8% at September 30, 1997) and was scheduled to mature on June 1, 2001; (ii) $17.1 million principal amount of Stockholder Notes (as defined herein) outstanding as of September 30, 1997, which were repurchased at a discount for approximately $15.2 million, and which bore interest at 8% and were scheduled to mature on either May 1, 2002 or May 1, 2006 (see "Certain Relationships and Related Transactions-- Management Buyout--Redemption Agreements"); (iii) $3.5 million outstanding as of September 30, 1997 under a note payable to The CIT Group/Equipment Financing, Inc., which bore interest at 9% and was scheduled to mature on April 30, 2000; (iv) $2.6 million outstanding under a note payable to Metropolitan Life Insurance Company, which bore interest at 8.45% and was scheduled to mature on July 1, 2006; (v) $0.8 million outstanding as of September 30, 1997 under a note payable to American National Bank, which bore interest at 82% of the bank's prime rate and was scheduled to mature on November 1, 2007; and (vi) $0.1 million outstanding under a capital lease on equipment, which bore interest at 8% and was scheduled to mature on March 1, 1998. Such notes and other indebtedness constituted approximately 95% of the Company's indebtedness prior to the Offering. See Note 7 to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition. The information set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto contained elsewhere in this Prospectus.

                                                                AS OF
                                                            SEPTEMBER 30,
                                                                1997
                                                          ------------------
                                                                       AS
                                                           ACTUAL   ADJUSTED
                                                          --------  --------
                                                           (IN THOUSANDS)
Cash and cash equivalents................................ $  2,870  $ 13,317
                                                          ========  ========
Long-term debt and capital leases (including current
 portions):
  Bank Credit Facility................................... $ 32,822  $    --
  Notes offered hereby (net of unamortized discount of
   $769).................................................      --     99,231
  Other notes payable....................................   29,995     2,727(1)
                                                          --------  --------
    Total debt...........................................   62,817   101,958
                                                          --------  --------
Stockholders' equity:
  Voting common stock, par value $.01 per share,
   6,900,000 shares authorized, 1,800,000 issued and
   outstanding...........................................       18        18
  Non-voting common stock, par value $.01 per share,
   1,100,000 shares authorized, 200,000 shares issued and
   outstanding...........................................        2         2
  Additional paid-in capital.............................    2,473     2,473
  Cumulative translation adjustment......................     (411)     (411)
  Retained earnings......................................   24,672    19,620
  Treasury stock, at cost, 4,833,652 shares voting common
   stock; 859,316 shares non-voting common stock.........  (25,533)  (25,533)
                                                          --------  --------
    Total stockholders' equity (deficit).................    1,221    (3,831)
                                                          --------  --------
    Total capitalization................................. $ 64,038  $ 98,127
                                                          ========  ========

--------
(1) Consist of the following: (i) $2.1 million outstanding as of September 30, 1997 under a note payable to Citizens National Bank, which bears interest at 6.5% and matures on April 1, 2010 and (ii) $0.6 million outstanding as of September 30, 1997 under a note payable to shareholders of Clark Products, Inc., which bears interest at 10% and matures on June 26, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                            (DOLLARS IN THOUSANDS)

  Set forth below is certain selected historical consolidated financial and operating data for the Company as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and as of and for the nine months ended September 30, 1996 and 1997. The selected historical consolidated financial data as of and for the full years indicated were derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP. The selected historical consolidated financial data as of and for the nine months ended September 30, 1996 and 1997 are unaudited but, in the opinion of the Company's management, reflect all adjustments necessary for a fair presentation of the results of operations for such periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto contained elsewhere in this Offering Memorandum.

                                                                               NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                       SEPTEMBER 30,
                         -------------------------------------------------     ------------------
                         1992(1)  1993(1)  1994(1)   1995(1)        1996         1996      1997
                         -------  -------  --------  --------     --------     --------  --------
                                                                                  (UNAUDITED)
INCOME STATEMENT:
Net sales............... $68,402  $94,427  $130,852  $141,191     $178,537     $137,479  $171,965
Cost of sales...........  52,066   76,053   106,037   115,004      135,696      104,489   129,967
                         -------  -------  --------  --------     --------     --------  --------
Gross profit............  16,336   18,374    24,815    26,187       42,841       32,990    41,998
Selling, general and
 administrative
 expenses...............   7,841   14,122    19,497    22,176       28,787       21,417    25,461
                         -------  -------  --------  --------     --------     --------  --------
Operating income........   8,495    4,252     5,318     4,011       14,054       11,573    16,537
Interest expense........    (721)  (1,175)   (1,934)   (2,894)      (3,590)      (2,524)   (3,712)
Write-off of affiliate
 receivable.............     --       --        --     (3,423)(2)      --           --        --
Other income (expense),
 net....................      45     (166)      461       548          517          239       299
                         -------  -------  --------  --------     --------     --------  --------
Income (loss) from
 continuing operations..   7,819    2,911     3,845    (1,758)      10,981        9,288    13,124
Income (loss) from
 discontinued
 operations.............    (826)    (880)     (554)      280         (482)        (482)      --
Extraordinary gain
 (loss) on
 extinguishment of debt.     --       --       (279)      --           --           --        --
                         -------  -------  --------  --------     --------     --------  --------
Net income (loss)....... $ 6,993  $ 2,031  $  3,012  $ (1,478)    $ 10,499     $  8,806  $ 13,124
                         =======  =======  ========  ========     ========     ========  ========
OTHER DATA:
Depreciation and
 amortization........... $ 1,412  $ 2,076  $  2,679  $  3,351     $  3,073     $  2,319  $  2,318
Capital expenditures.... $ 3,325  $ 5,520  $ 10,907  $  5,816     $  3,834     $  2,610  $  4,105
EBITDA(4)............... $ 9,952  $ 6,162  $  8,458  $  7,910     $ 17,644     $ 14,131  $ 19,154
EBITDA margin...........    14.5%     6.5%      6.5%      5.6%         9.9%        10.3%     11.1%
EBITDA to interest......   13.80     5.24      4.37      2.73         4.91         5.60      5.16
Total debt to EBITDA....    0.77     3.08      3.61      4.29         2.72          --        --
Earnings to fixed
 charges................   9.87x    3.06x     2.66x        (3)       3.73x        4.27x     4.19x
                                                                               NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                       SEPTEMBER 30,
                         -------------------------------------------------     ------------------
                          1992     1993      1994      1995         1996         1996      1997
                         -------  -------  --------  --------     --------     --------  --------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Total assets............ $26,798  $44,381  $ 60,205  $ 66,421     $ 67,572     $ 77,528  $ 96,104
Working capital.........   8,303    4,424     3,984     8,085       15,252       20,925    33,855
Total debt..............   7,671   18,953    30,546    33,930       47,906       52,502    62,817
Total stockholders'
 equity (deficit).......  12,084   13,105    14,365    12,887       (5,381)(5)   (4,253)    1,221

--------
(1) In December 1995, the Company signed an agreement to sell the working capital and fixed assets of its Heritage Vinyl Division. In January 1996, the sale was closed. The Company's 1994 and prior year financial statements were restated to reflect this discontinued operation. See Note 3 to Consolidated Financial Statements.
(2) The write-off of the affiliate receivable resulted from a significant customer, who is an affiliate of the Company, ceasing distribution operations and selling its only division in December 1995. The write-off of the affiliate receivable represents the portion of the remaining receivable due that was not collectible. See Note 11 to Consolidated Financial Statements.

(3) The ratio of earnings to fixed charges is expressed as the ratio of fixed charges plus pretax earnings to fixed charges. Fixed charges include interest on borrowings, amortization of deferred financing costs and the interest portion of rent expense. Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $1.8 million.
(4) EBITDA represents income from continuing operations (excluding the write-off of an affiliate receivable) plus interest expense (including amortization of debt issuance costs), depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.
(5) Total stockholders' deficit at December 31, 1996 resulted from a management buyout of the Company's capital stock in June 1996. The Company purchased its capital stock from selling shareholders using cash and notes. In order to fund a portion of the cash payments made by the Company, the Company obtained a $4.0 million term loan. See "Certain Relationships and Related Transactions--Management Buyout" and Note 6 to Consolidated Financial Statements.

                           PRO FORMA FINANCIAL DATA

  The following unaudited pro forma condensed combined balance sheet of the Company gives effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition as if such transactions had occurred on September 30, 1997. The following unaudited pro forma combined statements of income of the Company give effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition as if such transactions had occurred on the first day of the periods presented. The DMC Acquisition was consummated on November 5, 1997. See "Business--DMC Acquisition."

  For purposes of the accompanying pro forma combined financial statements, acquisition-related adjustments, all made pursuant to the purchase method of accounting, and other adjustments, have been reflected on an estimated basis using the most recent information available. No assurances can be given that the final determinations of the fair value of assets acquired and liabilities assumed by the Company in the DMC Acquisition will not differ from the adjustments presented herein. Such determinations will be made within one year of the DMC Acquisition and are not expected to be materially different from the estimates used herein.

  The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and related notes thereto of the Company and DMC included elsewhere in this Offering Memorandum. The pro forma combined financial statements do not purport to be indicative of the results that actually would have been obtained had all the transactions been completed as of the assumed dates and for the periods presented and are not intended to be a projection of future results or trends. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                           PRO FORMA    PRO
                                          GSI             ADJUSTMENTS  FORMA
                                         GROUP      DMC     (NOTE 1)  COMBINED
                                        --------  ------- ----------- --------
Current assets:
  Cash and cash equivalents............ $  2,870  $    98  $ 10,349   $ 13,317
  Accounts receivable..................   30,012    4,891       --      34,903
  Inventories..........................   28,600    4,713     2,804     36,117
  Prepaid expenses.....................      642       47       --         689
  Other................................    7,178      154       --       7,332
                                        --------  -------  --------   --------
    Total current assets...............   69,302    9,903    13,153     92,358
Property, plant and equipment, net.....   23,364    3,092     4,908     31,364
Excess cost over net assets acquired...    1,677      --      7,278      8,955
Other assets...........................    1,761      119     2,998      4,878
                                        --------  -------  --------   --------
    Total assets....................... $ 96,104  $13,114  $ 28,337   $137,555
                                        ========  =======  ========   ========
Current liabilities:
  Accounts payable..................... $ 12,374  $ 1,502  $    --    $ 13,876
  Dividends payable....................    6,074      --        --       6,074
  Accrued other liabilities............   11,167      855       500     12,522
  Current maturities of long-term debt.    3,381      138    (3,181)       338
  Notes payable--bank..................      --       400      (400)       --
  Income taxes payable.................      --     1,294       --       1,294
  Other................................    2,451      --        --       2,451
                                        --------  -------  --------   --------
    Total current liabilities..........   35,447    4,189    (3,081)    36,555
                                        --------  -------  --------   --------
Long-term debt, less current
 maturities............................   59,436      904    41,280    101,620
                                        --------  -------  --------   --------
Deferred income taxes..................      --       126     3,085      3,211
                                        --------  -------  --------   --------
Stockholders' equity (deficit):
  Common stock.........................       20      246      (246)        20
  Paid-in capital......................    2,473      --        --       2,473
Cumulative translation adjustment......     (411)     --        --        (411)
Retained earnings......................   24,672    7,649   (12,701)    19,620
Treasury stock.........................  (25,533)     --        --     (25,533)
                                        --------  -------  --------   --------
    Total stockholders' equity.........    1,221    7,895   (12,947)    (3,831)
                                        --------  -------  --------   --------
    Total liabilities and stockholders'
     equity............................ $ 96,104  $13,114  $ 28,337   $137,555
                                        ========  =======  ========   ========

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 GSI GROUP    DMC YEAR
                                 YEAR ENDED     ENDED     PRO FORMA
                                DECEMBER 31, OCTOBER 31, ADJUSTMENTS PRO FORMA
                                    1996        1996       (NOTE 2)   COMBINED
                                ------------ ----------- ----------- ----------
Net sales.....................   $  178,537    $24,784     $   --    $  203,321
Cost of sales.................      135,696     19,030         701      155,427
                                 ----------    -------     -------   ----------
  Gross profit................       42,841      5,754        (701)      47,894
Selling, general and
 administrative expenses......       28,787      3,156         182       32,125
                                 ----------    -------     -------   ----------
  Operating income............       14,054      2,598        (883)      15,769
Interest expense..............       (3,590)      (398)     (6,971)     (10,959)
Other income, net.............          517        --          --           517
                                 ----------    -------     -------   ----------
  Income from continuing
   operations.................       10,981      2,200      (7,854)       5,327
Loss from discontinued
 operations...................         (482)       --          --          (482)
Extraordinary gain on early
 retirement
 of debt......................          --         --        1,875        1,875
Provision (benefit) for income
 taxes........................          --         848        (121)         727
                                 ----------    -------     -------   ----------
  Net income..................   $   10,499    $ 1,352     $(5,858)  $    5,993
                                 ==========    =======     =======   ==========
Net income per common share...   $     5.53                          $     3.15
                                 ==========                          ==========
Weighted average common
 shares.......................    1,900,000                           1,900,000
                                 ==========                          ==========

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  GSI GROUP       DMC
                                 NINE MONTHS  NINE MONTHS
                                    ENDED        ENDED     PRO FORMA
                                SEPTEMBER 30,  JULY 31,   ADJUSTMENTS PRO FORMA
                                    1997         1997       (NOTE 2)  COMBINED
                                ------------- ----------- ----------- ---------
Net sales.....................    $ 171,965     $16,325     $   --    $ 188,290
Cost of sales.................      129,967      12,381         526     142,874
                                  ---------     -------     -------   ---------
  Gross profit................       41,998       3,944        (526)     45,416
Selling, general and
 administrative expenses......       25,461       2,114         137      27,712
                                  ---------     -------     -------   ---------
  Operating income............       16,537       1,830        (663)     17,704
Interest expense..............       (3,712)       (131)     (4,284)     (8,127)
Other income..................          299         --          --          299
Provision (benefit) for income
 taxes........................          --          679        (158)        521
                                  ---------     -------     -------   ---------
  Net income..................    $  13,124     $ 1,020     $(4,789)  $   9,355
                                  =========     =======     =======   =========
Net income per common share...    $    6.56                           $    4.68
                                  =========                           =========
Weighted average common
 shares.......................    2,000,000                           2,000,000
                                  =========                           =========

                      THE GSI GROUP, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1.--ADJUSTMENTS TO THE SEPTEMBER 30, 1997 CONDENSED COMBINED BALANCE SHEET

Cash and cash equivalents--
  Net cash proceeds relating to issuance of the Notes, payoff of certain existing notes and certain other indebtedness,
   payment of dividends and DMC Acquisition..................          $ 10,349
                                                                       ========
Inventories--
  Revaluation of DMC's inventories to estimated market value.          $  2,804
                                                                       ========
Property, plant and equipment--
  Revaluation of DMC's property, plant and equipment to
   estimated fair market value...............................          $  4,908
                                                                       ========
Excess cost over net assets acquired--
  Purchase price of DMC's capital stock...................... $19,300
  Historical net assets of DMC...............................  (7,895)
  Adjustments to estimated fair value........................  (4,127)
                                                              -------
   Excess cost over net assets acquired in the DMC
    Acquisition..............................................          $  7,278
                                                                       ========
Other assets--
  Estimated deferred financing costs related to the Offering.          $  3,150
  Write-off of prior unamortized deferred financing costs of
   the Company...............................................              (152)
                                                                       --------
                                                                       $  2,998
                                                                       ========
Accrued other liabilities--
  Revaluation of DMC's asset and liability valuation reserves
   based on the Company's methodologies......................          $    500
                                                                       ========
Current maturities of long-term debt--
  Retirement of existing notes and certain other
   indebtedness..............................................          $ (3,181)
                                                                       ========
Notes payable--
  Retirement of DMC's notes payable..........................          $   (400)
                                                                       ========
Long-term debt, less current maturities--
  Incurrence of Notes (net of unamortized discount of $769)..          $ 99,231
  Retirement of existing Company and DMC debt................           (57,951)
                                                                       --------
                                                                       $ 41,280
                                                                       ========
Deferred income taxes--
  Net deferred income tax liabilities related to revaluation
   of DMC's net assets.......................................          $  3,085
                                                                       ========
Common stock--
  Elimination of DMC's common stock..........................          $   (246)
                                                                       ========
Retained earnings--
  Elimination of DMC's retained earnings.....................          $ (7,649)
  Extraordinary gain on early retirement of Subchapter "S"
   corporation shareholder debt, net of extraordinary loss
   due to the write-off of unamortized deferred financing
   costs related to the early extinguishment of the Company's
   existing notes and certain other indebtedness.............             1,948
  Payment of dividend........................................            (7,000)
                                                                       --------
                                                                       $(12,701)
                                                                       ========

                      THE GSI GROUP, INC. AND SUBSIDIARIES

NOTE 2.--ADJUSTMENTS TO THE COMBINED STATEMENTS OF INCOME RELATED TO THE OFFERING AND DMC ACQUISITION

                                                                      NINE
                                                         YEAR        MONTHS
                                                        ENDED         ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
Cost of goods sold--
  Depreciation of property, plant and equipment
   increased to fair market
   value............................................   $   701       $   526
                                                       =======       =======
Amortization--
  Amortization of goodwill related to the DMC
   Acquisition (40 year life).......................   $   182       $   137
                                                       =======       =======
Interest expense--
  Elimination of interest expense related to debt
   which was retired with the Offering..............   $(3,592)      $(3,638)
  Interest expense on the Notes (10.25% annually)...    10,171         7,628
  Amortization of deferred financing costs incurred
   by the Company to finance the Offering and the
   DMC Acquisition (10 years).......................       315           236
  Amortization of discount (10 years)...............        77            58
                                                       -------       -------
                                                       $ 6,971       $ 4,284
                                                       =======       =======
Extraordinary item--
  Gain on early extinguishment of former
   stockholders' notes..............................   $ 1,875       $   --
                                                       =======       =======
Benefit for income taxes--
  Income tax effect of the pro forma adjustments
   related to DMC at DMC's effective tax rate (40%).   $  (121)      $  (158)
                                                       =======       =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

GENERAL

  The Company is a leading manufacturer and supplier of agricultural equipment and services worldwide. The Company's grain, swine and poultry products are used by producers and purchasers of grain, and by producers of swine and poultry. Fluctuations in grain and feed prices directly impact sales of the Company's grain equipment. Because the primary cost of producing swine and poultry is the cost of the feed grain consumed by animals, fluctuations in the supply and cost of grain to users of the Company's products also can impact sales of the Company's swine and poultry equipment. The Company believes, however, that its diversified product offerings mitigate some of the effects of fluctuations in the price of grain since the demand for grain storage, drying and handling equipment tends to increase during periods of higher grain prices, which somewhat offsets the reduction in demand during such periods for the Company's products by producers of swine and poultry. See "Business-- Industry Overview."

  Sales of agricultural equipment are seasonal, with farmers traditionally purchasing grain storage bins and grain drying and handling equipment in the summer and fall in conjunction with the harvesting season, and swine and poultry producers purchasing equipment during prime construction periods in the spring, summer and fall. The Company's net sales and net income have historically been lower during the first and fourth fiscal quarters as compared to the second and third quarters. See "Risk Factors--Agricultural Industry; Seasonality."

  Although the Company's sales are primarily denominated in U.S. dollars and are not affected by currency fluctuations, the production costs, profit margins and competitive position of the Company are affected by the strength of the U.S. dollar relative to the strength of the currencies in countries where its products are sold. With respect to sales that are not denominated in U.S. dollars, the Company seeks to hedge against currency fluctuations on a limited basis. In 1996, the Company's foreign sales accounted for 31% of net sales. See "Risk Factors--International Operations; Exposure to Foreign Currency Risk."

  The primary raw materials used by the Company to manufacture its products are steel and polymers. Fluctuations in the prices of steel and, to a lesser extent, polymer materials can impact the Company's cost of sales. From 1994 through 1996, the price of steel and polymers remained relatively constant. The Company has experienced modest price decreases in steel and polymers during 1997. See "Risk Factors--Raw Materials Price Volatility."

  The Company's current business was founded in 1972 as a subsidiary of the Sloan Implement Company, Inc. ("Sloan Implement"), a distributor of John Deere farm equipment owned by the Sloan family. This subsidiary was later merged into Sloan Implement and became its manufacturing division and Sloan Implement changed its name to Grain Systems, Inc. ("Grain Systems"). In 1994, the farm equipment distributor division of Grain Systems was spun off as a newly-formed corporation with the manufacturing division surviving as Grain Systems. The Company's 1994 and prior year financial statements were restated to exclude the results of operations and financial position of the farm equipment distributor division. In 1995, Grain Systems changed its name to The GSI Group, Inc. and in 1996, all of the capital stock of the Company was acquired by Craig Sloan and certain other executives of the Company. See "Certain Relationships and Related Transactions--Management Buyout." The Company currently operates as a Subchapter "S" corporation and, accordingly, is not subject to federal income taxation for the periods for which financial information has been presented herein. Because the Company's stockholders are subject to tax liabilities based on their pro rata shares of the Company's income, it is the Company's policy to make periodic distributions to its stockholders in amounts equal to such tax liabilities. See "Certain Relationships and Related Transactions--Other Related Party Transactions."

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net sales increased 25.1% or $34.5 million to $172.0 million in the nine months ended September 30, 1997 compared to $137.5 million in the corresponding period of 1996. This increase was primarily a result of increased sales of grain storage products resulting primarily from historically high domestic grain prices in 1996, increased sales of swine equipment resulting primarily from continuing strong construction demand for larger swine facilities, and increased international sales of swine, poultry and grain storage equipment resulting primarily from regional market penetration and successful bids on turn-key grain storage projects.

  Gross profit increased to $42.0 million in the nine months ended September 30, 1997 or 24.4% of net sales compared to $33.0 million or 24.0% of net sales in the corresponding period of 1996. This increase reflected the impact of increased sales, as well as the benefit of price increases in certain product lines. These positive impacts were offset by a change in sales mix towards lower margin products within the swine product line.

  Selling, general and administrative expenses increased 18.9% or $4.0 million to $25.5 million in the nine months ended September 30, 1997 from $21.4 million in the corresponding period of 1996. As a percentage of net sales, however, selling, general and administrative expenses decreased to 14.8% in the nine months ended September 30, 1997 compared to 15.6% in the corresponding period in 1996. This decrease reflected the Company's ability to increase sales volume without a corresponding increase in the number of selling and administrative personnel despite an increase in the bad debt reserve of $1.1 million.

  Operating income increased 42.9% or $5.0 million to $16.5 million in the nine months ended September 30, 1997 compared to $11.6 million in the corresponding period of 1996. Operating income margins increased to 9.6% of net sales in the nine months ended September 30, 1997 from 8.4% in the corresponding period of 1996. These increases were attributable to the 25.1% increase in sales and were offset by increased selling, general and administrative expenses.

  Interest expense increased $1.2 million for the nine months ended September 30, 1997, reflecting borrowings used to fund the Company's redemption of certain shares of its voting common stock in June 1996. See "Certain Relationships and Related Transactions--Management Buyout."

  Net income increased 49.0% or $4.3 million to $13.1 million for the nine months ended September 30, 1997 compared to $8.8 million in the corresponding period of 1996. This increase was due to increased net sales and gross profit margin and reduced selling, general and administrative expenses as a percentage of net sales, as noted above.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net sales increased 26.4% or $37.3 million to $178.5 million in 1996 compared to $141.2 million in 1995. This increase was primarily a result of increased sales of grain storage products resulting primarily from historically high domestic grain prices, increased sales of swine equipment resulting primarily from strong construction demand for larger swine facilities, and increased international sales of swine, poultry and grain storage equipment resulting primarily from regional market penetration and successful bids on turn-key grain storage projects.

  Gross profits increased to $42.8 million in 1996 or 24.0% of net sales compared to $26.2 million in 1995 or 18.5% of net sales. The increase in gross profit reflected the impact of increased sales, as well as the benefit of price increases in certain product lines, together with operating efficiencies and the return of certain raw material prices to levels more consistent with recent historical levels. The positive impacts of the above items were partially offset by a change in sales mix towards newly-introduced, lower margin products within the swine product line.

  Selling, general and administrative expenses increased 29.8% or $6.6 million to $28.8 million in 1996 from $22.2 million in 1995. As a percentage of net sales, selling, general and administrative expenses increased to 16.1% in 1996 from 15.7% in 1995. These increases were primarily a result of the introduction of a two-year employee bonus incentive program driven by total company profitability and increased staffing in the international sales/engineering functions, partially offset by the elimination of certain non-essential positions in corporate functions and an increase in distribution expense.

  Operating income increased 250.4% or $10.0 million to $14.1 million for 1996 compared to $4.0 million for 1995. Operating income margins increased in 1996 to 7.9% of net sales in 1996 from 2.8% in 1995. These increases were attributable to the 26.4% increase in net sales and improved gross margins and were offset by increased selling, general and administrative expenses.

  Interest expense increased $0.7 million for 1996, reflecting additional borrowings used to fund the Company's redemption of certain shares of its voting common stock in June 1996. See "Certain Relationships and Related Transactions--Management Buyout." Interest income was essentially flat in 1996 compared to 1995.

  Net income increased $12.0 million to $10.5 million in 1996 compared to a loss of $1.5 million in 1995. This increase was due to increased operating income and the negative impact in 1995 of the $3.4 million write-off of an affiliate receivable. There was no write-off of an affiliate receivable in 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net sales increased 7.9% or $10.3 million to $141.2 million in 1995 compared to $130.9 million in 1994. This increase was primarily driven by strong international market penetration for grain storage, swine and poultry products.

  Gross profits increased to $26.2 million in 1995 from $24.8 million in 1994, representing 18.5% of net sales in 1995 and 19.0% of net sales in 1994. This decrease in gross profit percentage on slightly higher sales volume reflected the impact of the aggressive bidding on contracts in the international market.

  Selling, general and administrative expenses increased 13.7% or $2.7 million to $22.2 million in 1995 from $19.5 million in 1994. As a percentage of net sales, selling, general and administrative expenses increased to 15.7% in 1995 from 14.9% in 1994. These increases were primarily the result of the hiring of professional staff for focused product grouping support.

  Operating income decreased 24.6% or $1.3 million to $4.0 million for 1995 compared to $5.3 million for 1994. Operating income margins decreased to 2.8% of net sales in 1995 from 4.1% in 1994. These decreases were attributable to lower margin product mix and increased selling, general and administrative expenses.

  Interest expense increased by $1.0 million for 1995 reflecting expanded working capital needs. Other expense increased $3.4 million in 1995 due to the non-recurring write-off of an affiliate receivable.

  The Company experienced a loss of $1.5 million in 1995 compared to net income of $3.0 million in 1994. This loss was due to decreased operating income and the $3.4 million write-off of an affiliate receivable.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically funded capital expenditures, working capital requirements, debt service, stockholder dividends and stock repurchases from cash flow from its operations, augmented by temporary borrowings made under various credit agreements.

  The Company's working capital requirements for its operations are seasonal, with investments in working capital typically building in the second and third quarters and then declining in the first and fourth quarters. As of December 31, 1996, the Company had $15.3 million of working capital, an increase of $7.2 million from working capital as of December 31, 1995. The increase in working capital was primarily due to an increase in accounts receivables and a $10.8 million decrease in short-term debt associated with the repayment of outstanding bank notes, partially offset by the establishment of a $5.5 million dividend payable. As of September 30, 1997, the Company had working capital of $33.9 million, as compared to working capital of $15.3 million at December 31, 1996.

  Operating activities generated $1.5 million, $2.4 million and $1.7 million in cash flow in each of 1994, 1995 and 1996, respectively. The increase in cash flow from operating activities from 1994 to 1995 of $0.9 million was primarily a result of a reduction of accounts receivable and lower inventory purchases of $4.6 million offset by a net loss of $1.5 million recorded in 1995 compared to net income of $3.0 million in 1994. The decrease in cash flow from operating activities from 1995 to 1996 of $0.7 million was primarily the result of an increase of accounts receivable and inventories of $4.5 million and a decrease of accounts payable, accrued expenses and customer deposits of $4.5 million, offset by net income of $10.5 million in 1996 compared to a net loss of $1.5 million in 1995.

  The Company provided $0.9 million of cash flow for the nine months ended September 30, 1996, while it used $1.3 million for the nine months ended September 30, 1997. The $2.3 million decrease in operating cash flow was primarily the result of the Company's decision to increase inventory levels in anticipation of customer demand in 1997, partially offset by a $4.3 million increase in net income for the nine months ended September 30, 1997 compared to the corresponding period of 1996.

  The Company's capital expenditures totaled $10.9 million, $5.8 million and $3.8 million in 1994, 1995 and 1996, respectively. Capital expenditures have primarily been for machinery and equipment and the purchase and expansion of facilities. The Company anticipates that capital expenditures will average approximately $6.0 million to $7.0 million per year over the next five years. Other investing activities that resulted in significant cash flow included $8.0 million in proceeds from the sale of net assets of a discontinued business, $2.1 million in payments received on notes receivable, and $1.4 million in proceeds from sales of fixed assets, all of which occurred in 1996. For the nine months ended September 30, 1997, cash used for investing activities was primarily used for capital expenditures.

  Cash provided by financing activities in 1994 and 1995 was $9.2 million and $3.8 million, respectively. The cash resulted primarily from a net $6.8 million issuance of long-term debt and from $5.8 million of borrowings under lines of credit in 1994, and $3.5 million in net borrowings under the Bank Credit Facility in 1995. Cash used in financing activities for 1996 consisted primarily of $25.5 million for the acquisition of treasury stock partially offset by $17.5 million in proceeds from the repayment of former stockholder loans and $2.3 million in proceeds from the issuance of common stock.

  The Company acquired the assets of Clark Products, Inc. in February 1997 for an aggregate purchase price of approximately $1.6 million. The Clark acquisition was funded primarily through available cash and borrowings under various credit facilities.

  The Company sold the assets of its Heritage Vinyl Products Division in January 1996 and applied the net proceeds of approximately $8.0 million to reduce outstanding indebtedness under various credit facilities. The Company has restated 1994 and prior year financial statements to present continuing operations without the discontinued operations of the division.

  The Company acquired all of the capital stock of DMC for an aggregate purchase price of $19.3 million on November 5, 1997. The Company funded the DMC Acquisition with a portion of the net proceeds from the Offering. See "Use of Proceeds" and "Business--DMC Acquisition."

  The Company plans to continue to pursue a selective acquisition strategy which may result in the need for additional debt or equity financing in the future.

  Upon consummation of the Offering, approximately 95% of the Company's indebtedness was repaid with the net proceeds of the Offering. Also, upon consummation of the Offering, the New Credit Agreement provided a revolving credit and letter of credit facility of $40 million terminating in November 2000 with no scheduled amortization. Revolving loans under the New Credit Agreement are available for working capital and general corporate purposes. See "Description of the New Credit Agreement."

  The Company believes that existing cash, cash flow from operations and available borrowings under the New Credit Agreement will be sufficient to support its working capital, capital expenditures and debt service requirements for the foreseeable future.

INFLATION

  The Company believes that inflation has not had a material effect on its results of operations or financial condition during recent periods.

                                   BUSINESS

INTRODUCTION

  The Company is a leading manufacturer and supplier of agricultural equipment and services worldwide. The Company believes that it is the largest global provider of both (i) grain storage bins and related drying and handling systems and (ii) swine feed storage, feed delivery, confinement and ventilation systems. The Company also is one of the largest global providers of poultry feed storage, feed delivery, watering, ventilation, nesting, egg-handling and hatching systems. The Company markets its agricultural products in approximately 75 countries through a network of over 1,600 independent dealers to grain, swine and poultry producers primarily under its GSI(R), AP(TM) and Cumberland(R) brand names. The Company's current market position in the industry reflects both the strong, long-term relationships the Company has developed with its customers as well as the quality and reliability of its products.

  Craig Sloan, the Chief Executive Officer of the Company, founded its current business in 1972. In 1995, the Company recruited additional management and in 1996, all of the capital stock of the Company was acquired by Mr. Sloan and certain other executives of the Company. The Company's new management-led ownership has implemented a growth strategy designed to position the Company as the premier worldwide manufacturer and supplier of high-quality, cost efficient grain, swine and poultry systems. In addition to capitalizing on domestic and international growth opportunities, the Company's new management has focused on profitability, production efficiencies and cost reductions commenced during 1995. As a result, the Company has experienced rapid growth in recent years. Net sales and operating income increased from $141.2 million and $4.0 million, respectively, in 1995 to $178.5 million and $14.1 million, respectively, in 1996, and were $172.0 million and $16.5 million, respectively, for the nine months ended September 30, 1997. EBITDA increased from $7.9 million in 1995 to $17.6 million in 1996, and was $19.2 million for the nine months ended September 30, 1997. On a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, EBITDA would have been $26.9 million for the twelve months ended September 30, 1997.

  The primary users of the Company's grain storage, drying and handling products are farm operators or commercial businesses, such as the Archer-Daniels-Midland Company and Cargill, Inc., that operate feed mills, grain elevators, port storage facilities and commercial grain processing facilities. The Company believes that its grain storage, drying and handling equipment is superior to that of its principal competitors on the basis of strength, durability, reliability, design efficiency and breadth of product offering. The Company's feeding and ventilation systems are used primarily by growers that raise swine and poultry, typically on a contract basis for large integrators such as Murphy Family Farms, Perdue Farms Incorporated and Tyson Foods, Inc. Because swine and poultry growers are partially compensated by integrators based on the efficiency with which they convert feed to meat (the "feed-to-meat ratio"), they seek to purchase systems which minimize the feed-to-meat ratio. As a result of its proprietary designs, the Company believes that its swine and poultry systems are the most effective in the industry in serving this customer objective.

  The industry in which the Company operates is characterized both domestically and internationally by a few large companies, such as the Company, with broad product offerings and numerous small manufacturers of niche product lines. Domestically, the Company intends to build on its established presence in the grain, swine and poultry markets. Internationally, the Company intends to capitalize on growth opportunities arising from still-developing agricultural industries and favorable trends in the demand for grain, poultry and swine products. The Company believes that less functionally sophisticated and efficient grain storage systems used by facilities located outside the U.S. and Western Europe, which experience relatively high levels of grain spoilage and loss, are increasingly likely to be replaced by more modern systems. The Company also believes that the significant economic and population growth occurring in the Company's international markets will continue to result in consumers devoting larger portions of their income to improved and higher-protein diets, stimulating stronger demand for poultry, and to a lesser extent, pork. The Company believes that it is well-positioned to capture expected increases in worldwide demand for its products resulting from these industry trends because of its leading brand names, broad and diversified product lines, strong distribution network and high-quality products. See "--Industry Overview."

  The Company was incorporated in Delaware on April 30, 1964. The Company's principal executive office is located at 1004 East Illinois Street, Assumption, Illinois 62510 and its telephone number is (217) 226-4421.

COMPANY STRENGTHS

  MARKET LEADER. The Company believes that it is the largest global provider of both (i) grain storage bins and related drying and handling systems and
(ii) swine feed storage, feed delivery, confinement and ventilation systems. The Company also is one of the largest global providers of poultry feed storage, feed delivery, watering, ventilation, nesting, egg-handling and hatching systems. The Company intends to continue to build its market share by capitalizing on its strong reputation and the growth trends in worldwide demand for grain, swine and poultry production.

  PROVIDER OF FULLY-INTEGRATED SYSTEMS. The Company offers a broad range of products that permits customers to purchase all of their grain, swine and poultry production needs from one supplier. The Company believes that providing fully-integrated systems significantly lowers total production costs and enhances producer productivity by offering compatible products designed to promote synergies and achieve maximum operating results. Dealers who purchase fully-integrated systems also benefit from lower administrative and shipping costs and the ease of dealing with a single supplier. The Company intends to maintain its position as a provider of fully-integrated systems by continuing to offer the most complete line of products available within its markets and by developing and introducing new products. See "--Products."

  BRAND NAME RECOGNITION AND REPUTATION FOR QUALITY PRODUCTS AND SERVICE. Through its manufacturing expertise and experience, the Company has established recognition in its markets for the GSI(R), AP(TM) and Cumberland(R) brand names. The Company seeks to protect the reputation for high quality, reliability and specialized services that are associated with such brand names through extensive quality control and customer feedback programs. The Company believes that its reputation and recognized brand names, along with its extensive distribution network, will assist it in its efforts to further penetrate both the domestic and international markets in which the Company operates.

  EFFECTIVE AND ESTABLISHED DISTRIBUTION NETWORK. The Company believes that its development of a highly effective and established distribution network affords it significant competitive advantages. The Company's distribution network consists of over 1,600 independent dealers that market the Company's products in approximately 75 countries throughout the world. The breadth and scope of the Company's distribution network makes its products readily available in each of the Company's markets and lowers transportation costs for its customers. Dealers are carefully selected and trained to ensure high levels of customer service. In addition, the Company has experienced a very low turn-over rate of its dealers since the Company's inception, which promotes consistency and stability to customers. See "--Product Distribution."

  LONG-TERM ALLIANCES WITH CUSTOMERS. The Company has a history of developing long-term alliances with customers who are market leaders in both the industries and the geographic markets they serve. The Company works closely with customers through all stages of product development in order to tailor products and systems to meet each customer's unique needs, making substitutions with competitor products more difficult. The Company's commitment to product quality, dedication to customer service and responsiveness to changing customer needs have enabled the Company to develop and strengthen long-term alliances with its customers. The strength of the Company's customer relationships are demonstrated by the fact that over 45% of the Company's 1996 domestic net sales derived from grain equipment were made to customers who have purchased from the Company for at least 10 years. In addition, the Company has entered into long-term supply agreements with two of its largest customers, which arrangements the Company believes are unique in the industry.

  FLEXIBLE MANUFACTURING FACILITIES. The Company's facilities are designed to be easily reconfigured to adapt to demand changes for any or all of the Company's products. The Company's primary manufacturing facility, located in Assumption, Illinois, consists of approximately 675,000 square feet and operates on a 24-hour basis during peak production periods. The Company's facilities employ state-of-the-art machines that have enhanced production efficiency. The Company believes that its current facilities will accommodate planned production increases as the Company experiences sales growth and expands into new markets. See "--Facilities."

  COMPANY OPERATED AND OWNED BY EXPERIENCED MANAGEMENT TEAM. The Company is led by an experienced management team, the members of which have each worked in the agricultural products industry for an average of 16 years. Craig Sloan, a founder and the Chief Executive Officer of the Company, and each of the other members of the Company's senior management team have invested in the Company and together own all of its voting common stock. The Company believes that the agricultural expertise of its management team, coupled with the corporate culture promoted by a management-owned company, permit it to establish strong customer relationships and respond quickly to market opportunities. See "Management--Executive Officers and Directors" and "Ownership of Capital Stock."

BUSINESS STRATEGY

  The Company's objective is to capitalize on its strengths through the implementation of its business strategy, which includes the following principal elements:

  CAPITALIZE ON GROWTH OPPORTUNITIES IN INTERNATIONAL MARKETS. International sales increased from approximately $36.8 million in 1995 to approximately $55.5 million in 1996, and were approximately $43.5 million in the nine months ended September 30, 1997. The Company intends to continue to leverage its worldwide brand name recognition, leading market positions and international distribution network to capture the significant demand for its products that exists in the international marketplace. While the Company anticipates that sales will continue to be generated worldwide, the Company is targeting the Far East, Latin America and Eastern Europe, where it believes the greatest potential for significant growth exists. The Company believes that increasing the diversity of both its customer base and geographic coverage by expanding its international operations will mitigate the effect of future reductions in demand within any of its individual product lines, or within a particular geographic selling region.

  ENHANCE GROWTH THROUGH STRATEGIC ACQUISITIONS. The Company will continue to selectively seek acquisitions with complementary product lines that offer the opportunity to improve market penetration and profitability through integration with the Company's existing businesses. The Company believes that the markets in which it operates include single-product producers who may not be able to effectively compete against larger integrated producers, such as the Company, but which might benefit from economies of scale resulting from a business combination with the Company. The Company recently acquired all of the capital stock of DMC, a leading manufacturer and supplier of grain drying and handling equipment, to complement the Company's grain equipment product line.

  CONTINUE DEVELOPMENT OF PROPRIETARY PRODUCT INNOVATIONS. The Company's research and development efforts focus on the development of new and technologically advanced products to respond to customer demands, changes in the marketplace and new technology. The Company employs a strategy of working closely with its customers and capitalizing on existing technology to improve existing products and develop new value-added products. The Company believes that it has an impressive record of new product development as is evidenced by its improved Easy Access doors and Series 2000 dryers for grain bins, its Performer Fan(TM) line of products for the swine industry and its patented HI-LO(R) chicken feeders and Delta Series(TM) turkey feeders. The Company intends to continue to actively develop product improvements and innovations to more effectively serve its customers. See "--Products."

  CONTINUE PROFITABILITY ENHANCEMENTS. The Company plans to continue to actively manage its business to improve cash flows by containing costs, selectively expanding production and improving productivity. The Company's past success in enhancing profitability is evidenced by an EBITDA margin for 1996 of 9.9% compared to 5.6% for 1995, and an EBITDA margin of 11.1% for the nine months ended September 30, 1997 compared to 10.3% for the corresponding period in 1996.

DMC ACQUISITION

  In furtherance of its business strategy, the Company, on November 5, 1997, acquired all of the capital stock of DMC for approximately $19.3 million in cash. The Company funded the DMC Acquisition with a portion of the net proceeds from the Offering. See "Use of Proceeds."

  DMC is a leading manufacturer and supplier of grain drying and handling equipment. DMC manufactures equipment at its headquarters in Mason City, Iowa and maintains six company-owned distribution facilities in Iowa, Nebraska, Illinois, Arkansas, Indiana and South Dakota. DMC uses this distribution network to market products to approximately 1,500 domestic and international dealers. DMC recorded net sales and operating income of $26.0 million and $3.7 million, respectively, for the eleven months ended September 30, 1997. Approximately 52% of DMC's net sales during such period were derived from products manufactured by DMC, with the remaining portion derived from products, including augers, fans, heaters, floor supports and bucket elevators and conveyors, that were purchased from manufacturers other than the Company. International sales comprised approximately 13.5% of DMC's net sales for the eleven months ended September 30, 1997.

  The Company believes that the DMC Acquisition has expanded the breadth of the Company's grain equipment product line and will increase net sales and operating income. Because the Company manufactures many of the products sold but not manufactured by DMC, the Company supplies such products to DMC. The Company will continue to leverage DMC's distribution network to increase sales of the Company's swine equipment. In addition, the Company believes it can increase sales of DMC products through dealers in the Company's distribution network who currently handle products of competitors of DMC.

INDUSTRY OVERVIEW

  Demand for the Company's products is driven by the overall worldwide level of grain, swine and poultry production as well as the increasing focus both domestically and internationally on improving productivity in these industries. These markets are driven by a number of factors, including consumption trends affected by economic and population growth and government policies.

  Demand for grain and the required infrastructure for grain storage, drying and handling is driven by several factors, including the need for additional grain for increased worldwide production of swine, poultry and beef. The Company believes that less functionally sophisticated and efficient grain storage facilities located outside the U.S. and Western Europe, which experience higher levels of grain spoilage and loss, are increasingly likely to be replaced by more modern equipment. The Company also believes that these dynamics will continue to support rising domestic and international demand for the Company's grain storage, drying and handling systems.

  Demand for the Company's swine and poultry feeding equipment and feed storage and delivery systems is positively impacted by the significant economic and population growth occurring in certain international markets, including Asia (where average annual gross domestic product growth rates over the past ten years have been more than triple that of the U.S.), Latin America and to a lesser extent, Eastern Europe. As a result of increasing disposable income in these international markets, consumers are devoting larger portions of their income to improved and higher protein-based diets. This has stimulated stronger demand for meat, specifically poultry and, to a lesser extent, pork, as these meats provide more cost-effective sources of animal protein than beef.

  The Company's sales of grain equipment have historically been affected by feed and grain prices, acreage planted, crop yields, demand, government policies, government subsidies and other factors beyond the Company's control. Weather conditions also can adversely impact the agricultural industry and delay planned construction activity, resulting in fluctuating demand for the Company's grain equipment and delayed or lost revenues. Increases in feed and grain prices have in the past resulted in a decline in sales of feeding, watering and ventilation systems, although these same conditions have tended to improve sales of grain storage bins. The Company's sales of swine and poultry equipment historically have been affected by the level of construction activity by swine and poultry producers, which is affected by feed prices and domestic and international demand for pork and poultry. See "Risk Factors-- Agricultural Industry; Seasonality."

 GRAIN INDUSTRY

  After several years of relatively slow growth, world grain production is projected to increase more rapidly through 2005 to meet demand for grain products. Widespread economic and population growth, which increases demand for animal protein, is driving increased demand for world grain production. The U.S. Federal Agricultural Improvement and Reform (FAIR) Act of 1996 and continued crop yield enhancements are expected to permit increased worldwide grain production to meet this demand. According to the United States Department of Agriculture (USDA), increasing demand for grain, combined with a shortage of crops due to poor weather in key growing regions in the last several years, resulted in a tightening of inventory positions and the lowest level of U.S. and worldwide grain reserves in recent history. Consequently, grain prices have risen both in real and nominal terms over the last several years, while also creating significant pricing volatility and variability beyond the normal seasonal variations. Higher grain prices have greatly increased the income and cash reserves of North American grain farmers providing them with the means to invest in additional farm assets. Commodity price variations provide incentives for grain producers and users to utilize on-farm or commercial grain storage capacity to take advantage of favorable points in the pricing cycle.

 PORK INDUSTRY

  Although U.S. pork production has experienced slow growth over the past 10 years, a recent trend towards industry consolidation from a large number of small operators to a smaller number of larger, integrated operators is creating increased demand for automated production systems including feeding and ventilation systems. Since 1980, the number of U.S. swine farms has fallen from over 650,000 to under 200,000. Total U.S. pork production, however, has increased from 14.0 billion pounds in 1986 to 17.1 billion pounds in 1996, due in part to greater capital investment in automated systems by larger operators. The Company believes that this consolidation is likely to further lower production costs and therefore pork prices, which may have a favorable impact on per capita pork consumption. Internationally, world pork production is projected to grow at a rate of 2.8% per year from 1997 to 2000. The primary growth areas for pork demand are expected to include Asia and Mexico with growth also anticipated in the countries of the former Soviet Union and central and eastern Europe. The Company believes that much of the production is expected to shift from small unconfined manual facilities to more modern automated, confined facilities, and to large U.S. swine integrators that establish overseas facilities, resulting in lower production costs and improved meat quality.

 POULTRY INDUSTRY

The U.S. poultry industry has enjoyed steady growth over the past several decades, with U.S. per capita consumption of poultry increasing from 42.8 pounds in 1975 to 90.1 pounds in 1996, a compound annual growth rate of 3.6%. U.S. poultry production has grown annually at rates of between 5% and 7% over the past decade and this trend is expected to continue into the foreseeable future. World poultry production and consumption have grown at even greater rates than the U.S. in the last two decades. Industry sources attribute these increases to a number of factors, including consumers' rising disposable incomes, population growth, declining relative prices of poultry to other meats and product innovations such as the proliferation of pre-packaged and value-added poultry products. Additionally, nutritional and health concerns among consumers have led to poultry market share increases relative to red meat due to poultry's relatively low fat, low cholesterol and high protein content. International growth is projected to exceed the rate experienced in the U.S. due to the rapid rate of international economic development and the relatively low market share that poultry holds of the total meat market in a number of developing countries. As a result of this growth to date and the inability of a number of developing countries to increase their production facilities at a like rate, U.S. broiler exports have grown at a compound annual rate of 25% since 1985, with global poultry trade projected to grow at approximately 4% annually through 2005. Consequently, the U.S. is now the world's largest exporter of poultry and is expected to hold this position for the foreseeable future. Despite steady growth in both domestic and international poultry production and consumption, competitive pressures have caused poultry equipment prices to decline and the market for poultry equipment products has not expanded as rapidly. See "Risk Factors-- Competition."

PRODUCTS

  The Company manufactures and markets (i) grain storage bins and related drying and handling equipment systems, (ii) swine feed storage, feed delivery, confinement and ventilation systems and (iii) poultry feed storage, feed delivery, watering, ventilation, nesting, egg-handling and hatching systems. The Company offers a broad range of products that permits customers to purchase their grain, swine and poultry production equipment needs from one supplier. The Company believes that its ability to offer integrated systems provides it with a competitive advantage by enabling producers to purchase complete, integrated production systems from a single distributor who can offer high-quality installation and service.

 GRAIN PRODUCT LINE

  The Company's grain equipment consists of the following products:

  Grain Storage Bins. The Company manufactures and markets a complete line of over 1,000 models of both flat and hopper bottomed grain storage bins with capacities of up to 650,000 bushels. The Company markets its bins to both farm and commercial end users under its GSI(R) brand name. The Company's grain storage bins are manufactured using high-yield, high tensile, galvanized steel and are assembled with high strength, galvanized bolts and anchor brackets. The Company's grain storage bins offer efficient design enhancements, including patented walk-in doors and a roof design that provides specialized vents for increased efficiency, extruded lips for protection against leakage, large and accessible eave and peak openings for ease of access, and reinforced supportive bends to increase rigidity. The Company believes that its grain storage bins are the most reliable and durable in the industry.

  Grain Drying Equipment. To meet the need to dry grain for storage, the Company manufactures and markets a complete line of over 100 models of grain drying devices with capacities of up to 10,000 bushels per hour. The Company markets its grain drying equipment to both farm and commercial end users under its GSI(R) and Airstream(R) brand names. The Company's drying equipment, which includes fans, heaters, top dryers, portable dryers, stack dryers and tower dryers, are manufactured using galvanized steel and high-grade electrical components and utilize patented control systems, which offer computerized control of all dryer functions from one panel.

  Grain Handling Equipment. During 1997, the Company began manufacturing and marketing a complete line of grain handling equipment to complement its grain storage and drying product offerings. The Company markets its grain handling equipment, which includes bucket elevators, conveyors and augers, to both farm and commercial end users under its GSI(R) brand name. The Company's grain handling equipment offers ease of integration into Company or competitor systems and enables the Company to offer a fully-integrated product line to grain producers.

 SWINE PRODUCT LINE

  The Company's swine equipment consists of the following products:

  Feeding Systems. The Company manufactures and markets its swine feeding products under its AP(TM) brand name. The Company designs and implements custom swine feeding systems to fit both the general industry needs of the different types of swine producers and the specialized needs of individual swine producers. The Company's swine feeding systems generally consist of a feed storage bin located outside of the swine building and a feed delivery system, which conveys the feed to and through the building to drop feed dispensers suspended within the building. The drop feed dispensers provide individualized feeding through automatic timers. The Company's swine feed storage bins are manufactured with precision die-cut, high tensile corrugated steel and assembled with an exclusive water tight sealing system and specially die-formed eaves, and include the Auto-Lok(TM) access system, which allows for efficient systems monitoring. The Company's swine feed delivery systems consist of the Flex-Flo(TM) System and the Chain Disk System. The Flex-Flo(TM) System uses high-quality tensile steel augers and precision control devices to reach all drop feeders within a system. The Chain Disk System handles high capacities of feed at long distances with multiple turns. The Company believes that its swine drop feeders are superior to its competitors' products due to their ease of installation and maintenance, ability to handle high volumes of feed, accurate eye-level scales and strong, durable all-plastic construction that eliminates corrosion.

  Ventilation Systems. The Company manufactures and markets ventilation systems for swine buildings under its AP(TM) and Airstream(R) brand names. These systems consist of fans, heating and evaporative cooling systems, winches, inlets and other accessories (including computer based automated control devices) that regulate temperature and air flow. Proper ventilation systems are crucial for minimizing the feed-to-meat conversion ratio by reducing stress caused by extreme temperature fluctuation, allowing for higher density production and providing optimum swine health through disease prevention. The Company's swine ventilation systems produce high levels of air output at low levels of power consumption, adapt to a wide array of specialty fans and other accessories, operate with little maintenance or cleaning and provide precision monitoring of environmental control.

  Confinement Systems. The Company manufactures and markets confinement systems for swine buildings under its AP(TM) brand name. These systems consist of products for building pens, gates, inner dividing walls and flooring systems, special heating systems for piglets and uniquely designed gestation stalls. The Company's swine confinement systems are manufactured using high tensile steel, and utilize advanced robotic welding, shot blasting and electrostatic spraying techniques to assure a long-lasting finish that is durable, corrosion resistant and easy to clean. The Company believes its swine confinement products contain several design ingenuities. Two examples are the Company's Hog-Hearth System, which provides heat to newborn piglets at lower energy costs than are otherwise required in more conventional heating methods, and the Company's plastic swine nursery flooring equipment, which provides extra comfort for growing piglets and cleaning advantages for swine producers.

 POULTRY PRODUCT LINE

  The Company's poultry equipment consists of the following products:

  Feeding Systems. The Company manufactures and markets its poultry feeding systems under its Cumberland(R) brand name. The Company manufactures feeding systems that are custom tailored to both the general industry needs of different types of poultry producers and to the specialized needs of individual poultry producers. The Company's poultry feeding systems consist of a feed storage bin located outside the poultry house, a feed delivery system that delivers the feed from the feed storage bin into the house and an internal feed distribution system that delivers feed to the birds. The Company's poultry feed storage bins contain a number of patented features designed to maximize capacity, manage the quality of stored feed, prevent rain and condensation from entering feed storage bins and provide first-in, first-out material flow, thereby keeping feed fresh to prevent spoilage, and blended to provide uniform quality rations. The Company's poultry feed delivery systems use non-corrosive plastic and galvanized steel parts specially engineered for durability and reliable operations and specialized tubing and auguring or chain components that allow feed to be conveyed up, down and around corners. The Company believes that its patented HI-LO(R) pan feeder is superior to competitor products due to its unique ability to adjust from floor feeding for young chicks to regulated feed levels for other birds.

  Watering Systems. The Company manufactures and markets nipple watering systems for poultry producers under its Cumberland(R) brand name. The ability of a bird to obtain water easily and rapidly is an essential factor in facilitating weight gain. The Company's poultry watering system consists of pipes that distribute water throughout the house to drinking units supported by winches, cables and other components. The water is delivered through a regulator designed to provide differential water pressure according to demand. The Company's poultry watering systems are distinguished by their toggle action nipples, which transmit water from nipple to beak without causing undue stress on the bird or excess water to be splashed onto the floor. The watering nipples produced by the Company also are designed to allow large water droplets to form on the cavity of the nipple, thereby attracting young birds to drink, which ultimately promotes weight gain.

  Ventilation Systems. The Company manufactures and markets ventilation systems for poultry producers under its Cumberland(R) brand name. Equipment utilized in such systems include fiberglass and galvanized fans, the Komfort Kooler evaporative cooling systems, manual and automated curtain coolers, heating systems and automated controls for complete ventilation, cooling and heating management. The Company believes its poultry ventilation products are reliable and easy to assemble in the field, permit energy-efficient airflow management and are well-suited for international sales because they ship compactly and inexpensively and assemble with little hardware and few tools.

  Nesting and Egg-Handling Systems. The Company manufactures and markets nesting and egg-handling systems for poultry producers under its Cumberland(R) brand name. These systems consist of mechanical nests and egg collection tables. The Company's nesting and egg-handling systems are manufactured using high-yield, high tensile galvanized steel and are designed to promote comfort for nesting birds and efficiency for production personnel. The Company believes that its nesting and egg-handling systems are among the most reliable and cost-effective in the poultry industry.

  Hatching Systems. The Company manufactures and markets commercial incubation systems for the poultry industry, with capacities of up to 115,200 eggs, under its Cumberland(R) brand name. The Company provides incubation systems for producers that grow each of the following types of poultry: breeders (chickens grown to lay eggs); broilers (chickens grown for human consumption); and turkeys. The Company believes that its incubation products are distinguished by their efficient use of space, reliable control panels, effective airflow mechanisms, versatility and durability, ease of access and sophistication of tracking devices. The Company's Visionlink(TM) product allows incubators to be managed from a personal computer, while its Tracer(TM) product facilitates effective bar code tracing from the point of breeding to the point of delivery.

  In 1996, 1995 and 1994, no single class of the Company's products accounted for 10% or more of the Company's net sales.

PRODUCT DISTRIBUTION

  The Company distributes its products primarily through a network of over 1,600 U.S. and international independent dealers who offer targeted geographic coverage in key grain, swine and poultry producing markets throughout the world. The Company's dealers sell products to grain, swine and poultry producers, agricultural companies and various other farm and commercial end-users. The Company believes that its distribution network is one of the strongest in the industry, providing its customers with high levels of service. Since its inception, the Company has experienced a very low turn-over rate of its dealers. The Company believes this has resulted in a reputation of consistency in its products and stability with its customers. The Company further believes that the high-level of commitment its dealers have to the Company is evidenced by the fact that many of the Company's dealers choose not to sell products of the Company's competitors.

  The Company also maintains a sales force consisting of approximately 75 professionals. In addition to providing oversight services of the Company's distribution network, the sales force interacts with integrators and end users, recruits additional dealers for the Company's products, and educates the dealers on the uses and functions of the Company's products. The Company further supports and markets its products with a 27 person technical service and support team, which provides training and advice to dealers and end users regarding installation, operation and service of products and, when necessary, on-site service.

  In 1996 no individual dealer or other customer represented more than 10% of the Company's net sales.

 DOMESTIC DISTRIBUTION AND CUSTOMERS

  The Company sells its products in the U.S. through a network of over 1,350 independent dealers who market, sell and, in many cases, install the Company's products and provide post-sale technical support and service. Most of the Company's domestic sales are made to dealers who market the Company's products to grain, swine and poultry end-users. The Company also makes direct sales of its products to end-users, such as large commercial grain producers or swine or poultry "turn-key" contractors. The Company's domestic dealers generally cover certain geographic areas but are not restricted from competing in other geographic markets.

 INTERNATIONAL DISTRIBUTION AND CUSTOMERS

  The Company has more than 250 independent international dealers that market the Company's products in approximately 75 countries outside of the U.S. The Company prefers to sell its products to local dealers, while maintaining the right to make direct sales to key international customers. When direct sales are made the Company provides engineering and construction management support. The Company's international dealers generally represent specific geographic areas and are responsible for the development of their respective markets and dealer networks. While the Company anticipates that sales will continue to be generated worldwide, the Company is targeting the Far East, Latin America and Eastern Europe, where it believes the greatest potential for significant growth exists.

  The percentage of net sales generated by the Company by market region in 1994, 1995 and 1996 were as follows:

                                                            1994   1995   1996
                                                            -----  -----  -----
      United States........................................  79.8%  73.9%  68.9%
      Asia.................................................   4.5   11.5   10.5
      Canada...............................................   7.2    4.0    7.4
      Latin America........................................   5.5    5.3    5.7
      Mideast..............................................   1.4    1.9    5.7
      Europe...............................................   1.3    1.4    1.4
      All other............................................   0.3    2.0    0.4
                                                            -----  -----  -----
          Total............................................ 100.0% 100.0% 100.0%
                                                            =====  =====  =====

COMPETITION

  The market for the Company's products is competitive. Domestically and internationally, the Company competes with a variety of manufacturers and suppliers that offer only a limited number of the products offered by the Company. The Company believes that only one of its competitors, CTB International Corp., offers products across most of the Company's product lines. See "Risk Factors--Competition."

  Competition is based on the price, value, reputation, quality and design of the products offered and the customer service provided by distributors, dealers and manufacturers of the products. The Company believes that its leading brand names, diversified product lines, strong distribution network and high quality products enable it to compete effectively. The Company further believes that its ability to offer integrated systems to grain, swine and poultry producers, which significantly lowers total production costs and enhances producer productivity, provides it with a competitive advantage. Integrated equipment systems offer significant benefits to dealers, including lower administrative and shipping costs and the ease of dealing with a single supplier for all of their customer needs. In addition, the Company's dealers provide producers with high quality service, installation and repair.

NEW PRODUCT DEVELOPMENT

  The Company has a product development and design engineering staff of approximately 45 people, most of whom are located in Assumption, Illinois. Expenditures by the Company for product research and development amounted to approximately $1.3 million, $1.4 million and $1.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company charges research and development costs to operations as incurred. The Company anticipates product research and development spending to continue at historic levels for the foreseeable future.

RAW MATERIALS

  The primary raw materials used by the Company to manufacture its products are steel and polymer materials, including PVC pipe, polypropylene and polyethylene. The Company also purchases various component parts that are integrated into the Company's products. The Company is not dependent on any one of its suppliers and in the past has not experienced difficulty in obtaining materials or components. In addition, materials and components purchased by the Company are readily available from alternative suppliers. The Company has no long-term supply contracts for materials or components. See "Risk Factors--Raw Materials Price Volatility."

REGULATORY AND ENVIRONMENTAL MATTERS

  Like other manufacturers, the Company is subject to a broad range of federal, state, local and foreign laws and requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous substances and wastes, the remediation of contamination associated with releases of hazardous substances at the Company's facilities and offsite disposal locations, workplace safety and equal employment opportunities. Expenditures made by the Company to comply with such laws and requirements historically have not been material. See "Risk Factors-- Regulatory and Environmental Matters."

FACILITIES

  The following table sets forth information regarding the principal properties of the Company:

  LOCATION                   OPERATIONS                SQUARE FEET LEASED/OWNED(2)
  --------                   ----------                ----------- ---------------
Assumption,
 Illinois      Headquarters/Manufacturing/Sales Office   675,000       Owned
Paris, Illi-
 nois
 Main Plant    Manufacturing                              97,320       Owned
 Colson Plant  Assembly                                   80,000       Owned
 Airport
 Plant         Manufacturing                              38,000       Leased
Newton, Illi-
 nois          Manufacturing                             126,000       Owned
Mt. Olive,
 North Caro-
 lina(1)       Assembly                                   84,000       Owned
Vandalia, Il-
 linois        Assembly                                   67,500       Owned
Nova Odessa,
 Brazil        Manufacturing/Sales Office/Warehouse       50,000       Leased
Mt. Carmel,
 Illinois      Assembly                                   48,000       Leased
Geneva, Indi-
 ana           Sales Office/Warehouse                     41,760       Leased
Penang, Ma-
 laysia        Manufacturing/Sales Office/Warehouse       36,000       Leased
Fourways,
 South Africa  Sales Office/Warehouse                     20,000       Leased
Sioux City,
 Iowa          Sales Office/Warehouse                     20,000       Leased
Warsaw, North
 Carolina      Sales Office/Warehouse                     19,400       Owned
Lenni, Penn-
 sylvania      Assembly                                   10,000       Leased
Sambeek, The
 Netherlands   Sales Office/Warehouse                      8,000       Leased
Nogales, Mex-
 ico           Sales Office/Warehouse                      1,000       Leased

--------
(1) Immediately following the consummation of the Offering, the Company used a portion of the net proceeds from the Offering to purchase this facility from Carolina Agri-Systems, Inc. for approximately $1.3 million. See "Use of Proceeds" and "Certain Relationships and Related Transactions-- Transactions with Carolina Agri-Systems, Inc. and FarmPRO, Inc."
(2) Upon consummation of the Exchange Offer, the Company's owned facilities will remain subject to mortgages. The Company's leased facilities are subject to various leases that expire between April 1, 1998 and July 1, 2000.

  The Company believes that its facilities are suitable for their present and intended purposes and have adequate capacity for the Company's current levels of operation.

BACKLOG

  Backlog is not a significant factor in the Company's business because most of the Company's products are delivered within a few weeks of their order. The Company's backlog at September 30, 1997 was $26.0 million compared to $20.3 million at September 30, 1996. The Company believes that all such backlog will be filled by the end of 1997.

PATENTS AND TRADEMARKS

  The Company protects its technological and proprietary developments. The Company currently has 21 active U.S. patents and 18 U.S. trademarks. The Company has been granted a license from Petersime NV, a Belgium Corporation, for technical information and know-how in developing and manufacturing incubators for poultry. See "Business--Products--Poultry Product Line-- Hatching Systems." While the Company believes its patents, trademarks and licensed information have significant value, the Company does not believe that its competitive position or that its operations are dependent on any individual patent or trademark or group of related patents or trademarks.

PRODUCT LIABILITY AND LEGAL PROCEEDINGS

  From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to the Company's business. Products sold by the Company may expose it to potential liabilities for personal injury or property damage claims relating to the use of such products. The Company maintains third-party product liability insurance which it believes to be adequate. To date the aggregate costs to the Company for claims, including product liability actions, have not been material. See "Risk Factors--Product Liability Risk."

  There are no legal proceedings pending against the Company which, in the opinion of management, would have a material adverse effect on the Company's business, financial position or results of operations.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 1,455 employees, of which 1,124 were permanent and 331 were seasonal. None of the Company's employees are represented by a union. Management believes that its relationships with the Company's employees are good.

  In July 1996, certain employees of the Company were granted individual amounts of "gainshares" based on several factors, including experience and responsibilities. This program, which terminates December 31, 1997, provides for participating employees to receive 40% of the Company's pre-tax profits that are in excess of 5% of the Company's net sales. Each participating employee's portion is calculated based on the number of shares held. Total expenses to the Company under this plan in 1996 were $2.3 million.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Company's bylaws provide that the number of directors shall be four. Each director is elected to serve until the next annual meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. Executive officers are elected by the Board of Directors and serve until their successors have been elected and qualified or until their earlier resignation or removal.

  The following table sets forth certain information concerning the executive officers and directors of the Company as of September 30, 1997:

          NAME           AGE                      POSITION
          ----           ---                      --------
Craig Sloan.............  47 Chief Executive Officer and Director
Jorge Andrade...........  46 President, Chief Operating Officer and Director
John W. Funk............  37 Executive Vice President, Chief Financial Officer,
                             General Counsel, Secretary and Director
Howard G. Buffett.......  42 Chairman of the Board of Directors
Eugene A. Wiseman.......  48 President of GSI Division
David L. Vettel.........  39 President of GSI International Division
Allen A. Deutsch........  46 President of AP Division
Christopher V. van        42 President of GSI/Cumberland International and
 Rossem.................     Cumberland Hatchery Systems Divisions
Charles L. Jordan.......  41 President of Cumberland Division
Russell C. Mello........  36 Vice President, Finance, Assistant Secretary and
                             Assistant Treasurer
Mark S. Waters..........  48 Vice President, International Operations

  CRAIG SLOAN joined the Company in November 1971. Mr. Sloan has been Chief Executive Officer since December 1993. From December 1974 to December 1993, he served as President of Grain Systems, Inc., a former subsidiary of the Company. Mr. Sloan has been a Director of the Company since December 1972.

  JORGE ANDRADE joined the Company in April 1993. Mr. Andrade has been Chief Operating Officer since January 1995. Mr. Andrade also has been President since April 1996. From April 1993 to December 1994, he served as President of the Cumberland Division. From March 1987 to March 1993, he served as Executive Vice President of Chick Master Incubator Company, an international manufacturer of high-capacity incubators for poultry. Mr. Andrade has been a Director of the Company since April 1996.

  JOHN W. FUNK joined the Company in December 1995 and has been General Counsel since that time. Mr. Funk also has been Executive Vice President, Chief Financial Officer and Secretary since April 1996. From May 1994 to December 1995, he served as Chief Operating Officer of Behnke & Company, Inc., a commercial insurance agency. From October 1988 to January 1994, he served as In-House Counsel to A.E. Staley Manufacturing Company, a grain processing company. From September 1985 to October 1988, he was an associate at the New York law firm of Brown & Wood. Mr. Funk has been a Director of the Company since April 1996.

  HOWARD G. BUFFETT joined the Company in September 1995. Mr. Buffett has been Chairman of the Board since June 1996. From September 1995 to June 1996, he served as President of International Operations. From February 1992 to July 1995, he served as Corporate Vice President and Assistant to the Chairman of the Archer-Daniels-Midland Company, a processor of agricultural products. Mr. Buffett has been a Director of the Company since September 1995. Mr. Buffett also is a Director of Berkshire Hathaway, Inc., Coca-Cola Enterprises, Inc., Lindsay Manufacturing Company and Vision Solutions, Inc.

  EUGENE A. WISEMAN joined the Company in October 1978. Mr. Wiseman has been President of the GSI Division since December 1996. From December 1994 to December 1996, he served as Vice President of the GSI Division. From March 1990 to December 1994, he served as Division Manager of the GSI Division. Prior thereto, Mr. Wiseman held various sales and management positions.

  DAVID L. VETTEL joined the Company in November 1993. Mr. Vettel has been President of the GSI International Division since December 1995. From November 1993 to December 1995, he served as Vice President of the GSI International Division. From November 1991 to November 1993, he served as International Sales Manager of Chief Industries, Inc., a manufacturer of steel buildings and grain storage bins.

  ALLEN A. DEUTSCH joined the Company in January 1993. Mr. Deutsch has been President of the AP Division since June 1996. From April 1995 to June 1996, he served as Vice President of the AP Division. From January 1993 to April 1995, he served as National Sales Manager of the AP Division. From August 1983 to January 1993, he served as Sales Manager of AAA Associates, Incorporated, a manufacturer and marketer of livestock ventilation systems, which business was acquired by the Company in January 1993.

  CHRISTOPHER V. VAN ROSSEM joined the Company in October 1993 and has been President of the GSI/Cumberland International Division since that time. Mr. van Rossem also has been President of the Cumberland Hatchery Systems Division since August 1997. From June 1989 to October 1993, he served as Sales Manager of Chick Master Incubator Co., an international manufacturer of high-capacity incubators for poultry, where he managed the company's United States and Canadian sales departments.

  CHARLES L. JORDAN joined the Company in May 1975. Mr. Jordan has been President of the Cumberland Division since March 1996. From May 1989 to March 1996, Mr. Jordan held various sales and operation management positions with the Cumberland Division. Prior thereto, Mr. Jordan held various regional management positions.

  RUSSELL C. MELLO joined the Company in March 1995. Mr. Mello has been Vice President, Finance and Assistant Secretary and Assistant Treasurer since September 1996. From March 1995 to September 1996, he served as the Controller of the GSI Division. From December 1993 to March 1995, he served as Manager of Business Planning of Emerson Hermetic Motor Division, a division of Emerson Electric Company, a manufacturer of commercial and industrial motors. From March 1990 to December 1993, he served as Controller of Copeland Electric, Inc., a subsidiary of Emerson Electric Company.

  MARK S. WATERS joined the Company in September 1997 as Vice President, International Operations. From January 1995 to September 1997, he served as Controller, Latin America of Federal-Mogul Corporation, a manufacturer and distributor of automotive parts. From January 1992 to December 1995, he served as International Accounting Manager of Federal-Mogul Corporation. Mr. Waters is a certified public accountant.

  Messrs. Sloan, Andrade, Funk and Buffett serve as members of the Company's Board of Directors pursuant to a voting agreement. See "Certain Relationships and Related Transactions--Management Buyout--Stockholder Agreements."

EXECUTIVE COMPENSATION

  The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company for the year ended December 31, 1996 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                      ANNUAL
                                                   COMPENSATION
                                                 -----------------  ALL OTHER
                                                  SALARY   BONUS   COMPENSATION
         NAME & PRINCIPAL POSITION          YEAR    $        $          $
         -------------------------          ---- -------- -------- ------------
Craig Sloan................................ 1997 $        $          $
 Chief Executive Officer and Director
Jorge Andrade.............................. 1997 $        $          $
 President, Chief Operating Officer and
 Director
John W. Funk............................... 1997 $        $          $
 Chief Financial Officer, General Counsel,
 Secretary and Director
Howard G. Buffett.......................... 1997 $        $          $
 Chairman of the Board
David L. Vettel............................ 1997 $        $          $
 President of International Division

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Sloan, Andrade, Funk and Buffett (each, an "Executive"). The terms of each Executive's employment agreement are substantially the same. Each agreement provides for a specified minimum annual base salary, subject to increases determined by the Company's Board of Directors, and participation in any profit sharing, retirement, insurance or other benefit plans maintained by the Company.

  The employment agreement of each Executive will terminate as of the earliest of: (i) June 6, 2001; (ii) the last day of the month in which the Executive's death occurs; or (iii) ninety days after the date the Company gives the Executive notice of termination if such termination is for "cause" or due to the Executive being "permanently disabled" (as such terms are defined in the employment agreement). The Company may not terminate an Executive, with or without cause, unless such termination has been authorized by a resolution adopted by the Board at a meeting duly called and held, and where the Executive is given prior written notice of the basis for his termination and an opportunity to be heard by the Board at such meeting. In addition, the Executive may not be terminated for cause unless: (i) the Company has followed the foregoing procedures and (ii) the Executive is given an opportunity to cure any of the actions or omissions which form the basis for his termination within 30 days of the adoption of the Board resolution described above. If employment is terminated due to permanent disability, the Executive will continue to receive an annual salary (less any benefits paid during the period of his disability under the Company's disability insurance programs) and other benefits until such time that the Executive sells his stock to the Company pursuant to the terms of certain stockholder agreements among the holders of the Company's voting stock. See "Certain Relationships and Related Transactions--Management Buyout--Stockholder Agreements." If employment is terminated without cause after December 6, 1999, the Executive will receive, immediately upon such termination, a severance payment based on his 1996 salary.

  Each employment agreement also provides that during the Executive's employment with the Company, and for two years thereafter, the Executive will not be employed by or otherwise engage in any business that is in competition with the Company, except that the Executive may: (i) invest in such a business where the stock of such business is traded on a national securities exchange and the Executive owns less than 1% of the equity of such business; (ii) serve on the board of directors of any corporation on which the Executive is serving as of the date of his termination; and (iii) invest in any business in which the Executive has an investment as of the date of his termination. If the Executive is terminated by the Company without cause, the foregoing covenant not to compete is null and void.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee during 1996. All members of the Company's Board of Directors participated in deliberations regarding executive officer compensation during 1996. See "Certain Relationships and Related Transactions." During 1996, no member of the Company's Board of Directors served as a director or a member of the compensation committee of any other company of which any executive officer served as a member of the Company's Board of Directors.

DIRECTOR COMPENSATION

  Each director of the Company will receive an annual fee of $10,000 plus a fee or $5,000 for each Board of Directors meeting attended, with such attendance fees being capped at $40,000, in the aggregate, per year.

                          OWNERSHIP OF CAPITAL STOCK

  The following table sets forth certain information as of September 30, 1997 with respect to the shares of the Company's voting common stock and non-voting common stock beneficially owned by (i) each person or group that is known by the Company to beneficially own more than 5% of the outstanding common stock,
(ii) each director of the Company, (iii) the Named Executives and (iv) all directors and executive officers of the Company as a group.

                                                                 NON-VOTING
                                        VOTING COMMON STOCK   COMMON STOCK (2)
                                        -------------------- ------------------
                                                             NUMBER  PERCENTAGE
                                        NUMBER OF PERCENTAGE   OF     OF NON-
 NAME AND ADDRESS OF BENEFICIAL OWNER    SHARES   OF VOTING  SHARES    VOTING
 ------------------------------------   --------- ---------- ------- ----------
Craig Sloan (1)........................ 1,175,000   65.28%    26,497   13.25%
Jorge Andrade (1)......................   300,000   16.67%       --      --
John W. Funk (1).......................   225,000   12.50%       --      --
Howard G. Buffett (1)..................   100,000    5.55%       --      --
David L. Vettel (1)....................       --      --      15,773    7.89%
Directors and executive officers as a
 group (11 persons in group)........... 1,800,000  100.00%   117,192   58.60%

--------
(1) The address of each stockholder is c/o The GSI Group, Inc., 1004 East Illinois Street, Assumption, Illinois 62510, (217) 226-4421.
(2) The Company has 200,000 shares of non-voting common stock outstanding.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT BUYOUT

  Prior to June 1996, the Company was owned by Larry Sloan, an uncle of Craig Sloan, and by Craig Sloan, Tom Sloan and Jim Sloan, all of whom are brothers. In June 1996, Craig Sloan and three other executives of the Company acquired all of the Company's voting stock (the "Management Buyout"). The Management Buyout generally consisted of a redemption by the Company of certain shares of its voting stock and a subsequent purchase of shares by certain executives of the Company. In connection with the Management Buyout, the new owners of the Company's stock also entered into certain stock restriction and buy-sell agreements. The various components of the Management Buyout are described in more detail in the sections that follow.

 REDEMPTION AGREEMENTS

  In May 1996, the Company entered into Stock Redemption Agreements with Larry Sloan, Tom Sloan and Jim Sloan (the "Selling Stockholders") pursuant to which the Company agreed to redeem all the Selling Stockholders' capital stock (the "Redemption"). The aggregate purchase price paid by the Company for stock purchased in the Redemption was $25,490,444, which consisted of payments of $15,600,000, $5,264,357 and $4,626,087 to Larry Sloan, Tom Sloan and Jim
Sloan, respectively. The purchase price consisted of (i) notes (the "Stockholder Notes") totaling $17,490,444 issued by the Company to Larry Sloan, Tom Sloan and Jim Sloan in amounts of $10,600,000, $2,264,357 and $4,626,087, respectively, and (ii) cash totaling $8,000,000, which consisted of payments to Larry Sloan and Tom Sloan of $5,000,000 and $3,000,000, respectively. The Stockholder Notes, which bear interest at 8% and mature on either May 1, 2002 or May 1, 2006, will be repaid at a discount with a portion of the net proceeds to the Company from the Offering. See "Use of Proceeds." Immediately following the Redemption, Craig Sloan became the sole stockholder of the Company, owning 1,125,000 shares of voting common stock and 200,000 shares of newly issued non-voting common stock.

 STOCK PURCHASE AGREEMENTS

  In June 1996, the Company entered into Stock Purchase Agreements with Craig Sloan, the Company's Chief Executive Officer, Jorge Andrade, the Company's Chief Operating Officer, John W. Funk, the Company's Chief Financial Officer, General Counsel and Secretary, and Howard G. Buffett, the Company's Chairman of the Board, pursuant to which such individuals purchased from the Company an aggregate of 675,000 shares of the Company's voting stock for a total cash purchase price of $2,250,000. Pursuant to such Stock Purchase Agreements, Jorge Andrade purchased 300,000 shares for $1,000,000, John W. Funk purchased 225,000 shares for $750,000, Howard G. Buffett purchased 100,000 shares for $333,333, and Craig Sloan purchased 50,000 shares for $166,667. Upon completion of such purchases, Craig Sloan, Jorge Andrade, John W. Funk and Howard G. Buffett (collectively the "New Stockholders") owned 100% of the Company's capital stock.

 STOCK PLEDGE, SUBORDINATION AND GUARANTEE AGREEMENTS

  To fund a portion of the $8,000,000 in cash payments made in connection with the Redemption by the Company to Larry Sloan and Tom Sloan, the Company obtained a $4,000,000 term loan (the "Loan") from the Bank. In order to (i) induce the Bank to make the Loan, (ii) encourage the Selling Stockholders to sell their stock in the Redemption and (iii) obtain necessary consents for the Redemption from various other creditors of the Company, the Selling Stockholders, the Company, the Bank, the New Stockholders and various other creditors of the Company entered into various Stock Pledge Agreements, Subordination Agreements and Guarantees under which (i) the New Stockholders pledged all their stock (the "Collateral") to the Bank to secure the Company's obligations under the Loan, (ii) the New Stockholders pledged an applicable percentage of the Collateral to each of the Selling Stockholders to secure the Company's obligations under each of the Stockholder Notes, (iii) the Selling Stockholders agreed to subordinate their rights to their proportionate shares in the Collateral to the Bank's rights in the Collateral and (iv) the Selling Stockholders agreed to subordinate their rights to payments under the Stockholder Notes to both the rights of the Bank to payments under the Loan and to the rights of various other creditors to payments from the Company under certain other credit facilities. Upon consummation of the Offering and application of the net proceeds therefrom, the pledges of Collateral by the New Stockholders to the Bank and the Selling Stockholders terminated. See "Use of Proceeds."
  In connection with the Redemption, each of Craig Sloan, Jorge Andrade and John Funk also (i) made personal guarantees of certain obligations of the Company to various creditors and (ii) entered into Indemnification and Guarantee Agreements with each of the Selling Stockholders whereby such individuals agreed to indemnify each of the Selling Stockholders for losses arising from guarantees made by the Selling Stockholders of certain obligations of the Company and its affiliates to certain creditors of the Company and its affiliates that did not release the Selling Stockholders from their obligations under such guarantees.

 STOCKHOLDER AGREEMENTS

  In connection with the Management Buyout, the Company and the New Stockholders entered into a Stock Restriction and Buy-Sell Agreement and the New Stockholders entered into a Stock Restriction and Cross Purchase Agreement (the "Stockholder Agreements"). The Stockholder Agreements define the rights of the New Stockholders with respect to their ownership of the Company's shares. These agreements generally (i) provide that the holders of a majority of the stock may sell all of their shares at any time if the other New Stockholders are entitled to participate in such sale on the same terms and conditions, and that the holders of a majority of the stock may require the other New Stockholders to sell all their stock at the same time on the same terms and conditions, (ii) establish that the New Stockholders are restricted in their ability to sell, pledge or transfer such shares, (iii) grant rights of first refusal, first to the Company and then to all non-transferring stockholders, with respect to the transfer of any shares, (iv) require that an affirmative vote by a majority of the Company's voting stock is required to approve certain corporate matters and (v) establish procedures for the purchase of shares by the Company (subject to compliance with the terms of the Indenture) or any remaining New Stockholders upon the death, permanent disability or termination of employment of any New Stockholder. Each of the New Stockholders is covered by life insurance policies, the proceeds of which generally will be used to fund the purchase of shares from the estate of a deceased New Stockholder. The Stockholder Agreements also (i) provide that the holders of a majority of the Company's shares may cause the Company to register their shares in an underwritten public offering and (ii) grant piggy-back registration rights to the New Shareholders in the event of an underwritten public offering.

  In addition, the Company, the New Stockholders and each of the holders of the Company's non-voting common stock have entered into an agreement that (i) provides that the holders of non-voting common stock are entitled to sell their shares on the same terms and conditions in the event the New Stockholders transfer a majority of the voting stock, (ii) provides that the holders of the non-voting common stock must under certain circumstances agree to sell their shares on the terms and conditions approved by the Company's Board of Directors, (iii) establishes that the holders of the non-voting common stock are restricted in their ability to sell, pledge or transfer such shares, (iv) grants rights of first refusal, first to Mr. Sloan and then to the other New Stockholders, with respect to the transfer of any non-voting common stock to other non-voting stockholders and (v) establishes procedures for the purchase of shares by Mr. Sloan, the other New Stockholders and the Company (subject to compliance with the terms of the Indenture) upon the death, permanent disability or termination of employment of any holder of non-voting common stock. The agreement also grants piggy-back registration rights to the holders of non-voting common stock in the event of an underwritten public offering.

TRANSACTIONS WITH CAROLINA AGRI-SYSTEMS, INC. AND FARMPRO, INC.

  In March 1993, certain members of the Sloan family acquired Carolina Agri-Systems, Inc. ("CASI"), a North Carolina corporation that sold various products to swine contractors and growers. Larry Sloan owns 50% of the capital stock of CASI, while Craig Sloan, Jim Sloan and Tom Sloan each own approximately 16.7% of the capital stock of CASI. In 1995, CASI ceased distribution operations and the Company wrote-off a $3.4 million receivable from CASI. Prior to the consummation of the Offering the Company leased two facilities that were owned by CASI. The first lease (the "Mt. Olive Lease") was for a facility located in Mt. Olive, North Carolina (the "Mt. Olive Facility"), which the Company uses for the assembly of hatchery equipment. The Company made payments to CASI under the Mt. Olive Lease of $138,600 during the nine months ended September 30, 1997, and of $184,800 during 1996. The other lease of property owned by CASI (the "Warsaw Lease") was for property located in Warsaw, North Carolina (the "Warsaw Facility"), which the Company uses as a sales office and warehouse facility for the sale of swine equipment. The Company made payments to CASI under the Warsaw Lease of $14,400 during the nine months ended September 30, 1997, and of $19,200 during 1996. On November 5, 1997, and November 10, 1997, the Company purchased the Mt. Olive Facility and the Warsaw Facility from CASI for $1,348,203 and $183,928, respectively. The Company also has made sales in the ordinary course of business of swine and poultry equipment to CASI. Sales by the Company to CASI were approximately $0.1 million, $6.0 million and $7.9 million for 1996, 1995 and 1994, respectively.

  FarmPRO, Inc. ("FarmPRO"), a Pennsylvania corporation that sells swine equipment, is a significant customer of the Company. FarmPRO, formerly a wholly owned subsidiary of CASI, was sold by CASI to certain management members of FarmPRO at the end of 1995. Concurrently with such sale, the Company and FarmPRO entered into a long-term supply agreement pursuant to which FarmPRO agreed to purchase 90% of its equipment requirements from the Company. On November 28, 1997, the Company became a guarantor of FarmPRO's $5.1 million bank credit facility. Sales by the Company to FarmPRO were approximately $12.2 million for the nine months ended September 30, 1997, and $12.8 million, $8.9 million and $5.3 million for 1996, 1995 and 1994, respectively.

OTHER RELATED PARTY TRANSACTIONS

  The Company makes sales in the ordinary course of business to Sloan Implement Company, Inc., a supplier of agricultural equipment that is owned by certain family members of Craig Sloan. Such transactions generally consist of sales of grain equipment and amounted to $163,987 for the nine months ended September 30, 1997, and $129,009, $315,938 and $580,855 for 1996, 1995 and
1994, respectively. In June 1996, Sloan Implement Company, Inc. repaid a note to the Company in the amount of $1.8 million that was incurred in connection with certain corporate restructuring activities between the two previously affiliated entities.
  The Company has made payments to Sloan Transport, Inc., a company formerly owned by Craig Sloan and certain other Sloan family members, for the use of a private plane. Such payments were in the amounts of $76,854, $152,880 and $220,040 for the years 1996, 1995 and 1994, respectively. In 1996, Sloan Transport Inc. sold all of its assets and was dissolved.
  From time to time the Company extends demand loans to its officers and directors for the payment of taxes incurred as a result of the Company's Subchapter "S" status. The annual interest rate on such loans is based on the prime rate, and has fluctuated between 8.75% and 8.25% during the last three years. The amount outstanding under such loans for Craig Sloan, Jorge Andrade, John W. Funk and Howard G. Buffett at September 30, 1997 was $590,300, $256,395, $193,950 and $87,057, respectively, and the largest amount outstanding for each individual during 1996 was $518,745, $29,431, $23,423 and $9,979, respectively. The Company also extended similar loans to Larry Sloan, Tom Sloan and Jim Sloan, which were repaid in connection with the Redemption. The largest amounts outstanding under such loans during 1996 were $505,255, $65,916 and $348,081, during 1995 were $579,058, $43,485 and $418,148, and during 1994 were $541,132, $40,800 and $278,565, for Larry Sloan, Tom Sloan and Jim Sloan, respectively. During 1995 and 1994, Craig Sloan advanced loans to the Company for general corporate purposes. These loans, which bore interest at the prime rate, were repaid in full during 1996. The largest amount outstanding under such notes during 1995 and 1994 was $393,803 and $350,409, respectively.

                    DESCRIPTION OF THE NEW CREDIT AGREEMENT

  Concurrently with the consummation of the Offering, the Company entered into an Amended and Restated Credit Agreement (the "New Credit Agreement") with the Bank, which amended the Bank Credit Facility. The New Credit Agreement provides for a revolving credit and letter of credit facility of $40,000,000 terminating in November 2000. The New Credit Agreement bears interest at a floating rate per annum equal to (at the Company's option): (i) 0.55% to 1.45% over LIBOR based on the Company's total debt to EBITDA ratio or (ii) the Bank's prime rate as in effect from time to time. The New Credit Agreement is available for working capital and general corporate purposes. The Company is required under the New Credit Agreement to pay the Bank a facility fee on a quarterly basis. The obligations of the Company under the New Credit Agreement are secured by a security interest in substantially all of the assets and properties of the Company.

  The New Credit Agreement contains a number of covenants that, among other things, restricts the ability of the Company to dispose of assets, incur additional indebtedness, pay dividends or make distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, issue capital stock and form subsidiaries and otherwise restrict certain corporate activities. In addition, the Company is required to comply with specified financial ratios and tests.

  The New Credit Agreement contains various events of default, including defaults relating to payments, breaches of representations, warranties and covenants, certain events of bankruptcy and insolvency, defaults on certain other indebtedness, certain liens and encumbrances on assets, certain events terminating employee benefit plans and certain changes of control of the Company.

                         DESCRIPTION OF THE NEW NOTES

  The Old Notes were issued and the New Notes will be issued under an Indenture dated as of November 1, 1997 (the "Indenture") between the Company and LaSalle National Bank, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. For purposes of this summary, references to the "Company" mean only The GSI Group, Inc. and not any of its subsidiaries. References to the Notes include the New Notes and the Old Notes unless the context otherwise requires.

  Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Indenture will be subject to and governed by the Trust Indenture Act. The following summaries of the material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is incorporated by reference herein. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions" or "Exchange Offer; Registration Rights."

GENERAL

  The New Notes will be unsecured senior subordinated obligations of the Company limited to $100,000,000 aggregate principal amount. The New Notes will be issued solely in exchange for an equal principal amount of outstanding Old Notes pursuant to the Exchange Offer. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any Additional Interest thereon pursuant to certain circumstances under the Registration Rights Agreement and
(iii) holders of New Notes will no longer be entitled to certain other rights under the Registration Rights Agreement. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

  DMC has fully and unconditionally guaranteed payment of the Notes on an unsecured senior subordinated basis. See "--Note Guarantees."

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on November 1, 2007. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing May 1, 1998, to the holders of record of Notes at the close of business on the April 15 and October 15, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2002...........................................................  105.188%
      2003...........................................................  103.458%
      2004...........................................................  101.729%
      2005 and thereafter............................................  100.000%

  Optional Redemption upon Equity Offering. On or prior to November 1, 2000, the Company may, at its option, use the net proceeds of an Equity Offering to redeem up to 35% of the originally issued aggregate principal amount of the Notes, at a redemption price in cash equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that not less than $65.0 million in aggregate principal amount of Notes is outstanding following such redemption. Notice of any such redemption must be given not later than 60 days after the consummation of the Equity Offering.

  As used in the preceding paragraph, an "Equity Offering" means any public or private sale of equity securities (other than Redeemable Capital Stock) of the Company; provided, however, that the proceeds (net of any underwriting discounts or commissions) to the Company from any such private sale of equity securities shall be at least $20.0 million.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that any such redemption made with the net proceeds of an Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC). Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CHANGE OF CONTROL

  The Indenture provides that, following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company will be obligated, not more than 40 or less than 20 business days after the Change of Control Date, to make an offer to purchase (a "Change of Control Offer") all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date. The Company will be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn.

  In order to effect such Change of Control Offer, the Company will, not later than the 40th business day after the Change of Control Date, be obligated to mail to each holder of Notes notice of the Change of Control Offer, which notice will govern the terms of the Change of Control Offer and will state, among other things, the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer will be required to be kept open for a period of at least 20 business days.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of Notes seeking to accept the Change of Control Offer. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "--Events of Default" below.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, in connection with the repurchase of Notes pursuant to a Change of Control Offer, and any violation of the provisions of the Indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed a Default.

SUBORDINATION

  The payment of the principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as described below, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution (excluding any payment or distribution of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of any Designated Senior Indebtedness pursuant to which the maturity thereof may immediately be accelerated beyond any applicable grace period and after receipt by the Trustee from representatives of holders of such Designated Senior Indebtedness of written notice of such default, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permitted equity or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full.

  During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may immediately be accelerated (a "Non-payment Default") and after the receipt by the Trustee from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any assets of the Company of any kind or character (excluding any payment or distribution of certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period will commence upon the receipt of notice of a Non-payment Default by the Trustee from the representatives of holders of Designated Senior Indebtedness and will end on the earlier to occur of the following events: (i) 179 days shall have elapsed since the receipt of such notice of a Non-payment Default (provided that such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period. After the end of any Payment Blockage Period the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period,
(y) there shall be a period of at least 186 consecutive days in each 365-day period when no Payment

Blockage Period is in effect and (z) not more than one Payment Blockage Period with respect to the Notes may be commenced within any period of 365 consecutive days. A Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period cannot be made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days and subsequently recurs.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

  As of September 30, 1997, on a pro forma basis after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, the Company would have had outstanding $6.9 million of Senior Indebtedness. In addition, subsidiaries of the Company would have had outstanding $6.0 million of Indebtedness and other obligations to which holders of Notes would have been effectively structurally subordinated, because the claims of creditors of such subsidiaries effectively will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company and its creditors, including holders of the Notes. The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes, but prohibits the incurrence of any Indebtedness contractually subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes. See "Risk Factors--Subordination."

NOTE GUARANTEES

  DMC has fully and unconditionally guaranteed the Company's obligations under the Notes. In addition, if any Domestic Subsidiary of the Company becomes a Guarantor or obligor in respect of Indebtedness of the Company, the Company's obligations under the Notes will be guaranteed by such Domestic Subsidiary. See "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries." Subject to the subordination provisions described above, if the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, DMC and each other Guarantor, if any, will be obligated to duly and punctually pay the same.

  The Indebtedness evidenced by each Note Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) is subordinated on the same basis to Guarantor Senior Indebtedness (defined with respect to the Indebtedness of any Guarantor) as the Notes are subordinated to Senior Indebtedness. See "--Subordination." As of September 30, 1997, on a pro forma basis, after giving effect to the Offering, the application of the net proceeds therefrom and the DMC Acquisition, DMC had no outstanding Guarantor Senior Indebtedness, however DMC had outstanding $6.0 million of Indebtedness and other obligations to which holders of the Notes would have been effectively structurally subordinated, because of the reasons described above.

CERTAIN COVENANTS

  The Indenture contains the following covenants, among others:

  Limitation on Indebtedness. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to, contingently or otherwise (in each case, to "incur"), the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that (i) the Company and any Guarantor may incur

Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary may incur Acquired Indebtedness, in each case if immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least equal to 2.0:1.0.

  Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, "Permitted Indebtedness"):

    (i) Indebtedness of the Company or any Guarantor under the New Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $50.0 million and (y) the sum of 85% of the consolidated book value of the net accounts receivable and 65% of the consolidated book value of the inventory of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP;

    (ii) Indebtedness under the Indenture, the Notes and the Note Guarantees;

    (iii) Indebtedness of the Company or any Restricted Subsidiary not otherwise referred to in this paragraph that is outstanding on the Issue Date, except Indebtedness repaid with the proceeds of the issuance of the Notes as described under "Use of Proceeds" (which is permitted hereunder);

    (iv) Indebtedness of the Company or any Restricted Subsidiary in respect of bid, payment or performance bonds, bankers' acceptances, letters of credit of the Company or any Restricted Subsidiary and surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (v) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary, and Indebtedness of the Company owed to and held by any other Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Notes;

    (vi) any guarantees of Indebtedness by a Restricted Subsidiary incurred in compliance with the covenant described under "--Limitations on Guarantees by Restricted Subsidiaries";

    (vii) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary covering Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness (a) bears interest at fluctuating interest rates and (b) is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

    (viii) Indebtedness of the Company in respect of Purchase Money Indebtedness in an amount not exceeding $2.0 million incurred in any one fiscal year;

    (ix) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements relating to (a) Indebtedness of the Company or any Restricted Subsidiary and/or (b) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (x) (a) Indebtedness of the Company or any Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of the Company or any Guarantor or any Restricted Subsidiary and (b) Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent the proceeds thereof are used to Refinance Indebtedness of any Restricted Subsidiary that is not a Guarantor, in each case other than the Indebtedness to be Refinanced as described under "Use of Proceeds" herein and Indebtedness incurred under clause (i) or (v) above; provided, however, that, in the case of either clause (a) or (b), (1) the principal amount of Indebtedness incurred pursuant to this clause (x) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of (A) the principal amount of Indebtedness so Refinanced (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness, plus any accreted value attributable thereto since the original issuance of such Indebtedness, plus any accreted value attributable thereto since the issuance date of such Indebtedness), plus (B) the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company or a Restricted Subsidiary, as applicable, as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase, plus (C) the amount of expenses in connection with such Refinancing; and (2) except in the case of Refinancing or replacement of Senior Indebtedness or Guarantor Senior Indebtedness or of any Indebtedness of any Restricted Subsidiary that is not a Guarantor, Indebtedness incurred pursuant to this clause (x) hall not reduce the Average Life to Stated Maturity of Indebtedness so Refinanced;

    (xi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or payment or performance bonds securing any obligations of the Company pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

    (xii) in addition to the items referred to in clauses (i) through (xi) above, additional Indebtedness of the Company or any Restricted Subsidiary not to exceed an aggregate principal amount at any time outstanding of $25.0 million.
  Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to:

    (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions made to the Company or a Restricted Subsidiary and dividends and distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)); or

    (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); or

    (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by a Restricted Subsidiary); or

    (iv) make any Investment (other than a Permitted Investment) in any Person (such payments or Investments described in clauses (i), (ii), (iii) and (iv) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than in cash, being the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

      (A) no Default shall have occurred and be continuing;

      (B) the Company could incur $1.00 of additional Indebtedness by virtue of the Consolidated Fixed Charge Coverage Ratio set forth in the first paragraph of the "Limitation on Indebtedness" covenant described above; and

      (C) the aggregate amount of all Restricted Payments declared or made (and not repaid or reimbursed) from and after the Issue Date would not exceed the sum of (1) 50% of cumulative Consolidated Net Income of the Company during the period (treated as one accounting period) beginning on the first day of the fiscal quarter that includes the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment for which consolidated financial information of the Company is internally available (or, if such cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions in the form of common equity to the Company after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock and Capital Stock to the extent the proceeds from the sale thereof are used to redeem Notes but including Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any Person (other than to a Restricted Subsidiary of the Company) after the Issue Date (excluding the net cash proceeds from any issuance and sale of Capital Stock financed using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment.

  For purposes of the preceding clause (C)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Company at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Company, if any, upon the conversion, exchange or exercise thereof.

  None of the foregoing provisions of this covenant will prohibit:

    (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the provisions of the Indenture;

    (ii) so long as no Default shall have occurred and be continuing or would occur upon the consummation thereof, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net proceeds and the value of any Capital Stock issued in exchange for such retired Capital Stock are excluded from clause (C)(2) of the preceding paragraph;

    (iii) so long as no Default shall have occurred and be continuing or would occur upon the consummation thereof, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (A) Capital Stock (other than Redeemable Capital Stock) of the Company to any Person (other than to a Restricted Subsidiary); provided, however, that any such net cash proceeds and the value of any Capital Stock issued in exchange for Subordinated Indebtedness are excluded from clause (C)(2) of the preceding paragraph; or (B) Indebtedness of the Company or any Restricted Subsidiary so long as such Indebtedness (1) is subordinated to Senior Indebtedness and the Notes or Guarantor Senior Indebtedness and the Note Guarantees of such Guarantor, as the case may be, at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired, and (2) has no Stated Maturity earlier than the Stated Maturity for the final scheduled principal payment of the Notes;

    (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant "--Disposition of Proceeds of Asset Sales";

    (v) the application of the net proceeds of the Offering on the Issue Date, as described under "Use of Proceeds";

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

    (vi) so long as no Default shall have occurred and be continuing or would occur upon the consummation thereof, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or termination of employment (collectively "Repurchase Payments"), in an amount not to exceed $2.0 million in any single fiscal year, provided that to the extent such $2.0 million amount is not utilized in any single fiscal year (beginning in the fiscal year containing the Issue Date) such amount may be utilized in any future fiscal year;

    (vii) so long as no Default shall have occurred and be continuing or would occur upon the consummation thereof, in addition to Repurchase Payments permitted under clause (vi), Repurchase Payments in an amount not to exceed 50% of the sum of (A) Consolidated Net Income plus (B) Consolidated Non-cash Charges minus (C) capital expenditures made by the Company minus (D) other Repurchase Payments previously made pursuant to this clause (vii), in each case determined with respect to the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP for the four full fiscal quarters immediately preceding the date of any such proposed Repurchase Payment for which consolidated financial information of the Company is internally available; provided, however, that prior to making any such Repurchase Payment under this clause (vii) the Company shall have first made an offer to purchase (which offer will be required to be kept open for a period of at least 20 business days after commencement thereof) to all holders of outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such proposed Repurchase Payment (which, if consummated, shall be effected pro rata based upon the aggregate principal amount of such Notes tendered by each holder), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase; and to the extent the amount of such proposed Repurchase Payment exceeds the aggregate amount of Notes tendered by the holders of the Notes pursuant to such offer, the Company may make such Repurchase Payment;

    (viii) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary in an aggregate amount not in excess of $2.5 million at any one time outstanding;

    (ix) so long as no Default shall have occurred and be continuing or would occur upon the consummation thereof, dividends or distributions to Permitted Holders who are also officers or directors of the Company, in an aggregate amount not to exceed $2.0 million in respect of any single fiscal year of the Company;

    (x) payments by the Company in satisfaction of its obligations under the Stockholder Agreements from the proceeds of life insurance policies received by the Company or any Restricted Subsidiary; or

    (xi) so long as the Company remains a Subchapter S corporation under the Internal Revenue Code, the payment of dividends or the making of loans or advances to the holders of the Company's Capital Stock in an amount equal to the Tax Amount (the "Permitted Tax Payments").

  In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, amounts described under the immediately preceding clauses (i), (vi) and (vii) shall be included.

  Limitation on Transactions with Affiliates. The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries, directly or indirectly, to, conduct any business or enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of their respective Affiliates (other than a Restricted Subsidiary so long as no Affiliate of the Company or any beneficial holder of 5% or more of any class or series of Capital Stock of the Company shall beneficially own any Capital Stock in such Restricted Subsidiary) or any beneficial holder of 10% or more of any class of Capital Stock of the Company or any officer or director of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who do not have such a relationship,
(ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $2.0 million, the Company shall have delivered an officers' certificate to the Trustee certifying that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Board of Directors of the Company, including a majority of the disinterested directors, if any, of the Board of Directors of the Company, and (iii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments or value equal to or greater than $5.0 million (or greater than $2.0 million in the event there are no disinterested directors), the Company shall have obtained a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction or series of Affiliate Transactions are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved, as the case may be.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries; (ii) directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) the issue and sale by the Company to its stockholders of Capital Stock (other than Redeemable Capital Stock); (iv) any dividends made in compliance with the provisions described under "--Limitation on Restricted Payments" above; (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, and other loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary in an aggregate amount not in excess of $2.5 million in any fiscal year; and (vi) the incurrence of intercompany Indebtedness permitted pursuant to clause (v) of the second paragraph of "--Limitation on Indebtedness" above.

  Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 75% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time or (C) Capital Stock in any Person which thereby becomes a Restricted Subsidiary whose assets consist primarily of properties and capital assets used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time. The amount of any (i) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange, shall be deemed to be cash for purposes of determining the percentage of cash or Cash Equivalent consideration received by the Company or the Restricted Subsidiaries.

  The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to permanently repay Senior Indebtedness or Indebtedness (for purposes of this clause, a repayment of any amount owing under a revolving credit facility shall be deemed a permanent repayment to the extent the amount represented by such repayment is not drawn upon by the Company for a period of six months after such repayment) of any Restricted Subsidiary that is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, provided, however, that no such repayment shall affect the amount permitted under clause
(i) of the second paragraph of the covenant "--Limitation on Indebtedness," or
(ii) commit in writing within 365 days after the receipt thereof to acquire, construct or improve properties and capital assets to be used in the same line of business as being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days after the receipt thereof.

  To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied (or, in the case of clause (ii) above, committed to be so applied in writing) within 365 days of such Asset Sale as described in clause (i) or (ii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 business days after such 365th day, make an offer to purchase (the "Asset Sale Offer") to all holders of outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase; provided, however, that the Asset Sale Offer shall not be required to be made until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $7.5 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $7.5 million, shall be applied as required pursuant to this paragraph. An Asset Sale Offer will be required to be kept open for a period of at least 20 business days after commencement thereof.

  With respect to any Asset Sale Offer effected pursuant to this covenant, to the extent the aggregate principal amount of Notes tendered pursuant to such Asset Sale Offer exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the holders of the Notes pursuant to such Asset Sale Offer, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act, and any other applicable securities laws or regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Asset Sale Offer occurring as a result of such compliance shall not be deemed a Default.

  Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind, upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, which secure either
(i) Subordinated Indebtedness unless the Notes, in the case of the Company, and the Note Guarantees, if any, are secured by a Lien on such property, assets or proceeds senior in priority to the Liens securing such Subordinated Indebtedness or (ii) Pari Passu Indebtedness unless the Notes, in the case of the Company, and the Note Guarantees, are equally and ratably secured with the Liens securing such Pari Passu Indebtedness.

  Limitation on Other Senior Subordinated Indebtedness. Neither the Company nor any Guarantor shall create, incur, assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the Notes and the Note Guarantees) subordinate in right of payment to any Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is either (i) pari passu in right of payment with the Notes or such Note Guarantee, as the case may be, or (ii) subordinate in right of payment to the Notes or such Note Guarantee, as the case may be, in the same manner and at least to the same extent as the Notes are subordinated to Senior Indebtedness or as such Note Guarantee is subordinated to Guarantor Senior Indebtedness, as the case may be.

  Limitation on Guarantees by Restricted Subsidiaries. The Company shall not cause or permit any of the Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary unless such Domestic Subsidiary (A) is a Guarantor or (B) simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture. Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of such Restricted Subsidiary, or all or substantially all the assets of such Restricted Subsidiary, pursuant to a transaction which is in compliance with the Indenture. The Company may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

  Restrictions on Preferred Stock of Restricted Subsidiaries. The Company shall not sell, and shall not cause or permit any of the Restricted Subsidiaries to issue, any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind, on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except (i) any encumbrance or restriction existing under the security documentation for the New Credit Agreement as in effect on the Issue Date relating to assets subject to a Lien created thereby, and with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date, existing at the time such Person becomes a Restricted Subsidiary (but not created in contemplation thereof); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary; (ii) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (iii) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (iv) any agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (iv) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" above to the extent applicable thereto; and (v) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing the encumbrance or restrictions in the foregoing clauses (i) through (iv); provided, however, that the terms and conditions of any such restrictions permitted under this clause (v) are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness refinanced.

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date; and

    (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Reporting Requirements. So long as any of the Notes are outstanding, the Company will file with the Commission, to the extent then permitted by the Commission, the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company was subject to such Sections, and the Company will promptly provide to the Trustee copies of such reports and documents; provided, however, that if the Company is for any reason unable to make such filings it will make available, upon request, to any holder of Notes or prospective purchaser of Notes, the information specified in Rule 144(A)(d)(4) of the Securities Act.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture provides that the Company shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and that the Company shall not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis for the Company and the Restricted Subsidiary), to any Person or Persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the Surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the Surviving Person of such merger or consolidation, or (B)(1) the Surviving Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(x) in the case of a transaction involving the Company, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, and in each case, the Indenture and the Registration Rights Agreement shall remain in full force and effect, or (y) in the case of a transaction involving a Restricted Subsidiary that is a Guarantor, the Surviving Person shall expressly assume by a supplemental indenture executed and delivered to the Trustee, inform satisfactory to the Trustee, all the obligations of such Restricted Subsidiary under its Note Guarantee and the Indenture and the Registration Rights Agreement, and in each case, such Indenture and the Registration Rights Agreement shall remain in full force and effect; (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, no Default shall have occurred and be continuing; and (iii) the Company, or the Surviving Person, as the case may be, immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "--Limitation on Indebtedness" covenant described above.

  In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, in the case of a transaction described in the first paragraph hereunder, unless it is the other party to the transaction or unless its Note Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Note Guarantee will continue to apply to the obligations of the Company or the Surviving Person under the Indenture.

  Upon any consolidation or merger of the Company or any Guarantor or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or a Guarantor is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes and the Registration Rights Agreement or such Guarantor under the Indenture, the Note Guarantee of such Guarantor and the Registration Rights Agreement, as the case may be, with the same effect as if such successor corporation had been named as the Company or Guarantor, as the case may be, therein; and thereafter, except in the case of (a) a lease or (b) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company or such Guarantor, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes and such Guarantor shall be discharged from all obligations and covenants under the Indenture and the Note Guarantee of such Guarantor, as the case may be.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants described in "-- Limitation on Indebtedness," "--Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated as Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon consummation of such transaction or series of related transactions.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, required purchase, scheduled principal payment or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, continued for 30 days or more; or

    (iii) the Company or any Guarantor fails to comply with any of its obligations described under
  "--Consolidation, Merger, Sale of Assets, Etc.," "--Certain Covenants-- Change of Control" or
  "--Certain Covenants--Disposition of Proceeds of Asset Sales"; or

    (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Note Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (v) default or defaults under one or more agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $7.5 million individually or in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the acceleration of the maturity of such Indebtedness; or

    (vi) any Note Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Note Guarantee in accordance with "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries") and such condition shall have continued for a period of 30 days after notice to the Company by the Trustee; or

    (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $7.5 million either individually or in the aggregate shall have been rendered against the Company or any Restricted Subsidiary or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree, and such judgment is not being appealed by the Company or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

    (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Material Subsidiary of the Company shall have occurred.

  If an Event of Default (other than as specified in clause (viii) with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all such amounts payable in respect of the Notes will become and be immediately due and payable; provided, however, that so long as the New Credit Agreement shall be in force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default under clause (viii) with respect to the Company), any such acceleration shall not be effective until the earlier to occur of (x) five business days following delivery of a notice of such acceleration to the agent under the New Credit Agreement and (y) the acceleration of any Indebtedness under the New Credit Agreement. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (v) shall have occurred and be continuing, such declaration of acceleration will be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid (if permitted by the terms thereof and the Indenture) or the requisite holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company, within 60 days after such declaration of acceleration in respect of the Notes and no other Event of Default has occurred which has not been cured or waived during such 60-day period.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  The Company is required to furnish to the Trustee annual statements as to the performance by the Company and any Guarantor of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten business days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company and any Guarantor with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes at maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior

Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company or any Guarantor has paid all other sums payable under the Indenture by the Company and any Guarantor; and (iii) the Company and each Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company and any Guarantor, when authorized by resolutions of their boards of directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not materially adversely affect the legal rights of any holder; provided, however, that the Company has delivered to the Trustee an opinion of counsel stating that such change does not materially adversely affect the legal rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, any Guarantor and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the holders of the Notes; (ii) reduce the principal amount (or the premium) of any such Note; (iii) reduce the rate of or extend the time for payment of interest on any such Note; (iv) change the place or currency of payment of principal of (or premium) or interest on any such Note; (v) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Note Guarantee in respect thereof or the modification and amendment provisions of the Indenture and the Notes (other than to add section of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder therein affected); (vi) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (vii) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (viii) modify the ranking or priority of any Note or the Note Guarantee in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify

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the subordination provisions of the Indenture in any manner adverse to the holders of the Notes; or (ix) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the Indenture.

  The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company and any Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Notes, on behalf of all holders of the Notes, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an optional redemption or repurchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note that is affected.

GOVERNING LAW

  The Indenture, the Notes and the Note Guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person becomes a Restricted Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Restricted Subsidiary).

  "Affiliate" means, with respect to any specified Person (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 10% or more of any class or series of such Person's, or the parent of such Person's, capital stock or any officer, director or affiliate of any such other Person or (iii) with respect to any other natural Person, any Person having a relationship with such other person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Affiliate Transaction" has the meaning set forth under "--Limitation on Transactions with Affiliates."

  "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary or will be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person, or any division or line of business of such Person, or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" will not include (a) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets governed by the provisions described under "Consolidation, Merger, Sale of Assets, Etc."; (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with

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

the business of the Company or any Restricted Subsidiary, as the case may be; or (c) any transaction consummated in compliance with "--Certain Covenants-- Limitation on Restricted Payments." For purposes of the covenant described under "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million.

  "Asset Sale Offer" has the meaning set forth under "--Disposition of Proceeds of Asset Sales."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participation, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of not more than one year issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of not more than one year of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of not more than one year issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause
(ii) above.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders or their successors and assigns who are Affiliates of the Permitted Holders, members of their families and their heirs and executors, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% of the total voting power of the then outstanding Voting Stock of the Company; (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than any such transaction where the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction); or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were

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

either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Change of Control Offer" has the meaning set forth under "--Change of Control."

  "Consolidated Cash Flow Available for Fixed Charges" means, for any period,
(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) to the extent reducing Consolidated Net Income, Consolidated Non-cash Charges, (c) to the extent reducing Consolidated Net Income, Consolidated Interest Expense, and
(d) to the extent reducing Consolidated Net Income, Consolidated Income Tax Expense less (ii) (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in any prior period.

  "Consolidated Fixed Charge Coverage Ratio" means the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which consolidated financial information of the Company is internally available (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for such Four Quarter Period. For purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" will be calculated, without duplication, after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, (ii) an adjustment to eliminate or include, as applicable, the Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges of the Company directly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period and (iii) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this definition of "Consolidated Fixed Charge Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date shall be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. If the Company or any Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above definition will give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense; and (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of the Company.

  "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, plus any Permitted Tax Payments made during such period.

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

  "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount attributable to such period, (ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all capitalized interest and all accrued interest, and (b) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period and as determined on a consolidated basis in accordance with GAAP, minus amortization of deferred financing costs and expenses.

  "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income (or loss) of the Company and the Restricted Subsidiaries allocable to minority interests in unconsolidated Persons, except to the extent that cash dividends or distributions are actually received by the Company or one of the Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with the Company or one of the Restricted Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) gains or losses in respect of any Asset Sales by the Company or one of the Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders and (vii) any Permitted Tax Payments made during such period.

  "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

  "covenant defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Defeasance" has the meaning set forth under "--Defeasance or Covenant Defeasance of Indenture."

  "Designated Senior Indebtedness" means (a) all Senior Indebtedness outstanding under the New Credit Agreement and (b) any other Senior Indebtedness which, at the time of determination, is specifically designated in the instrument governing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "DMC" means the David Manufacturing Company, an Iowa corporation, and a wholly-owned subsidiary of the Company.

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

  "Domestic Subsidiary" means a Restricted Subsidiary organized under the laws of the United States, any State or territory thereof or the District of Columbia.

  "Equity Offering" has the meaning set forth under "--Optional Redemption-- Optional Redemption upon Equity Offering."

  "Event of Default" has the meaning set forth under "--Events of Default."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Existing Leases" means the Master Equipment Lease Agreement dated as of June 7, 1994 by and between Keycorp Leasing Ltd. and the Company and the Master Equipment Lease Agreement dated December 19, 1996 by and between Fleet Capital Corporation and the Company.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith evidenced by a board resolution thereof delivered to the Trustee.

  "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the Issue Date and are consistently applied.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Guarantor" means each Domestic Subsidiary formed, created or acquired before or after the Issue Date, required to become a Guarantor after the Issue Date pursuant to "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

  "Guarantor Senior Indebtedness" means, with respect to the Indebtedness of any Guarantor, any such Indebtedness represented by a guarantee by such Guarantor of any Senior Indebtedness.

  "incur" has the meaning set forth in "--Certain Covenants--Limitation on Indebtedness." "incurrence," "incurred" and "incurring" shall have the meanings correlative to the foregoing.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding (provided, that any future payment obligations of the Company issued by the Company in accordance with the Stockholder Agreements shall not be "Indebtedness" hereunder, if such obligations are expressly subordinated to the Notes; and provided, further, that no cash payments may be made by the Company in respect of such future payment obligations to the extent such payments do not violate the limitations set forth in "--Limitation on Restricted Payments"), (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (vi) all guarantees of Indebtedness by such Person, provided, however, that any such guarantee shall not be deemed Indebtedness unless the Company shall have received a demand for payment thereunder and the Company shall have failed to make such payment within ten business days of the date required for payment, (vii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (viii) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such Person, and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value is to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or any other arrangement involving payments by or to such Person based upon fluctuations in interest rates.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with the Company's normal trade practices. In addition to the foregoing, any foreign exchange contract, currency swap, Interest Rate Protection Obligation or similar agreement shall constitute an Investment.

  "Issue Date" means the original issue date of the Old Notes under the Indenture.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, cessation and transfer, lease of real property, assignment for security, claim, deposit arrangement, or preference or priority or other encumbrance upon or with respect to any property of any kind, whether real, Personal or mixed, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Material Subsidiary" means any Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act (as such regulation is in effect on the Issue Date).

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "New Credit Agreement" means the Credit Agreement between the Company and LaSalle National Bank, as in effect on the Issue Date, and as such agreement may be amended, renewed, extended, substituted, refinanced, replaced, supplemented or otherwise modified from time to time, and includes (a) related notes, guarantees and other agreements executed in connection therewith and
(b) any agreement (i) extending the maturity of all or any portion of the Indebtedness thereunder, (ii) adding additional borrowers or guarantors thereunder and (iii) increasing the amount to be borrowed thereunder; provided, however, that in the case of clauses (i), (ii) and (iii), any such agreement is not prohibited by the Indenture.

  "Note Guarantee" means a guarantee by a Guarantor of the Notes and the Company's obligations under the Indenture.

  "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor ranking pari passu in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable.

  "Permitted Holders" means Craig Sloan, Jorge Andrade, John W. Funk and Howard G. Buffett or their successors and assigns who are Affiliates of the Permitted Holders, members of their families and their heirs or executors.

  "Permitted Indebtedness" has the meaning set forth under "--Certain Covenants--Limitation on Indebtedness."

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations and Currency Agreements; and (e) Investments not to exceed $15.0 million in the aggregate outstanding at any time.

  "Permitted Tax Payments" has the meaning set forth under "--Certain Covenants--Limitations on Restricted Payments."

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

  "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, plant or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

  "Redeemable Capital Stock" means any class or series of Capital Stock to the extent that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity, provided the Capital Stock subject to the Stockholder Agreements shall not be deemed Redeemable Capital Stock.

  "Reference Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

  "Refinance" means, with respect to any Indebtedness, any refinancing, redemption, retirement, renewal, substitution, replacement, extension or refunding of such Indebtedness.

  "Restricted Payment" has the meaning set forth under "--Certain Covenants-- Limitation on Restricted Payments."

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a board resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a board resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Securities Act" mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Indebtedness of the Company. Without limiting the generality of the foregoing, "Senior Indebtedness" will include
(a) the principal of, premium, if any, and interest (including interest that would accrue but for the filing of a petition initiating any proceeding under any state or federal bankruptcy laws, whether or not such claim is allowable in such proceeding) on all obligations of every nature of the Company from time to time owed to the lenders under the New Credit Agreement, including, without limitation, principal of and interest on, and all fees and expenses payable under the New Credit Agreement and (b) amounts owing under the Existing Leases. Notwithstanding the foregoing, "Senior Indebtedness" shall not include, to the extent constituting Indebtedness, (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the New Credit Agreement or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (v)), (vi) Indebtedness of or amounts owed by the Company for compensation to employee or for services rendered to the Company, (vii) any liability for federal, state, local or other taxes owed or owing by the Company, (viii) Indebtedness of the Company to a Subsidiary of the Company,
(ix) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (x) any obligation to purchase Capital Stock under the Stock Purchase Agreements.

  "Stated Maturity" means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

  "Stockholder Agreements" means each of the Stock Restriction and Buy-Sell Agreements, made as of June 6, 1996 by and between each of the Permitted Holders and the Company with respect to the Company's voting Capital Stock, as amended, and the Stock Restriction and Buy-Sell Agreement made as of January 1, 1997 among the Company, the Permitted Holders and other persons named therein with respect to the Company's non-voting Capital Stock, as amended.

  "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor which is expressly subordinated in right of payment to the Note Guarantee of such Guarantor.

  "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding shares of Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of the shares of Voting Stock are at the time, directly or indirectly, owned by such first named Person.

  "Surviving Person" means, with respect to any Person involved in any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets as an entirety, the Person formed by or surviving such merger or consolidation or the Person to which such sale, assignment, conveyance, transfer or lease is made.

  "Tax Amount" means, with respect to any period, without duplication, the amount of taxable income of any Person attributable to the income of the Company and its Restricted Subsidiaries for such period multiplied by the highest marginal combined federal, state and local tax rates applicable to individuals during such period.

  "Transaction Date" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio".

  "Unrestricted Subsidiary" means a Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Unutilized Net Available Proceeds" has the meaning set forth under "-- Certain Covenants--Disposition of Proceeds of Asset Sales."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

  The Old Notes offered and sold to qualified institutional buyers (as defined under Rule 144A) ("QIBs") were each registered in book-entry form, are represented by a global note in fully registered form without interest coupons, which was deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate.

  The Old Notes offered and sold to persons outside the United States who received such Old Notes pursuant to sales in accordance with Regulation S were each initially represented by a global note certificate in fully registered form without interest coupons (the "Offshore Global Old Note"). The Offshore Global Old Note was deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. Prior to the expiration of the "40-day restricted period" within the meaning of Rule 903 of Regulation S, transfers of interest in the Offshore Global Old Note were only effected through records maintained by DTC, Cedel Bank, societe anonyme ("Cedel") or Euroclear System ("Euroclear").

  The certificates representing the New Notes will be issued in fully registered form without interest coupons. Except as described below, the New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co as DTC's nominee, in the form of a global New Note certificate (the "Global New Note") or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate between DTC and the Trustee.

  Holders of New Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global New Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated New Note ("Certificated New Note"). Upon the transfer of any Certificated New Note initially issued to a Non-Global Holder, such Certificated New Note will, unless the transferee requests otherwise or the Global New Note has previously been exchanged in whole for Certificated New Notes, be exchanged for an interest in the Global New Note.

  THE GLOBAL NEW NOTE. The Company expects that, pursuant to procedures established by DTC, (a) upon deposit of the Global New Note, DTC or its custodian will credit on its internal system the principal amount at maturity of New Notes of the individual beneficial interests represented by such Global New Note to the respective accounts of persons who have accounts with DTC and
(b) ownership of beneficial interests in the Global New Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined herein)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global New Note will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global New Note directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the New Notes represented by such Global New Note for all purposes under the Indenture. No beneficial owner of an interest in the Global New Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the New Notes.

  Payments of the principal of or premium and interest on the Global New Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global New Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global New Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  Transfers between Participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in federal funds. If a holder requires physical delivery of a Certificated New Note for any reason, including to sell New Notes to persons in states that require physical delivery of the New Notes or to pledge such securities, such holder must transfer its interest in the Global New Note in accordance with normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global New Note are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global New Note for Certificated New Notes, which it will distribute to its Participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interest in the Global New Notes among Participants of DTC, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear and Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  CERTIFICATED NEW NOTES. Interests in the Global New Note will be exchangeable or transferable, as the case may be, for Certificated Notes if
(i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global New Note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated New Notes to be delivered.

                              REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement with the Initial Purchasers, the Company agreed to file with the Commission the Exchange Offer Registration Statement of which this Prospectus is a part on an appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 180 days after the Issue Date, (iii) any holder of Old Notes notifies the Company within a specified time period that (a) due to a change in applicable law or Commission policy it is not entitled to participate in the Exchange Offer, (b) due to a change in applicable law or Commission policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Old Notes acquired directly from the Company or (iv) the holders of a majority of the Old Notes may not resell the New Notes to be acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined herein) by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), (v) such Old Note shall have been otherwise transferred by the holder thereof and a New Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Old Note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such Old Note ceases to be outstanding.

  Under existing Commission interpretations, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker-dealers in connection with resales of the New Notes. The Company has agreed, for period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the Exchange Offer. A broker-dealer who delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that: (i) the holder is not an "affiliate" of the Company as defined in Rule 405 of the Securities Act, (ii) the holder is not a broker-dealer that acquired Old Notes directly from the Company in order to resell them pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, (iii) the holder will acquire the New Notes in the ordinary course of business and (iv) the holder is not participating, and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes.

  If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

  The Registration Rights Agreement provides that (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date,
(ii) unless the Exchange

Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement remain effective until the closing of the Exchange Offer, (iv) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 180 days after the Issue Date, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (v) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement prior to the later of (a) 120 days after the Issue Date or (b) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such obligation arises; provided, that if the Company has not consummated the Exchange Offer within 180 days of the Issue Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Issue Date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. A holder of Old Notes who intends to sell such Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling securityholder in the related prospectus and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement applicable to such holder (including certain indemnification and contribution obligations).

  If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) the Company fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the interest rate on the Transfer Restricted Notes will accrue at a rate per annum equal to an additional one quarter of one percent (0.25%) of the principal amount of the Notes upon the occurrence of each Registration Default, which rate will increase by one quarter of one percent (0.25%) each 90-day period that such Additional Interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all Registration Defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax considerations of the issuance of New Notes and the Exchange Offer. This summary does not discuss all aspects of federal income taxation that may be relevant to particular holders of Note, especially in light of a holder's personal investment circumstances, or to certain types of holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. This discussion is limited to those holders who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

  EXCHANGE OFFER. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as a taxable "exchange" because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no gain or loss to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

  INTEREST. A holder will be required to include in gross income the stated interest on the Old Notes or the New Notes in accordance with the holder's method of tax accounting.

  TAX BASIS. Generally, a holder's tax basis in an Old Note will initially be the holder's purchase price for the Old Note and will be decreased by the amount of any principal payments received. If a holder exchanges an Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the holder's tax basis in the Old
Note immediately prior to the exchange.

  SALE OR REDEMPTION. The sale, exchange, redemption or other disposition of an Old Note or a New Note (other than pursuant to the Exchange Offer) generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of an Old Note or a New Note (other than in respect of accrued interest thereon) and (ii) the holder's adjusted tax basis in such Old Note or New Note. Such gain or loss generally will be capital gain or loss, provided that the holder has held the Note as a capital asset. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to taxation of capital gains of taxpayers other than corporations. In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains has been lowered to 20% from the previous 28% rate for most capital assets (including the Old or New Notes) held for more than 18 months. For taxpayers in the 15% regular tax bracket, the maximum tax rate on long-term capital gains in now 10%. Capital gain on such assets for non-corporate holders having a holding period of more than one year but not more than 18 months will be subject to a maximum tax rate of 28%. The holding period of each New Note would include the holding period of the Old Notes exchanged therefor.

  PURCHASERS OF NOTES AT OTHER THAN ORIGINAL ISSUANCE. The foregoing summary does not discuss special rules which may affect the treatment of purchasers that acquire Notes other than at original issuance, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." Any such Purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership and disposition of Old Notes and the New Notes.

  BACKUP WITHHOLDING. Unless a holder or other payee provides its correct taxpayer identification number (employer identification number or social security number) to the Company (as payor) and certifies that such number is correct, under the federal income tax backup withholding rules, generally 31% of (1) the interest paid on the Notes, and (2) proceeds of sale or other disposition of the Notes must be withheld and remitted to the United States Department of the Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain exchanging holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status.

  Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

  THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF NOTES OR NEW NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

  Pursuant to the Exchange Offer, each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date.

  The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such Participating Broker-Dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that reasonably requests such documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the issuance of the Notes offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

  The balance sheet of DMC as of October 31, 1996, and the statements of income, stockholders' equity and cash flows for the year then ended included herein and elsewhere in this Prospectus, have been audited by McGladrey & Pullen, LLP, independent public accountants, as stated in their report appearing herein and are included herein in reliance and upon the authority of said firm as experts in giving said reports.

  In 1996, for business reasons, the Company's Board of Directors approved the dismissal of Arthur Andersen LLP, which had been the Company's principal accounting firm for fiscal 1992 through fiscal 1995, and the appointment of Geo. S. Olive & Co., LLC. Following the completion of the 1996 audit, the Board approved the reappointment of Arthur Andersen LLP as the Company's principal accounting firm. None of the reports on the Company's financial statement prepared by either Arthur Andersen LLP or Geo. S. Olive & Co., LLC contained an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with either Arthur Andersen LLP or Geo. S. Olive & Co., LLC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure through the date of its dismissal.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THE GSI GROUP, INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements:
Report of Independent Public Accountants.................................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996.............   F-3
Consolidated Statements of Income for the years ended December 31, 1994,
 1995 and 1996...........................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1994, 1995 and 1996........................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996.....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of December 31, 1996 and
 September 30, 1997......................................................  F-15
Condensed Consolidated Statements of Income for the nine months ended
 September 30, 1996 and 1997.............................................  F-16
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1996 and 1997.............................................  F-17
Notes to Condensed Consolidated Financial Statements.....................  F-18
DAVID MANUFACTURING CO.
Independent Auditor's Report.............................................  F-20
Balance Sheets as of October 31, 1996 and as of September 30, 1997
 (unaudited).............................................................  F-21
Statements of Income for the year ended October 31, 1996 and for the eleven months ended
 September 30, 1997 and 1996 (unaudited).................................  F-22
Statements of Stockholders' Equity for the year ended October 31, 1996 and for the eleven months ended September 30, 1997 (unaudited)..........  F-23
Statements of Cash Flows for the year ended October 31, 1996 and for the eleven months ended September 30, 1997 and 1996 (unaudited).............  F-24
Notes to Financial Statements............................................  F-25

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The GSI Group, Inc.:
  We have audited the accompanying consolidated balance sheets of The GSI Group, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The GSI Group, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois
October 15, 1997

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           ASSETS                              1995     1996
                           ------                             ------- --------
Current Assets:
  Cash and cash equivalents.................................. $   938 $  1,490
  Net assets of discontinued business........................   8,464      --
  Accounts receivable, net...................................  11,879   18,453
  Inventories, net...........................................  17,795   19,805
  Current portion of notes receivable........................     559      154
  Other......................................................     812    3,736
                                                              ------- --------
    Total current assets.....................................  40,447   43,638
Notes Receivable, less current portion.......................   2,681    1,127
Property, Plant and Equipment, net...........................  22,075   22,106
Other Assets.................................................   1,218      701
                                                              ------- --------
    Total assets............................................. $66,421 $ 67,572
                                                              ======= ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current Liabilities:
  Accounts payable........................................... $ 9,249 $  7,071
  Dividend payable...........................................     --     5,526
  Accrued expenses...........................................   4,889    8,558
  Customer deposits..........................................   5,466    3,892
  Note payable to bank.......................................  10,797      --
  Current maturities of long-term debt.......................   1,961    3,339
                                                              ------- --------
    Total current liabilities................................  32,362   28,386
                                                              ------- --------
Long-Term Debt, less current maturities......................  21,172   44,567
                                                              ------- --------
Stockholders' Equity:
  Common stock, $.01 par value, voting (authorized 2,000,000 shares--1995, 6,900,000 shares--1996; issued--1,800,000
   shares--1995, 1,800,000 shares--1996).....................      18       18
  Common stock, $.01 par value, non-voting (authorized
   200,000 shares--1995, 1,100,000 shares--1996; issued--no
   shares--1995, 200,000 shares--1996).......................     --         2
  Paid-in capital............................................     182    2,473
  Retained earnings..........................................  12,687   17,659
  Treasury stock, at cost....................................     --   (25,533)
                                                              ------- --------
    Total stockholders' equity (deficit).....................  12,887   (5,381)
                                                              ------- --------
    Total liabilities and stockholders' equity............... $66,421 $ 67,572
                                                              ======= ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 1994       1995       1996
                                               ---------  ---------  ---------
Net sales..................................... $ 130,852  $ 141,191  $ 178,537
Cost of sales.................................   106,037    115,004    135,696
                                               ---------  ---------  ---------
    Gross profit..............................    24,815     26,187     42,841
Selling, general and administrative expenses..    19,497     22,176     28,787
                                               ---------  ---------  ---------
    Operating income..........................     5,318      4,011     14,054
Other income (expense):
  Write-off of affiliate receivable...........       --      (3,423)       --
  Interest expense............................    (1,934)    (2,894)    (3,590)
  Other, net..................................       461        548        517
                                               ---------  ---------  ---------
    Income (loss) before discontinued
     operation and extraordinary item.........     3,845     (1,758)    10,981
Discontinued operation:
  Loss from operations of discontinued
   business...................................      (554)    (2,562)       --
  Gain (loss) on sale of discontinued
   business...................................       --       2,842       (482)
                                               ---------  ---------  ---------
    Income (loss) before extraordinary item...     3,291     (1,478)    10,499
Extraordinary item:
  Loss on early extinguishment of debt........      (279)       --         --
                                               ---------  ---------  ---------
    Net income (loss)......................... $   3,012  $  (1,478) $  10,499
                                               =========  =========  =========
Earnings per share:
  Continuing operations....................... $    2.14  $   (0.98) $    5.78
  Discontinued operations.....................     (0.31)       .16      (0.25)
  Extraordinary item..........................     (0.16)       --         --
                                               ---------  ---------  ---------
    Net income (loss)......................... $    1.67  $   (0.82) $    5.53
                                               =========  =========  =========
Weighted average common and common equivalent
 shares outstanding........................... 1,800,000  1,800,000  1,900,000
                                               =========  =========  =========


  The accompanying notes to financial statements are an integral part of these statements.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               COMMON STOCK                                          TREASURY STOCK
                     ---------------------------------                      ----------------------------------
                          VOTING          NONVOTING                               VOTING          NONVOTING
                     ------------------ -------------- ADDITIONAL           ------------------  --------------     TOTAL
                       SHARES           SHARES          PAID-IN   RETAINED                                     STOCKHOLDERS'
                       ISSUED    AMOUNT ISSUED  AMOUNT  CAPITAL   EARNINGS   SHARES    AMOUNT   SHARES  AMOUNT    EQUITY
                     ----------  ------ ------- ------ ---------- --------  --------- --------  ------- ------ -------------
Balance, December
 31, 1993..........         750   $--       --   $--        200   $12,905         --  $    --       --   $--      $13,105
Dividends..........         --     --       --    --        --     (1,752)        --       --       --    --       (1,752)
Net income.........         --     --       --    --        --      3,012         --       --       --    --        3,012
                     ----------   ----  -------  ----    ------   -------   --------- --------  -------  ----     -------
Balance, December
 31, 1994..........         750    --       --    --        200    14,165         --       --       --    --       14,365
Stock exchange and
 recapitalization--
 Stock issue
  retired..........        (750)   --       --    --       (200)      --          --       --       --    --         (200)
 New stock issue...   1,800,000     18      --    --        182       --          --       --       --    --          200
Net loss...........         --     --       --    --        --     (1,478)        --       --       --    --       (1,478)
                     ----------   ----  -------  ----    ------   -------   --------- --------  -------  ----     -------
Balance, December
 31, 1995..........   1,800,000     18      --    --        182    12,687         --       --       --    --       12,887
 Treasury stock
  purchased........  (1,460,158)   (15)     --    --         15       --    1,460,158  (25,490)     --    --      (25,490)
 Stock split--
   Voting common
    stock..........     785,158      8      --    --         26       --    3,373,494      (34)     --    --          --
   Non-voting
    common stock...         --     --   200,000     2         7       --          --       --   859,316    (9)        --
 Stock sold
  pursuant to four
  purchase
  agreements.......     675,000      7      --    --      2,243       --          --       --       --    --        2,250
 Net income........         --                                     10,499                                          10,499
 Dividends.........         --     --       --    --        --     (5,527)        --       --       --    --       (5,527)
                     ----------   ----  -------  ----    ------   -------   --------- --------  -------  ----     -------
Balance, December
 31, 1996..........   1,800,000   $ 18  200,000  $  2    $2,473   $17,659   4,833,652 $(25,524) 859,316  $ (9)    $(5,381)
                     ==========   ====  =======  ====    ======   =======   ========= ========  =======  ====     =======



  The accompanying notes to financial statements are an integral part of these statements.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                     1994     1995      1996
                                                   --------  -------  --------
Cash Flows from Operating Activities:
  Net income (loss)............................... $  3,012  $(1,478) $ 10,499
  Adjustments to reconcile net income (loss) to
   cash provided by (used in) operating
   activities--
    Depreciation and amortization.................    2,679    3,351     3,153
    (Gain) loss on sales of equipment.............       34       30      (349)
    Write-off of affiliate receivable.............      --     3,423       --
    (Gain) loss on sale of discontinued business..      --    (2,843)      482
    Changes in assets and liabilities--
      Accounts receivable.........................   (5,149)  (4,071)   (7,056)
      Inventories.................................   (3,946)    (453)   (2,010)
      Other current assets........................     (292)    (279)   (2,924)
      Accounts payable............................    2,127    3,027    (2,178)
      Accrued expenses............................    1,305       60     3,669
      Other.......................................    1,720    1,681    (1,575)
                                                   --------  -------  --------
      Net cash flows provided by (used in)
       operating activities.......................    1,490    2,448     1,711
                                                   --------  -------  --------
Cash Flows from Investing Activities:
  Capital expenditures............................  (10,907)  (5,816)   (3,834)
  Proceeds from sale of discontinued business.....      --       --      7,982
  Payments received on notes receivable...........      --       --      2,130
  Other...........................................      117      439     1,998
                                                   --------  -------  --------
      Net cash flows provided by (used in)
       investing activities.......................  (10,790)  (5,377)    8,276
                                                   --------  -------  --------
Cash Flows from Financing Activities:
  Proceeds from former shareholder loans, net.....      --     1,426    17,490
  Proceeds from issuance of long-term debt........   15,000    3,500     4,000
  Payments on long-term debt......................   (8,211)  (3,703)   (2,511)
  Net (payments) borrowings under line-of-credit
   agreement......................................    5,850    3,489    (4,773)
  Proceeds from issuance of common stock..........      --       --      2,250
  Purchase of treasury stock......................      --       --    (25,490)
  Dividends.......................................   (1,752)     --        --
  Other...........................................   (1,668)    (868)     (401)
                                                   --------  -------  --------
      Net cash flows provided by (used in)
       financing activities.......................    9,219    3,844    (9,435)
                                                   --------  -------  --------
Increase (Decrease) in Cash and Cash Equivalents.. $    (80) $   915  $    552
Cash and Cash Equivalents, beginning of year......      103       23       938
                                                   --------  -------  --------
Cash and Cash Equivalents, end of year............ $     23  $   938  $  1,490
                                                   ========  =======  ========

  The accompanying notes to financial statements are an integral part of these statements.

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. NATURE OF OPERATIONS

  The GSI Group, Inc. and its subsidiaries ( the "Company") manufacture grain storage bins and accessories, swine and poultry confinement, ventilation and feeding systems and poultry incubation systems and accessories used primarily in the agricultural industry. The Company's headquarters and main manufacturing facility is in Assumption, Illinois, with other facilities in Illinois and North Carolina. In addition, the Company has operations in Brazil, Malaysia, South Africa, The Netherlands and Mexico.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The consolidated financial statements includes the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all short-term investments with original maturities of three months or less when acquired to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. Cost includes the cost of materials, labor and factory overhead. The cost of those inventories was determined on the last-in, first-out method. Had the inventories been determined on the first-in, first-out method at December 31, 1995 and 1996, the reported value of such inventories would have been increased by $2.8 million and $3.3 million, respectively.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. The cost of property, plant and equipment acquired as part of a business acquisition represents the fair market value of such assets at the acquisition date typically as determined by independent appraisal. Depreciation is provided using the straight-line method by making periodic charges to income over the estimated useful lives of the assets (5-10 years for all property except for depreciable real property, which is depreciated over 25 years).

  Property, plant and equipment under capital leases are amortized over the shorter of the estimated useful life of the asset or the term of the lease.

  Maintenance and repairs are charged to expense as incurred, while major replacements and improvements are capitalized. Maintenance and repair costs were $2.7 million, $2.0 million and $2.1 million for the years ended

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

December 31, 1994, 1995 and 1996, respectively. The cost and accumulated depreciation of items sold or retired are removed from the property accounts and any gain or loss is recorded currently in the consolidated statements of income.

 Research and Development

  Costs associated with research and development are expensed as incurred. Such costs incurred were $1.1 million, $1.4 million and $1.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

 Intangible Assets

  The excess of purchase costs over amounts allocated to identifiable assets and liabilities of businesses acquired ("goodwill") is amortized on the straight-line basis over 40 years. Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business as measured by undiscounted current and expected future operating cash flows of that particular business and expected undiscounted cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related goodwill exceeds the fair value of that goodwill as determined by valuation techniques available in the circumstances.

 Revenue Recognition

  Revenue on all products are recorded when products are completed and shipped.

 Translation of Foreign Currency

  The Company translates the financial statements of its foreign subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." The cumulative translation adjustment and translation loss were immaterial to the consolidated financial statements.

 Earnings Per Share

  Earnings per common share are computed by dividing earnings by the weighted average number of common shares outstanding during each period. See Note 6.

 Income Taxes

  Effective February 1988, an election was filed with the Internal Revenue Service to have taxable income of the Company taxed to the individual owners pursuant to S Corporation provisions of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been recorded. Dividends sufficient to pay the resulting income taxes of the owners are declared and paid as needed. The Company is responsible for certain state taxes.

 New Accounting Pronouncements

  SFAS No. 128, "Earnings Per Share," was issued in February 1997 and will be adopted by the Company effective January 1, 1998. This new pronouncement establishes revised methods for computing and reporting earnings per share. Adoption of this standard will not materially impact previously reported earnings per share.

  SFAS No. 130, "Reporting Comprehensive Income," was issued in July 1997 and will be adopted by the Company effective January 1, 1998. This new pronouncement establishes standards for reporting and display of

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

comprehensive income and its components. Adoption of this standard will not impact the Company's financial position or results of operations.

 Reclassification

  Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

3. DISCONTINUED OPERATIONS

  In 1995, in order to concentrate on its core businesses, the Company made a decision to sell its Heritage Vinyl Products Division ("Division"). The agreement to sell the Division was signed in December 1995 and the sale of the Division closed on January 11, 1996. The sale of the net assets of the Division resulted in net proceeds to the Company of $8.0 million. The gain on the sale was $2.8 million. The Company restated 1994 consolidated financial statements to present continuing operations and the discontinued operations of the Division. A charge of $482,000 was recorded in 1996 to adjust certain retained assets to net realizable value.

4. DETAIL OF CERTAIN ASSETS AND LIABILITIES

                                                            AS OF DECEMBER 31,
                                                            -------------------
                                                              1995      1996
                                                            --------- ---------
                                                              (IN THOUSANDS)
      Allowance for doubtful accounts...................... $     620 $     643
                                                            ========= =========

 Inventories

                                                                 AS OF DECEMBER
                                                                       31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS)
      Raw materials............................................. $ 4,497 $ 3,605
      Work-in-process...........................................   1,466   1,802
      Finished goods............................................  11,832  14,398
                                                                 ------- -------
        Total................................................... $17,795 $19,805
                                                                 ======= =======

 Property, Plant and Equipment

                                                                AS OF DECEMBER
                                                                      31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      Land..................................................... $   472 $   533
      Buildings................................................  11,650  12,565
      Machinery................................................  20,902  21,491
      Furniture and fixtures...................................   4,036   4,132
      Construction-in-progress.................................     241   1,022
                                                                ------- -------
                                                                 37,301  39,743
      Accumulated depreciation.................................  15,226  17,637
                                                                ------- -------
      Property, plant and equipment, net....................... $22,075 $22,106
                                                                ======= =======

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

5. SUPPLEMENTAL CASH FLOW INFORMATION

  The Company paid $2.0 million, $3.2 million and $2.8 million in interest during the years ended December 31, 1994, 1995 and 1996, respectively.

6. COMMON STOCK

  On December 12, 1995, the Company's Directors and stockholders approved an amendment to the Certificate of Incorporation and a Stock Exchange and Recapitalization Agreement. The Certificate of Incorporation was amended from authorizing 10,000 shares, no par value, voting common stock to authorizing 2,000,000 shares, $.01 par value, voting common stock and 200,000 shares, $.01 par value, nonvoting common stock. Accordingly, the outstanding 750 shares, no par value, voting common stock were replaced with 1,800,000 shares, $.01 par value, voting common stock. For earnings per share computations, 1.8 million shares is assumed to have been outstanding for 1995 and prior years.

  On June 6, 1996, a special meeting of the Board of Directors of the Company was convened to execute a series of stock transactions that changed its ownership structure to better position the Company to execute the strategic objectives of senior management. The significant components of the transactions were as follows:

  Stock Authorization--The Certificate of Incorporation was amended to authorize 6,900,000 shares, $.01 par value, voting common stock and 1,100,000 shares, $.01 par value, nonvoting common stock.

  Stock Redemption--The Company entered into Stock Redemption Agreements with three of its stockholders to redeem their stock. The Company purchased, and recorded as treasury stock 1,460,158 shares at a cost of $25.5 million.

  Stock Split--The Company declared a stock split which resulted in the Chief Executive Officer, the Company's sole stockholder at that time, receiving 200,000 shares of $.01 par nonvoting common stock and 785,158 shares of $.01 voting common stock.

  Stock Purchase Agreements--Pursuant to Stock Purchase Agreements entered into with the Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Chief Operating Officer and President, and the Chairman of the Board, such officers purchased an aggregate 675,000 shares of the Company's $.01 voting common stock. In connection with this transaction, the buyers executed Employment Agreements and Stock Restriction and Buy-Sell Agreements that place certain restrictions on their ability to sell the Company's stock.

  On December 31, 1996, the Board of Directors declared a dividend of $2.76 per share, or $5.5 million.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996


7. LONG-TERM DEBT

  Long-term debt at December 31, 1996 and 1995, consists of the following (in thousands):

                                                              1995     1996
                                                             -------  -------
   CIT note payable with interest at 9%, due $117 monthly
    through April, 2000, secured by specific equipment and
    by the joint and several personal guarantees of certain
    stockholders...........................................  $ 5,857  $ 4,594
   Metropolitan Life Insurance Company note payable at
    8.45% at December 31, 1995 and 9.45% at December 31,
    1996, due $24 monthly plus interest with unpaid
    principal due July, 2006, secured by a mortgage on real
    property located in Assumption, Illinois, and by the
    joint but not several personal guarantees of certain
    stockholders...........................................    3,116    2,828
   Citizens National Bank IRB with variable interest at
    6.5% until March, 2000, at which time rate is subject
    to periodic adjustments based on U.S. Treasury Note
    rates, due $14 monthly plus interest with unpaid
    principal balance due April, 2010, secured by certain
    real estate and improvements in Paris, Illinois........    2,375    2,209
   American National Bank IRB with variable interest based
    on prime (6.97% at December 31, 1995 and 6.77% at
    December 31, 1996), due $7 monthly with unpaid
    principal balance due November, 2007, secured by real
    estate and improvements on a specific building in
    Assumption, Illinois and joint and several personal
    guarantees of certain stockholders.....................      986      903
   LaSalle Bank revolving line that has a maximum borrowing
    level ($25,208 at December 31, 1996) based upon
    accounts receivable and inventory and secured by
    accounts receivable, inventories and certain equipment;
    interest is at variable rates based on the lower of
    floating prime rate plus one-half or LIBOR-based rates
    (7.6% to 8.5% at December 31, 1995 and 8.00%, at
    December 31, 1996); outstanding letters of credit
    reduce the overall level of borrowing; at December 31,
    1996, the Company has $3,937 of standby letters of
    credit reducing the overall availability of the line to
    $5,247; this revolving line terminates on May 31, 1998.   20,798   16,024
   LaSalle Bank term note payable with variable interest
    based on floating prime rate plus one or LIBOR-based
    rate (9.25% and 8.53%, respectively, at December 31,
    1996), due $200 quarterly through June, 2001, secured
    by accounts receivable, inventories and certain
    equipment .............................................      --     3,600
   Capital lease on equipment with interest at 8%, due $13
    monthly through March, 1998, secured by the related
    equipment..............................................      359      232
   Various noncompete, license and patent agreement payable
    noninterest-bearing and payable in varying amounts
    through 2003...........................................      439      209
   Notes to former stockholders payable in varying amounts
    each May and November through November, 2006, with
    interest at 8%.........................................      --    17,307
                                                             -------  -------
       Total...............................................   33,930   47,906
   Less--
     Current maturities....................................   (1,961)  (3,339)
     Note payable to bank..................................  (10,797)     --
                                                             -------  -------
       Total long-term debt................................  $21,172  $44,567
                                                             =======  =======

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996


  Maturities of long-term debt during the next five years are as follows (in thousands):

             1997............................. $ 3,339
             1998.............................  19,224
             1999.............................   3,138
             2000.............................   2,147
             2001.............................   2,720
             Thereafter.......................  17,338
                                               -------
               Total.......................... $47,906
                                               =======

  The long-term debt agreements provide for certain restrictive financial and non-financial covenants. The more significant of these covenants require the maintenance of certain levels of working capital, net worth, dividend payments, cash flow coverage and current ownership structure.

  Costs associated with obtaining the debt described above aggregate to $0.3 million and $0.4 million as of December 31, 1995 and 1996, respectively. Amortization of deferred financing costs amounted to $0.1 each year for each of the years ended December 31, 1994, 1995 and 1996. As of December 31, 1995 and 1996, accumulated amortization of such costs was $0.1 million and $0.2 million, respectively.

  The fair value of long-term debt approximates carrying value based on borrowing rates currently available to the Company for borrowing with similar terms and maturities.

8. EMPLOYEE BENEFIT PLANS

  On December 31, 1995, the Company terminated its profit sharing plan. The plan's assets were distributed at the direction of the account holders. Under this plan, the Company's contribution was discretionary. The Company made contributions of $212,000 during 1994 and made no contributions to this plan during 1995.

  On January 1, 1996, the Company created a defined contribution plan covering virtually all full-time employees. Under the plan, Company contributions are discretionary. During 1996, the Company provided a 25% matching contribution up to 1% of the employees' compensation. Employer contributions to this plan were $79,000 during 1996.

  On July 1, 1996, certain employees were granted individual amounts of "gainshares" based on several factors, including experience and responsibilities. This program, which terminates December 31, 1997, provides for participating employees to receive 40% of the pre-tax profits (as defined by the stockholders) that are in excess of 5% of net sales. Each participating employee's portion is calculated based on the number of shares held divided by the total number of shares provided. Total expense for 1996 was $2.3 million.

9. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various legal matters arising in the normal course of business which, in the opinion of management, will not have a material effect on the Company's financial position or results of operations.

  The Company has month by month leases for several buildings and paid rentals in 1995 and 1996 of $131,880 and $592,000, respectively. The Company leases various other items of equipment and vehicles under operating lease arrangements. Total lease expense for the years ended December 31, 1994, 1995 and 1996, was $2.3 million, $3.1 million and $2.1 million, respectively.

                     THE GSI GROUP, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

   Operating lease commitments for the next five years are as follows (in thousands):

        1997............................................................. $1,968
        1998.............................................................  1,739
        1999.............................................................  1,263
        2000.............................................................    824
        2001.............................................................    488
        Thereafter.......................................................    184
                                                                          ======

  The Company has a contract with the Syrian Government to erect a grain handling system. Other current assets include $1.9 million of monies withheld until completion of the project and the meeting of certain performance criteria. Accrued expenses include $0.9 million for supervisory costs and commissions expected to be paid in 1997. The project is anticipated to be completed in late 1997.

10. SEGMENT INFORMATION

  The Company is engaged in the manufacture and sale of equipment for the agricultural industry. The Company's product lines include: grain storage, ventilation and handling equipment; swine feeding, ventilation and confinement systems; and poultry feeding, ventilation, watering and hatching systems. The Company's products are sold primarily to independent dealers and distributors and are marketed through the Company's sales personnel and network of independent dealers. Users of the Company's products include farmers, feed mills, grain elevators and processing plants and poultry and swine integrators. The Company's three largest customers, in total, accounted for approximately 12.4%, 14.9% and 14.2% of sales for the years ended December 31, 1994, 1995 and 1996, respectively. No single customer accounted for more than 10% of net sales in 1996. In 1994 and 1995, one customer together with its affiliate accounted for more than 10% of net sales. Export sales outside the United States represented 20%, 26%, and 31% of the Company's net sales in 1994, 1995 and 1996. Net sales by each major geographic region are as follows (in millions):

                                                             1994   1995   1996
                                                            ------ ------ ------
United States.............................................. $104.4 $104.3 $123.0
Asia.......................................................    5.9   16.2   18.7
Canada.....................................................    9.4    5.6   13.2
Latin America..............................................    7.2    7.5   10.2
Midwest....................................................    1.8    2.7   10.2
Europe.....................................................    1.7    2.0    2.5
All other..................................................    0.5    2.9    0.7
                                                            ------ ------ ------
                                                            $130.9 $141.2 $178.5
                                                            ====== ====== ======

11. RELATED-PARTY TRANSACTIONS

  The Company has various advances to and from stockholders of the Company netting to a $0.3 million receivable and a $0.4 million payable as of December 31, 1995 and 1996, respectively.

  In addition, the Company had a note receivable from Sloan Implement Company, Inc. of $1.9 million as of December 31, 1995. The note was repaid during 1996.

  A significant customer and an affiliate of the Company, Carolina Agri-Systems, Inc. ("CASI"), ceased distribution operations in North Carolina and sold its only other operation, Farmer Boy Ag, Inc. ("FBA") in December 1995. Sales to CASI had averaged $6.0 million per year for 1994 and 1995. As a result of this event,

                     THE GSI GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                               DECEMBER 31, 1996

the Company received from CASI the proceeds from the sale and inventory the Company previously sold to CASI. The remaining receivable due from CASI of $3.4 million was written off in the year ended December 31, 1995. In connection with this transaction, the Company entered into an agreement to lease two facilities that are owned by CASI. Lease payments to CASI during 1996 were $204,000.

  After the sale of FBA noted above, FBA's name was changed to FarmPRO, Inc. ("FarmPRO"). As part of the proceeds of the sale, CASI received a note of $1.4 million from the purchasers of FarmPRO, which was subsequently assigned to the Company. The note receivable is a 10-year note with payments of $30,000 per quarter and bears interest at a rate of 9%. Also in 1995, the Company and FarmPro entered into a long-term supply agreement pursuant to which FarmPRO agreed to purchase 90% of its equipment requirements from the Company. Sales to FarmPRO in 1996 were $12.8 million.

12. UNAUDITED QUARTERLY INFORMATION

                                                FIRST   SECOND   THIRD  FOURTH
                                               QUARTER  QUARTER QUARTER QUARTER
                                               -------  ------- ------- -------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
1995-
  Net sales................................... $23,281  $41,146 $47,491 $29,273
  Gross profit................................   3,604    7,183   9,064   6,336
  Net income (loss)...........................  (1,110)     484   2,155  (3,007)
  Net income (loss) per share.................    (.62)     .27    1.20   (1.67)
                                               =======  ======= ======= =======
1996-
  Net sales................................... $26,051  $46,500 $64,929 $41,057
  Gross profit................................   6,473   11,257  15,260   9,851
  Net income (loss)...........................    (978)   3,745   6,039   1,693
  Net income (loss) per share.................    (.54)    2.08    3.02     .85
                                               =======  ======= ======= =======

14. SUBSEQUENT EVENTS

  In February 1997, the Company completed the acquisition of the assets of Clark Products, Inc. for approximately $1.6 million. This acquisition complements the Company's poultry equipment product line.

  In November 1997, the Company anticipates issuing $100 million of Senior Subordinated Notes ("Notes") which will be due 2007. The Notes will represent unsecured senior subordinated obligations of the Company. The Notes have customary restrictive covenants including restrictions of incurrence of additional indebtedness and limitations on dividends and other payments affecting subsidiaries. Upon occurrence of a change in control (as defined), the Company is required to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  The Company entered into a stock purchase agreement dated October 10, 1997 to acquire all of the capital stock of David Manufacturing Co. ("DMC") for approximately $19.3 million in cash. DMC is a manufacturer and supplier of grain drying and handling equipment. The acquisition, which will be accounted for as a purchase, is expected to close on November 5, 1997.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     DECEMBER 31, SEPTEMBER 30,
                       ASSETS                            1996         1997
                       ------                        ------------ -------------
Current Assets:
  Cash and cash equivalents.........................   $  1,490     $  2,870
  Accounts receivable, net..........................     18,453       30,012
  Inventories, net..................................     19,805       28,600
  Other.............................................      3,890        7,820
                                                       --------     --------
    Total current assets............................     43,638       69,302
Property, Plant and Equipment, net..................     22,106       23,364
Other Assets........................................      1,828        3,438
                                                       --------     --------
    Total assets....................................   $ 67,572     $ 96,104
                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current Liabilities:
  Accounts payable and accrued expenses.............   $ 15,629     $ 23,541
  Dividend payable..................................      5,526        6,074
  Other.............................................      3,892        2,451
  Current maturities of long-term debt..............      3,339        3,381
                                                       --------     --------
    Total current liabilities.......................     28,386       35,447
                                                       --------     --------
Long-Term Debt, less current maturities.............     44,567       59,436
                                                       --------     --------
Stockholders' Equity:
  Common stock, $.01 par value, voting (authorized
   2,000,000 shares--1995, 6,900,000 shares--1996;
   Issued--1,800,000 shares--1995, 1,800,000
   shares--1996)....................................         18           18
  Common stock, $.01 par value, non-voting
   (authorized 200,000 shares--1995, 1,100,000
   shares--1996; issued no shares--1995, 200,000
   shares--1996)....................................          2            2
  Paid-in capital...................................      2,473        2,473
  Cumulative Translation Adjustment.................        --          (411)
  Retained earnings.................................     17,659       24,672
  Treasury stock, at cost...........................    (25,533)     (25,533)
                                                       --------     --------
    Total stockholders' equity......................     (5,381)       1,221
                                                       --------     --------
    Total liabilities and stockholders' equity......   $ 67,572     $ 96,104
                                                       ========     ========

     See accompanying notes to condensed consolidated financial statements.

                        THE GSI GROUP, AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
Net Sales............................................... $  137,479    $171,965
Cost of Sales...........................................    104,489     129,967
                                                         ----------  ----------
    Gross profit........................................     32,990      41,998
Selling, general and administrative expenses............     21,417      25,461
                                                         ----------  ----------
    Operating income....................................     11,573      16,537
Other Income (Expense):
  Interest expense......................................     (2,524)     (3,712)
  Other, net............................................        239         299
                                                         ----------  ----------
    Income from continuing operations...................      9,288      13,124
Discontinued Operations:
Loss on sale of discontinued business...................       (482)        --
                                                         ----------  ----------
    Net income.......................................... $    8,806  $   13,124
                                                         ==========  ==========
Earnings per common share:
  Continuing operations................................. $     4.89  $     6.56
  Discontinued operations...............................      (0.25)        --
                                                         ----------  ----------
  Net income............................................ $     4.64  $     6.56
                                                         ==========  ==========
Weighted average shares outstanding..................... $1,900,000  $2,000,000
                                                         ==========  ==========




     See accompanying notes to condensed consolidated financial statements.

                      THE GSI GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                             -----------------
                                                               1996     1997
                                                             --------  -------
Cash Flows from Operating Activities:
  Net Income................................................ $  8,806  $13,124
  Adjustments to reconcile net income to cash provided by
   (used in) operating activities:
    Depreciation and amortization...........................    2,395    2,366
    Changes in assets and liabilities.......................  (13,655) (13,847)
                                                             --------  -------
        Net cash flows provided by (used in) operating
         activities.........................................   (2,454)   1,643
                                                             --------  -------
Cash Flows from Investing Activities:
  Proceeds from sale of discontinued business...............    8,464      --
  Payments received on notes receivable.....................    2,100      201
  Acquisition of Clark, net of cash acquired................      --    (1,628)
  Capital expenditures......................................   (2,610)  (4,105)
  Other.....................................................      727       67
                                                             --------  -------
        Net cash flows provided by (used in) investing
         activities.........................................    8,681   (5,465)
                                                             --------  -------
Cash Flows from Financing Activities:
  Proceeds from former stockholder loans....................   17,490      --
  Proceeds from issuance of long-term debt..................    4,000      --
  Payments on long-term debt................................   (1,610)  (2,420)
  Net (payments) borrowing under line-of-credit agreement...   (1,080)  16,797
  Proceeds from issuance of common stock....................    2,250      --
  Dividends paid............................................      --    (9,044)
  Purchase of treasury stock................................  (25,490)     --
  Other.....................................................     (109)    (131)
                                                             --------  -------
        Net cash flows (used in) provided by financing
         activities.........................................   (4,549)   5,202
                                                             --------  -------
Increase in Cash and Cash Equivalents.......................    1,678    1,380
Cash & Cash Equivalents, beginning of period................      938    1,490
                                                             --------  -------
Cash & Cash Equivalents, end of period...................... $  2,616  $ 2,870
                                                             ========  =======
Supplemental cash flows disclosure--cash paid for interest.. $  1,938  $ 3,621
                                                             ========  =======


     See accompanying notes to condensed consolidated financial statements.

                     THE GSI GROUP, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for a complete set of financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. As interim periods are not necessarily indicative of the results of operations for a full year, these financial statements should be read in conjunction with the financial statements and notes thereto included in this Offering Memorandum.

  The consolidated financial statements include the accounts of The GSI Group, Inc. and its subsidiaries (the "Company"). All significant intercompany transactions and accounts have been eliminated in the accompanying consolidated financial statements.

NOTE 2--INVENTORIES

  Inventories of the Company consist of the following (in thousands):

                                AS OF DECEMBER 31, 1996 AS OF SEPTEMBER 30, 1997
                                ----------------------- ------------------------
Raw materials..................         $ 3,605                 $ 5,374
Work-in-process................           1,802                   2,836
Finished goods.................          14,398                  20,390
                                        -------                 -------
                                        $19,805                 $28,600
                                        =======                 =======

NOTE 3--ACCOUNTS PAYABLE AND ACCRUED EXPENSES (IN THOUSANDS)

                                AS OF DECEMBER 31, 1996 AS OF SEPTEMBER 30, 1997
                                ----------------------- ------------------------
Accounts payable...............         $ 7,071                 $11,294
Accrued compensation...........             594                   2,379
Other accrued expenses.........           7,364                   9,868
                                        -------                 -------
                                        $15,029                 $23,541
                                        =======                 =======

NOTE 4--ALLOWANCE FOR DOUBTFUL ACCOUNTS (IN THOUSANDS)

                               AS OF DECEMBER 31, 1996 AS OF SEPTEMBER 30, 1997
                               ----------------------- ------------------------
Allowance for Doubtful
 Accounts.....................          $643                    $1,918
                                        ====                    ======

NOTE 5--LONG-TERM DEBT

  Long-term debt of the Company consists of the following (in thousands):

                               AS OF DECEMBER 31, 1996 AS OF SEPTEMBER 30, 1997
                               ----------------------- ------------------------
CIT note payable..............         $ 4,594                 $ 3,541
Metropolitan Life Insurance
 Company note payable.........           2,828                   2,612
Citizens National Bank
 industrial revenue bonds.....           2,209                   2,084
American National Bank
 industrial revenue bonds.....             903                     841
LaSalle Bank revolving line...          16,024                  32,822
LaSalle Bank term note
 payable......................           3,600                   3,000
Capital lease.................             232                     128
Clark note payable............             --                      643
Notes to former stockholders..          17,307                  17,146
Other.........................             209                     --
                                       -------                 -------
  Total debt..................          47,906                  62,817
Less: current maturities......          (3,339)                 (3,381)
                                       -------                 -------
                                       $44,567                 $59,436
                                       =======                 =======

                     THE GSI GROUP, INC. AND SUBSIDIARIES

  The Company maintains a line-of-credit that has a maximum borrowing level of $37.6 million as of September 30, 1997 based upon accounts receivable and inventory and secured by accounts receivable, inventories and certain equipment. Interest is at variable rates based on floating prime rate plus one-half or LIBOR-based rates as of December 31, 1996 and a floating prime rate or LIBOR based rate as of September 30, 1997 (8.75% and 8.00%, respectively, at December 31, 1996 and 8.5% and 7.6%, respectively at September 30, 1997.) Outstanding letters of credit, which reduce the overall level of borrowing, as of December 31, 1996 and September 30, 1997 were $3.9 million each period, respectively which reduces the overall availability of the line to $5.2 million at December 31, 1996 and $0.9 million at September 30, 1997. The line of credit matures on May 31, 1999.

  The Company has a term note payable at variable interest based on a floating prime rate plus one or LIBOR-based rate (9.25% and 8.53%, respectively, at December 31, 1996 and 9.5% and 8.8%, respectively, at September 30, 1997.) The payable is secured by accounts receivable, inventories and certain equipment and is due June, 2001.

  The line-of-credit agreement provides certain restrictive financial and non-financial covenants including maintenance of certain levels of capital spending and cash flow coverage.

NOTE 6--EARNINGS PER SHARE

  Earnings (loss) per common share have been computed based on the weighted average common shares outstanding. Primary and fully diluted earnings (loss) per share are the same.

NOTE 7--SUBSEQUENT EVENTS

  In November 1997, the Company anticipates issuing $100 million of Senior Subordinated Notes ("Notes"), which will be due 2007. The Notes will represent unsecured senior subordinated obligations of the Company. The Notes have customary restrictive covenants including restrictions of incurrence of additional indebtedness and limitations on dividends and other payments affecting subsidiaries. Upon occurrence of a change in control (as defined), the Company is required to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  The Company entered into a stock purchase agreement dated October 10, 1997 to acquire David Manufacturing Co. ("DMC") for approximately $19.3 million in cash. DMC is a manufacturer and supplier of grain drying and handling equipment. The acquisition, which will be accounted for as a purchase, is expected to close on November 5, 1997.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
David Manufacturing Co.
Mason City, Iowa

  We have audited the accompanying balance sheet of David Manufacturing Co. as of October 31, 1996, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of David Manufacturing Co. as of October 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

Mason City, Iowa
December 6, 1996

                            DAVID MANUFACTURING CO.

                                 BALANCE SHEETS

                                                      OCTOBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                      ----------- -------------
                                                                   (UNAUDITED)
                   ASSETS (NOTE 2)
Current Assets
  Cash............................................... $  218,151   $    97,850
  Trade receivables, less allowance for doubtful
   accounts 1996 and 1997 $30,000....................  3,472,120     4,890,787
  Inventories (Note 3)...............................  3,444,971     4,712,794
  Deferred taxes (Note 6)............................    153,645       153,645
  Other..............................................     57,327        47,757
                                                      ----------   -----------
    Total current assets.............................  7,346,214     9,902,833
                                                      ----------   -----------
Property and Equipment
  Land and land improvements.........................    197,506       232,053
  Buildings..........................................  2,660,012     2,899,609
  Machinery and equipment............................  3,103,488     3,899,154
                                                      ----------   -----------
                                                       5,961,006     7,030,816
  Less accumulated depreciation......................  3,528,158     3,938,658
                                                      ----------   -----------
                                                       2,432,848     3,092,158
                                                      ----------   -----------
Patent Rights, at amortized cost.....................    130,264       118,802
                                                      ----------   -----------
                                                      $9,909,326   $13,113,793
                                                      ==========   ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable (Note 2).............................. $  600,000   $   400,000
  Current maturities of long-term debt (Note 2)......    137,952       138,000
  Accounts payable...................................    574,358     1,501,682
  Accrued profit-sharing bonus.......................    147,376       224,000
  Accrued salaries and wages.........................    147,512       233,600
  Accrued vacations..................................    130,920       148,920
  Accrued commissions to affiliated DISC corporation
   (Note 7)..........................................    196,442           --
  Other accrued expenses.............................    237,460       248,786
  Income taxes payable...............................    420,465     1,293,885
                                                      ----------   -----------
    Total current liabilities........................  2,592,485     4,188,873
                                                      ----------   -----------
Long-Term Debt (Note 2)..............................  1,029,692       903,511
                                                      ----------   -----------
Deferred Taxes (Note 6)..............................    126,157       126,157
                                                      ----------   -----------
Commitments and Contingencies (Note 4)
Stockholders' Equity
  Common stock, $100 par value; authorized 100,000
   shares;
   issued 2,465 shares...............................    246,500       246,500
  Retained earnings (Note 2).........................  5,914,492     7,648,752
                                                      ----------   -----------
                                                       6,160,992     7,895,252
                                                      ----------   -----------
                                                      $9,909,326   $13,113,793
                                                      ==========   ===========

                       See Notes to Financial Statements.

                            DAVID MANUFACTURING CO.

                              STATEMENTS OF INCOME

                                                   ELEVEN MONTHS ELEVEN MONTHS
                                       YEAR ENDED      ENDED         ENDED
                                       OCTOBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                          1996         1997          1996
                                       ----------- ------------- -------------
                                                    (UNAUDITED)   (UNAUDITED)
Net sales............................. $24,346,130  $26,012,421   $20,544,144
Cost of goods sold....................  19,030,500   19,630,093    15,757,143
                                       -----------  -----------   -----------
    Gross profit......................   5,315,630    6,382,328     4,787,001
Other operating revenue...............     437,727      438,892       381,264
                                       -----------  -----------   -----------
                                         5,753,357    6,821,220     5,168,265
Selling and administrative expenses,
 including commissions to affiliate,
 October 31, 1996 $196,442; September
 30, 1997 None; September 30, 1996
 $180,000.............................   3,156,012    3,146,843     2,762,046
                                       -----------  -----------   -----------
    Operating income..................   2,597,345    3,674,377     2,406,219
Financial expense, interest...........     398,257      167,368       388,706
                                       -----------  -----------   -----------
    Income before income taxes........   2,199,088    3,507,009     2,017,513
                                       -----------  -----------   -----------
Federal and state income taxes:
  Current.............................     792,298    1,403,000       873,000
  Deferred............................      55,281          --            --
                                       -----------  -----------   -----------
                                           847,579    1,403,000       873,000
                                       -----------  -----------   -----------
    Net income........................ $ 1,351,509  $ 2,104,009   $ 1,144,513
                                       ===========  ===========   ===========
Earnings per common share............. $    548.28  $    853.55   $    464.30
                                       ===========  ===========   ===========
Weighted average common shares
 outstanding..........................       2,465        2,465         2,465
                                       ===========  ===========   ===========


                       See Notes to Financial Statements.

                            DAVID MANUFACTURING CO.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              SHARES OF                 RETAINED
                             COMMON STOCK COMMON STOCK  EARNINGS       TOTAL
                             ------------ ------------ -----------  -----------
Balance, October 31, 1995..     2,465      $ 246,500   $ 4,562,983  $ 4,809,483
 Net income................       --             --      1,351,509    1,351,509
                                -----      ---------   -----------  -----------
Balance, October 31, 1996..     2,465        246,500     5,914,492    6,160,992
 Net income (unaudited)....       --             --      2,104,009    2,104,009
 Dividends on common stock
  ($150 per share)
  (unaudited)..............       --             --       (369,749)    (369,749)
                                -----      ---------   -----------  -----------
Balance, September 30, 1997
 (unaudited)...............     2,465      $ 246,500   $ 7,648,752  $ 7,895,252
                                =====      =========   ===========  ===========



                       See Notes to Financial Statements.

                            DAVID MANUFACTURING CO.

                            STATEMENTS OF CASH FLOWS

                                                     ELEVEN MONTHS  ELEVEN MONTHS
                                        YEAR ENDED       ENDED          ENDED
                                       OCTOBER 31,   SEPTEMBER 30,  SEPTEMBER 30,
                                           1996          1997           1996
                                       ------------  -------------  -------------
                                                      (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities
  Net income.........................  $  1,351,509  $  2,104,009   $  1,144,513
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation.....................       326,228       410,500        304,700
    Amortization.....................        12,504        11,462         11,462
    Provision for doubtful accounts..        64,816           --             --
    (Gain) on sale of equipment......          (540)          --             --
    Deferred taxes...................        55,281           --             --
  Change in assets and liabilities:
    (Increase) in trade receivables..    (1,867,167)   (1,418,667)    (2,925,309)
    (Increase) decrease in
     inventories.....................     2,445,867    (1,267,823)     1,374,877
    (Increase) decrease in other
     current assets..................        (7,549)        9,570         (6,601)
    Increase in accounts payable and
     accrued expenses................       402,744       922,920        983,195
    Increase in income taxes payable.        85,003       873,420        516,595
                                       ------------  ------------   ------------
      Net cash provided by operating
       activities....................     2,868,696     1,645,391      1,403,432
                                       ------------  ------------   ------------
Cash Flows from Investing Activities
  Proceeds from sale of equipment....           550           --             --
  Purchase of property and equipment.      (352,045)   (1,069,810)      (352,559)
                                       ------------  ------------   ------------
      Net cash (used in) investing
       activities....................      (351,495)   (1,069,810)      (352,559)
                                       ------------  ------------   ------------
Cash Flows from Financing Activities
  Borrowings on revolving credit
   agreement.........................    13,950,000    13,740,000     12,450,000
  Payments on revolving credit
   agreement.........................   (15,438,000)  (13,940,000)   (13,225,000)
  Principal payments on other
   borrowings........................      (948,796)     (126,133)      (335,833)
  Cash dividends paid................           --       (369,749)           --
                                       ------------  ------------   ------------
      Net cash (used in) financing
       activities....................    (2,436,796)     (695,882)    (1,110,833)
                                       ------------  ------------   ------------
      Net increase (decrease) in
       cash..........................        80,405      (120,301)       (59,960)
Cash
  Beginning..........................       137,746       218,151        137,746
                                       ------------  ------------   ------------
  Ending.............................  $    218,151  $     97,850   $     77,786
                                       ============  ============   ============
Supplemental Disclosures of Cash Flow
 Information
  Cash payments for:
    Interest.........................  $    420,728  $    144,794   $    396,777
    Income taxes.....................       707,295       529,580        356,405

                       See Notes to Financial Statements.

                            DAVID MANUFACTURING CO.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business: The Company manufactures and sells grain handling and drying equipment to dealers.

    Sales are made on credit terms established by the Company. The Company's customers are concentrated in the agricultural industry and are located throughout the Midwest.

 Significant accounting policies:

    Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

    Inventories: Inventories are valued at the lower of cost, as determined by the last-in, first-out (LIFO) method, or market.

    Property and equipment: Property and equipment is stated at cost. Depreciation is computed primarily by the straight-line method over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
     Land improvements.................................................... 10-20
     Buildings............................................................  7-39
     Machinery and equipment..............................................  3-20

    Patent rights: Patent rights are being amortized by the straight-line method over a period of twelve years and are periodically reviewed for impairment based upon an assessment of future operations to ensure that they are appropriately valued. Accumulated amortization on patent rights totaled $19,798 and $31,260 at October 31, 1996 and September 30, 1997, respectively.

    Warranty claims: Estimated warranty costs are provided at the time of sale of the warranted products.

    Revenue recognition: Revenue is recognized when the products are shipped.

    Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    Earnings per common share: Earnings per common share are determined by dividing net income by the weighted average number of shares outstanding.

    New accounting pronouncements: SFAS No. 128, "Earnings Per Share," was issued in February 1997 and will be adopted by the Company effective January 1, 1998. This new pronouncement establishes revised methods for computing and reporting earnings per share. Adoption of this standard will not materially impact previously reported earnings per share.

    SFAS No. 130, "Reporting Comprehensive Income," was issued in July 1997 and will be adopted by the Company effective January 1, 1998. This new pronouncement establishes standards for reporting and

                            DAVID MANUFACTURING CO.

  display of comprehensive income and its components. Adoption of this standard will not impact the Company's financial position or results of operations.

    Interim Financial Information (unaudited): The financial statements as of September 30, 1997, and for the eleven month periods ended September 30, 1997 and 1996, are unaudited, but in the opinion of management included all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2. PLEDGED ASSETS, NOTE PAYABLE AND LONG-TERM DEBT

  The Company has a revolving line of credit with a bank whereby outstanding borrowings may not exceed the lesser of the borrowing base defined as a percentage of eligible accounts receivable and inventory or $6,250,000. Interest is payable monthly at the bank's base rate plus variable percentage points based on achieving certain financial ratios (currently 9.0%). Outstanding borrowings ($600,000 as of October 31, 1996) are due March 31, 1997. As of October 31, 1996 the remaining available borrowing base on this line of credit was $5,400,000. The line of credit is collateralized by all assets of the Company and the personal guarantees of Mr. Wesley Cagle, Mr. Stephen Wolfe, and Mr. Keith Braun up to $150,000 each, plus interest and all costs of collection. A letter of credit of $250,000 is available as part of the revolving line of credit. The loan agreement contains various restrictions, including restrictions on the payment of dividends, expenditures for property and equipment and the maintenance of various financial ratios including debt to tangible net worth. At October 31, 1996, the Company was in compliance with all loan covenants.

  The Company has a balance due of $1,167,644 on an unsecured contract payable to David M. Murphy. The contract is due in monthly installments of $17,114 including interest at 6.1%, with final payment due October 1, 2003. The contract payable is subordinated to bank debt; however, such subordination will permit payment of principal and interest, so long as no event of default has occurred under the credit agreement.

  Approximate maturities of long-term debt are as follows:

        Year ending October 31:
          1997........................................... $  137,952
          1998...........................................    146,606
          1999...........................................    155,803
          2000...........................................    165,578
          2001...........................................    175,965
        Thereafter.......................................    385,740
                                                          ----------
                                                          $1,167,644
                                                          ==========

  Based on the borrowings rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the note payable approximates its carrying value and the fair value of the long-term debt is approximately $1,065,000.

                            DAVID MANUFACTURING CO.

NOTE 3. INVENTORIES

  The composition of inventories at replacement cost is as follows:

                                                         OCTOBER 31,
                                                            1996
                                                         -----------
        Production materials............................ $1,515,818
        Work in process.................................    965,114
        Finished goods..................................  3,768,042
                                                         ----------
                                                          6,248,974
        Less LIFO reserve...............................  2,804,003
                                                         ----------
                                                         $3,444,971
                                                         ==========

  The liquidation of LIFO inventory quantities during the year ended October 31, 1996, which were carried at the lower of cost prevailing in certain earlier years, resulted in an increase in the net income for the year ended October 31, 1996 of approximately $123,000 or $49.90 per share of common stock.

NOTE 4. PRODUCT LIABILITY INSURANCE

  The Company has $2,000,000 of product liability insurance which requires a $100,000 deductible per claim by the Company. Currently, there are no significant product liability claims outstanding as of October 31, 1996.

NOTE 5. PROFIT-SHARING BONUS PLAN

  The Company has a profit-sharing bonus plan for those employees who meet the eligibility requirements. Substantially all of the Company's full-time employees are covered by the plan. The Company expensed $147,376 during the year ended October 31, 1996.

NOTE 6. INCOME TAX MATTERS

  The components of deferred tax assets and liabilities at October 31, 1996 are as follows:

                                                                         1996
                                                                       --------
     Deferred tax assets:
       Allowance for doubtful accounts................................ $ 12,275
       Inventory uniform capitalization...............................   55,070
       Estimated product liability....................................   12,275
       Accrued vacations..............................................   53,567
       Estimated liability on product warranties......................   20,458
                                                                       --------
                                                                        153,645
     Deferred tax liabilities, property and equipment.................  126,157
                                                                       --------
                                                                       $ 27,488
                                                                       ========

  The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for year ended October 31, 1996:

     Computed expected tax expense.................................... $747,690
     Increase in income taxes resulting from:
       State income taxes, net of federal benefits....................   88,178
       Nondeductible expenses.........................................    2,524
       Other..........................................................    9,187
                                                                       --------
                                                                       $847,579
                                                                       ========

                            DAVID MANUFACTURING CO.

NOTE 7. AFFILIATED COMPANY

  Effective January 1, 1995, the Company became affiliated with the David Service Company, a foreign DISC corporation, as a result of having common stockholders and management. The Company has an agreement with the David Service Company whereby a commission of up to 50% of net export profits can be paid by the Company to the DISC corporation. For the year ended October 31, 1996, the commission expense totaled $196,442.

NOTE 8. UNION REPRESENTATION AT DMC

  After an impasse in negotiations during a five week strike beginning March 13, 1996, replacement workers were hired for those refusing to come back to work under the Company's final offer.

  A petition for a vote of decertification was signed by 51 percent of the workers and submitted by them to the NLRB (National Labor Relations Board). Just prior to the scheduled vote, the Company was sent a letter by the Union stating they were no longer interested in representing the workers at DMC. This negated the vote and left DMC employees without union representation. The workplace is now union free.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY GUARANTOR OR THE EXCHANGE AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ---------------

                               TABLE OF CONTENTS

Available Information......................................................  iv
Prospectus Summary.........................................................   1
Risk Factors...............................................................  13
The Exchange Offer.........................................................  20
Use of Proceeds............................................................  31
Capitalization.............................................................  32
Selected Consolidated Financial Data.......................................  33
Pro Forma Financial Data...................................................  35
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  41
Business...................................................................  46
Management.................................................................  57
Ownership of Capital Stock.................................................  60
Certain Relationships and Related Transactions.............................  60
Description of the New Credit Agreement....................................  64
Description of the New Notes...............................................  65
Book-Entry; Delivery and Form..............................................  91
Registration Rights........................................................  92
Certain Federal Income Tax Considerations..................................  95
Plan of Distribution.......................................................  97
Legal Matters..............................................................  97
Experts....................................................................  97
Index to Consolidated Financial Statements................................. F-1

                                ---------------

 UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $100,000,000

                                      LOGO

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2007

                                ---------------

                                   PROSPECTUS

                                ---------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner be reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, pursuant to Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation, a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article EIGHTH of the Company's Amended and Restated Certificate of Incorporation provides that with respect to threatened, pending or completed actions, suits or proceedings to which any individual is made a party by reason of such individual being or having been a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company has the power to indemnify such persons, provided that such person in general, acted in good faith and in the best interests of the Company.

  The Company maintains a directors' and officers' liability insurance policy which insures directors and officers of the Company and officers of the Company and its subsidiaries for losses as a result of claims based upon their acts or omissions in the discharge of their duties as directors and officers of the Company and its subsidiaries.

  Sections 851 and 856 of the Iowa Business Corporation Act ("IBCA") provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances. DMC's Bylaws provide indemnification for its officers and directors to the extent permitted by the IBCA. DMC's Bylaws also provide that DMC shall indemnify any of its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such directors or officers were parties, because of the fact that such directors or officers are or were directors or officers of DMC, against reasonable expenses incurred by such directors and officers in connection with such proceeding.

  DMC maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  The exhibits filed as part of this registration statement are as follows:

     EXHIBIT NO. EXHIBIT
     ----------- -------
      1.1        Purchase Agreement, dated October 30, 1997, among The GSI
                 Group, Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated
                 and Morgan Stanley & Co. Incorporated.
      3.1        Amended and Restated Articles of Incorporation of The GSI
                 Group, Inc., as amended as of October 23, 1997.
      3.2                                     By-Laws of The GSI Group, Inc.
      3.3        Restated Articles of Incorporation of David Manufacturing Co.,
                 as amended as of February 17, 1987.
      3.4                                 By-Laws of David Manufacturing Co.
      4.1        Indenture, dated November 1, 1997, between The GSI Group, Inc and LaSalle National Bank, as Trustee, including forms of the
                 Old Notes and the New Notes issued pursuant to such Indenture.
      4.2        First Supplemental Indenture, dated December 19, 1997, between
                 The GSI Group, Inc. and LaSalle National Bank, as Trustee,
                 amending Indenture dated November 1, 1997, between The GSI
                 Group, Inc. and LaSalle National Bank, as Trustee, to quailify such Indenture under the Trust Indenture Act of 1939.
      4.3        Second Supplemental Indenture dated December 19, 1997, exe-
                 cuted by David Manufacturing Co., amending Indenture dated No-
                 vember 1, 1997, between The GSI Group, Inc. and LaSalle Na-
                 tional Bank, as Trustee, to add David Manufacturing Co. as a
                 Guarantor under such Indenture.
      4.4        Registration Rights Agreement, dated November 1, 1997, among
                 The GSI Group, Inc., David Manufacturing Co., Merrill Lynch,
                 Pierce Fenner & Smith Incorporated and Morgan Stanley & Co.
                 Incorporated.
      4.5        Agreement of The GSI Group, Inc. to furnish the Securities and
                 Exchange Commission with a copy of certain instruments relat-
                 ing to long-term debt of The GSI Group, Inc. upon request.
      5.1*       Form of Opinion of Mayer, Brown & Platt, dated      , 1998.
     10.1        Credit Agreement, dated as of November 5, 1997, between The
                 GSI Group, Inc., as borrower, and LaSalle National Bank, as lender.
     10.2        Guaranty, dated November 26, 1997, executed by The GSI Group,
                 Inc. in favor of Mercantile Bank National Association.
     10.3        Stock Purchase Agreement, dated November 5, 1997, between and among The GSI Group, Inc., David Manufacturing Company, David
                 Service Company, the Stockholders of David Manufacturing Com-
                 pany and the Stockholders of David Service Company.
     10.4        Lease, dated April 29, 1997, between The GSI Group, Inc. and
                 Richard and Priscilla Perry relating to property located in
                 Mt. Carmel, Illinois.

     EXHIBIT NO. EXHIBIT
     ----------- -------
     10.5        Lease with Option to Purchase, dated July 12, 1996, between
                 The GSI Group, Inc. and Edgar County Bank & Trust Company, as
                 Trustee for Trust No. 455-232 relating to property located in
                 Paris, Illinois.
     10.6*       Lease regarding property located in Nova Odessa, Brazil.
     10.7        Agreement, dated April 9, 1997, between GSI/Cumberland Sdn.
                 Bhd. and Ban Leng Fibre Sdn. Bhd. relating to property located in Penang, Malaysia.
     10.8        Lease Agreement, dated November 1, 1996, between The GSI
                 Group, Inc., successor by acquisition to Clark Products, Inc.
                 and Riddle Valley Industrial Park related to property located in Lenni, Pennsylvania.
     10.9        Asset Purchase Agreement, dated December 20, 1995, by and
                 among The GSI Group, Inc., Jannock, Inc. and Heritage Vinyl
                 Products Inc.
     10.10*      Amended and Restated Employment Agreement, dated as of October
                 2, 1997, between The GSI Group, Inc. and John C. Sloan.
     10.11*      Amended and Restated Employment Agreement, dated as of October
                 2, 1997, between The GSI Group, Inc. and Jorge Andrade.
     10.12*      Amended and Restated Employment Agreement, dated as of October
                 2, 1997, between The GSI Group, Inc. and John Funk.
     10.13*      Amended and Restated Employment Agreement, dated as of October
                 2, 1997, between The GSI Group, Inc. and Howard Buffett.
     10.14       Stock Restriction and Buy-Sell Agreement, dated June 6, 1996, between The GSI Group, Inc. and John C. Sloan, Jorge Andrade,
                 John Funk and Howard Buffett.
     10.15       First Amendment to Stock Restriction and Buy-Sell Agreement,
                 dated July 15, 1996, between The GSI Group, Inc. and John C.
                 Sloan, Jorge Andrade, John Funk and Howard Buffett.
     10.16*      Second Amendment to Stock Restriction and Buy-Sell Agreement,
                 dated October 2, 1997, between The GSI Group, Inc. and John C.
                 Sloan, Jorge Andrade, John Funk and Howard Buffett.
     10.17       Stock Restriction and Buy-Sell Agreement, dated January 1,
                 1997, between The GSI Group, Inc., John C. Sloan, Jorge
                 Andrade, John Funk and Howard Buffett and the Non-Voting
                 Shareholders.
     10.18*      First Amendment to Stock Restriction and Buy-Sell Agreement,
                 dated as of October 2, 1997, between The GSI Group, Inc., John
                 C. Sloan, Jorge Andrade, John Funk and Howard Buffett and the
                 Non-Voting Shareholders.
     10.19*      Stock Restriction and Cross-Purchase Agreement, dated June 6,
                 1996, among John C. Sloan, Jorge Andrade, John Funk and Howard
                 Buffett.
     10.20*      First Amendment to Stock Restriction and Cross-Purchase Agree-
                 ment, dated July 15, 1996, among John C. Sloan, Jorge Andrade,
                 John Funk and Howard Buffett.
     10.21*      Second Amendment to Stock Restriction and Cross-Purchase
                 Agreement, dated as of October 2, 1997, among John C. Sloan,
                 Jorge Andrade, John Funk and Howard Buffett.

     EXHIBIT NO. EXHIBIT
     ----------- -------
     12.1        Computation of Ratio of Earnings to Fixed Charges.
     16.1        Letter of Geo. S. Olive & Co., LLC to the Securities and Ex-
                 change Commission
     21.1        List of Subsidiaries of The GSI Group, Inc.
     23.1        Consent of Arthur Andersen LLP.
     23.2        Consent of McGladery & Pullen, LLP.
     23.3        Consent of Mayer, Brown & Platt (included in their opinion filed as Exhibit 5.1).
     24.1        Powers of Attorney (included as part of the signature page hereof).
     25.1        Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939 of LaSalle National Bank.
     99.1        Form of Letter of Transmittal for the 10 1/4 Senior Subordi-
                 nated Notes due 2007.
     99.2        Guidelines for Certification of Taxpayer Identification Num-
                 bers on Substitute Form W-9.
     99.3        Form of Notice of Guaranteed Delivery.

--------
   *To be filed with an Amendment to the Registration Statement.

  (b) FINANCIAL STATEMENTS SCHEDULES

  Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Consolidated Financial Statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  Each of the undersigned registrants hereby undertakes:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (a) Each of the undersigned registrants hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Each of the undersigned registrants hereby undertakes:

    (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE GSI GROUP, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ASSUMPTION, ILLINOIS ON DECEMBER 22, 1997.

                                          The GSI Group, Inc.

                                          By: /s/ Craig Sloan
                                          _____________________________________
                                          Craig Sloan, Director and Chief
                                           Executive
                                          Officer
  EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JOHN W. FUNK AND RUSS C. MELLO, OR EITHER OF THEM, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE GSI GROUP, INC. AND IN THE CAPACITIES AND ON DECEMBER 22, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


              /s/ Craig Sloan               Director and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
                Craig Sloan

             /s/ John W. Funk               Director, Chief Financial Officer,
___________________________________________   Secretary and General Counsel (Principal
               John W. Funk                   Financial Officer)

             /s/ Jorge Andrade              Director and Chief Operating Officer
___________________________________________
               Jorge Andrade

                                            Chairman of the Board of Directors
___________________________________________
             Howard G. Buffett

             /s/ Russ C. Mello              Vice President, Finance, Assistant
___________________________________________   Secretary and Assistant Treasurer
               Russ C. Mello                  (Principal Accounting Officer)


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE DAVID MANUFACTURING CO. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MASON CITY, IOWA ON DECEMBER 22, 1997.

                                          DAVID MANUFACTURING CO.

                                                    /s/ Dale Colee
                                          By: _________________________________
                                                       Dale Colee,
                                               Director and Chief Executive
                                                         Officer

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JOHN W. FUNK AND RUSS C. MELLO, OR EITHER OF THEM, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE DAVID MANUFACTURING CO. AND IN THE CAPACITIES AND ON DECEMBER 22, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            /s/ Dale Colee                  Director and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
                Dale Colee

          /s/ Stephen Wolfe                 Director, Chief Financial Officer and
___________________________________________   Controller (Principal Financial Officer
               Stephen Wolfe                  and Principal Accounting Officer)

           /s/ Keith Braun                  Director
___________________________________________
                Keith Braun

           /s/ Craig Sloan                  Director
___________________________________________
                Craig Sloan

          /s/ Jorge Andrade                 Director
___________________________________________
               Jorge Andrade

            /s/ John Funk                   Director
___________________________________________
                 John Funk
